Exhibit 4.9

Execution Version

INVESTMENT AGREEMENT

among

COMPANHIA SIDERÚRGICA NACIONAL,

BRAZIL JAPAN IRON ORE CORPORATION,

POSCO,

CHINA STEEL CORPORATION,

CONGONHAS MINÉRIOS S.A.,

and

NACIONAL MINÉRIOS S.A.

Dated November 21, 2014

INVESTMENT AGREEMENT

INDEX

ARTICLE I - DEFINITIONS

ARTICLE II - PREPARATORY ACTIONS TO THE MERGER..........................................

ARTICLE III - SPIN-OFF, MERGER AND MERGER SALE OF SHARES

ARTICLE IV - ACTIONS BETWEEN THE DATE OF EXECUTION EFFECTIVENESS AND THE DATE OF MERGER

ARTICLE V - CONDITIONS PRECEDENT TO THE MERGER AND THE MERGER SALE OF SHARES

ARTICLE VI - EARN OUT                                    ......................................................................

ARTICLE VII - REPRESENTATIONS AND WARRANTIES

ARTICLE VIII- INDEMNIFICATION

ARTICLE IX - APPLICABLE LAW AND DISPUTE RESOLUTION

ARTICLE X - GENERAL

INVESTMENT AGREEMENT

This Investment Agreement (“Agreement”), dated November 21, 2014, is entered into among:

Companhia Siderúrgica Nacional, a publicly-held corporation (sociedade anônima de capital aberto) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 3400, 20th floor, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 33.042.730/0001-04, herein represented pursuant to its by-laws (“CSN”);

Brazil Japan Iron Ore Corporation, a company duly organized and existing under the Laws of Japan, with its head office located at 13th Floor, Itochu Bldg., 5-1, Kita-Aoyama, 2chome, Minato-ku, Tokyo, 107-0061, Japan (“BJIOC”), POSCO, a company incorporated, organized and existing under the Laws of Korea, having its registered office at POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul, 135-777, Korea (“POSCO”), and China Steel Corporation, a corporation organized and existing under the Laws of Republic of China, with head office located at 88 Chenggong, 2nd Roard, Qianzhen, Kaohsiung 80661, Taiwan, Republic of China (“CSC”),

(BJIOC, POSCO and CSC are each individually referred to as “JKTC Party” and collectively referred to as “JKTC Parties” and, jointly with CSN, as “Investors”);

Congonhas Minérios S.A., a closely-held corporation (sociedade anônima de capital fechado) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of Congonhas, State of Minas Gerais, at Estrada Casa de Pedra, without number, part, zip-code 36.415-000, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 08.902.291/0001-15, herein represented pursuant to its by-laws (“Congonhas Minérios” or “Company”); and

Nacional Minérios S.A., a closely-held corporation (sociedade anônima de capital fechado) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of Congonhas, State of Minas Gerais, at Logradouro Casa de Pedra, without number, part, zip-code 36.415-000, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 08.446.702/0001-05, herein represented pursuant to its by-laws (“Namisa”).

(Investors, Congonhas Minérios and Namisa are each individually referred to as “Party” and collectively referred to as “Parties”)

WITNESSETH:

WHEREAS, BJIOC, CSC and POSCO hold forty percent (40%) (“JKTC’s Stake in Namisa”) and CSN holds sixty percent (60%) (“CSN’s Stake in Namisa”) of the voting and total capital stock of Namisa, a company engaged in the mining business;

WHEREAS, Namisa holds class A preferred shares representing ten percent (10%) of the total capital stock of MRS Logística S.A., a publicly-held corporation (sociedade anônima de capital aberto) incorporated, organized and existing under the Laws of Brazil, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 01.417.222/0001-77 (“MRS”);

WHEREAS, CSN is the owner of (i) the assets, rights and liabilities related to iron ore mining and logistic activities listed in Exhibit I, including Casa de Pedra and TECAR (“CSN Iron Ore Division”); (ii) CSN’s Stake in Namisa; (iii) common shares representing seven point fifty nine percent (7.59%) of MRS total outstanding capital stock and class A preferred shares representing one point zero four percent (1.04%) of MRS total outstanding capital stock (“MRS Shares”); and (iv) one common share of MRS bound to the MRS Shareholders’ Agreement, as defined below (“MRS Bound Share” and, together with CSN Iron Ore Division, CSN’s Stake in Namisa and MRS Shares hereinafter jointly referred to as “CSN Establishment”);

WHEREAS, CSN is the owner of ninety-nine point ninety-nine percent (99.99%) of the voting and total capital stock of Congonhas Minérios, a non-operational subsidiary of CSN, to which CSN intends to contribute the CSN Establishment; and

WHEREAS, JKTC Parties and CSN share a mutual interest in consolidating the CSN Establishment and Namisa by means of a merger of Namisa into Congonhas Minérios (“Merger”), in accordance with the terms of this Agreement, thereby increasing the synergies, operating capacity and competitiveness of Namisa and CSN Establishment before the leading companies of this sector,

NOW, THEREFORE, the Investors hereto, together with Namisa and Congonhas Minérios, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1     Meanings. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional CSN Shares” shall have the meaning ascribed to it in Section 3.5.

“Additional CSN Shares Price” shall have the meaning ascribed to it in Section 3.5.

“Adhesion Term” means the document by means of which a Person adheres to the terms of a shareholders’ agreement.

“Affiliate” means, in relation to a Person, any Person or Persons directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Antitrust Approvals” shall have the meaning ascribed to it in Exhibit 5.1(iii).

“Arbitral Tribunal” shall have the meaning ascribed to it in Section 9.2.2.

“Authorization” means any and all authorizations, consents, approvals, orders, resolutions, licenses, concessions, permits, exemptions, filings, waivers, grants, contracts, agreements, certificates, national and/or international certifications, decrees, judicial decisions, injunctions, registries, notary public legalizations or registries issued by any Governmental Authority.

“Best Knowledge” shall mean, with regard to a Person, the actual knowledge of a particular fact or matter that any individual serving as director (membro do conselho de administração) or executive officer (diretor estatutário) of such Person (or in any similar capacity) has, or at any time had, without inquiry or investigation, except to the extent required to comply, during all times while exercising their functions, with Section 153 of the Brazilian Corporate Law.

“BJIOC” shall have the meaning ascribed to it in the preamble.

“BJIOC SPC” shall be the company to be incorporated by BJIOC to receive part of BJIOC’s shares in Namisa, as per Section 3.2(ii). Any reference to BJIOC in this Agreement after the Merger Sale of Shares shall be considered as a reference to BJIOC SPC.

“Board Approvals” shall have the meaning ascribed to it in Section 10.10.

“Brazil” means the Federative Republic of Brazil.

“Brazilian Civil Code” means the Law No. 10.406/2002, as amended.

“Brazilian Corporate Law” means the Law No. 6.404/1976, as amended.

“Brazilian GAAP” means generally accepted accounting principles applicable in Brazil pursuant to which any particular financial statements of a company are prepared, as in effect as at the time such financial statements are prepared.

“Bring Down Supplements” shall have the meaning ascribed to it in Section 3.2.1.

“Business” means the exploitation of iron ore mining activities and associated port transportation infrastructure, in any part of Brazil or abroad, comprising the development of mineral deposits, research, extraction, sale of iron ore and byproducts derived from mining activities, beneficiation, industrialization, transportation (including transportation rendered by third parties), loading, rendering of mining services, import and export of iron ore, as well as the exploitation of any other directly or indirectly related activities, such as the purchase of iron ore and the participation in the corporate capital of other Brazilian and/or foreign companies with a corporate purpose compatible with the activities of the CSN Establishment.

“Business Day” means any day other than a: (a) Saturday, (b) Sunday, (c) a legal holiday (i) in the city of Tokyo, Japan, (ii) in the city of São Paulo, State of São Paulo, Brazil, (iii) in the city of New York, United Sates of America, or (iv) in the city of Seoul, South Korea (for the avoidance of doubt, Exhibit II hereto lists all such legal holidays), or (d) a day on which banking institutions in the cities of Tokyo, São Paulo, New York or Seoul are authorized by Law or order to close.

“By-laws of Congonhas Minérios” means the by-laws of Congonhas Minérios resulting from the Merger substantially in the form attached hereto as Exhibit III.

“B53 Tailing Dam” means [*]1.

“CADE” means the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica).

“Casa de Pedra” means all of CSN’s assets, rights and liabilities listed in Exhibit I that are comprised in or related to the Casa de Pedra mine (as indicated therein), including (i) those arising from the administrative processes ongoing before the DNPM in the name of CSN under No. 043.306/1956 and No. 832.997/2002, (ii) the title to the mine manifest (Manifesto de Mina) No. 234; (iii) the rights over real property related to the exploration and exploitation of the iron ore mine and (iv) the connections to MRS railways.

“Claim” means any action, judicial, administrative or arbitration proceeding, lawsuit, order, judicial or extrajudicial notice, assessment notice, inspections, investigation, default or violation notice, collection notice, procedure, judicial or administrative investigation, presented or brought forward against any JKTC Indemnified Party or CSN Indemnified Party.

“Closing Balance Sheet of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7(i).

“Closing Balance Sheet of Namisa” shall have the meaning ascribed to it in Section 3.7(i).

“Closing Balance Sheets” shall have the meaning ascribed to it in Section 3.7(i).

1Text marked as [*] denotes CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

“Closing Dividends” shall have the meaning ascribed to it in Section 2.1(viii).

“Closing Net Debt of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7(ii).

“Closing Net Debt of Namisa” shall have the meaning ascribed to it in Section 3.7(iii).

“Closing Notice” shall have the meaning ascribed to it in Section 2.3.

“Closing Notice Bring Down Supplements” shall have the meaning ascribed to it in Section 2.3 (vi).

“Closing Notice Date” shall have the meaning ascribed to it in Section 2.3.

“Closing Working Capital of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7(ii).

“Closing Working Capital of Namisa” shall have the meaning ascribed to it in Section 3.7(iii).

“Confidential Information” means the information exchanged by the Investors in the context of the negotiation of the Transaction Documents, the Spin-Off, the Merger and the Merger Sale of Shares, including any data and/or information, whether written or oral, including discoveries, ideas, secrets, and/or information of business, financial, operational, economic, technical, and legal nature and the exchange of correspondence.

“Congonhas Minérios” shall have the meaning ascribed to it in the preamble.

“Congonhas Minérios Excluded Assets” shall have the meaning ascribed to it in Section 2.1(i).

“Congonhas Minérios’ Merger AGE” shall have the meaning ascribed to it in Section 3.2(v).

“Congonhas Minérios’ Merger Balance Sheet” shall have the meaning ascribed to it in Section 2.3(ii).

“Congonhas Minérios Operating Cash” shall have the meaning ascribed to it in Section 5.1(xviii).

“Congonhas Minérios’ Net Debt on the Drop Down Date” shall have the meaning ascribed to it in Section 2.3(iii).

“Congonhas Minérios’ Working Capital on the Drop Down Date” shall have the meaning ascribed to it in Section 2.3(iii).

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled” and “under common Control with”), as used with respect to any Person or group of Persons, means the direct or indirect possession of the right to cast the majority of the votes on the resolutions adopted by the shareholders’ or quotaholders’ meetings and to appoint the majority of the members of the management and the effective use of such powers to direct or cause the direction of the management and policies of a corporation, limited liability company, partnership, association, fund or other business entity, whether through ownership of voting securities, by contract or otherwise.

“CSC” shall have the meaning ascribed to it in the preamble.

“CSN” shall have the meaning ascribed to it in the preamble.

“CSN Establishment” shall have the meaning ascribed to it in the preamble.

“CSN Establishment Drop-Down Valuation Report” shall have the meaning ascribed to it in Section 2.1(vii).

“CSN Establishment Reference Valuation Report” shall have the meaning ascribed to it in Section 2.1(vi)(a).

“CSN Indemnified Parties” and “CSN Indemnified Party” shall have the meaning ascribed to it in Section 8.2.

“CSN Iron Ore Division” shall have the meaning ascribed to it in the preamble.

“CSN Establishment Pro Forma Signing Balance Sheet” shall have the meaning ascribed to it in Section 7.1(r).

“CSN Off-Take Agreement” shall have the meaning ascribed to it in Section 2.1(xi).

“CSN’s Stake in Namisa” shall have the meaning ascribed to it in the preamble.

“CSN Spin-off AGE” shall have the meaning ascribed to it in Section 3.2(iv).

“DARF” means the Federal Revenue Collection Document (Documento de Arrecadação de Receitas Federais).

“Date of Effectiveness” shall have the meaning ascribed to it in Section 10.10.

“Date of Execution” means the first date written above, which is the signing date of this Agreement.

“Date of the Merger” shall have the meaning ascribed to it in Section 3.1.

“Dispute” shall have the meaning ascribed to it in Section 9.2.

“DNPM” shall have the meaning ascribed to it in Section 4.2(viii).

“Drop Dead Date” shall have the meaning ascribed to it in Section 5.3.

“Drop-Down” shall have the meaning ascribed to it in Section 2.1(ix).

“Drop-Down Date” shall have the meaning ascribed to it in Section 2.1(ix).

“Drop-Down Specialized Firm” shall have the meaning ascribed to it in Section 2.1(vii).

“Due Diligence Exercise” shall have the meaning ascribed to it in Section 4.4.

“DVD” shall have the meaning ascribed to it in Section 7.1.1.

“Effective Equity Value at the Liquidity Event” means the pre-money valuation at which the effective amount is raised as a result of, and/or received as payment for the Liquidity Event, ranging between the Minimum Equity Value and the Maximum Equity Value.

“Enterprise Value” means the enterprise value of Congonhas Minérios, on a debt-free, cash-free basis.

“Environment” means living organisms (including humans and ecological systems of which they form part) and the following media, alone or in combination: air (including that within buildings or natural or man-made structures, whether above or below ground), water (including territorial, coastal and inland waters and ground water and drains and sewers) and land (including, without limitation, sediment, sea bed or river bed under any water as described above, surface land and sub-surface land, caves and any natural structures, whether or not manipulated by man) and wildlife (including plants, animals and other biological resources) and (for the avoidance of doubt) includes any of the above that forms part of a relevant Person's own property.

“Environmental Laws” means any applicable Law (including all statutes, codes, directives and the like and all rules, regulations, judicial and administrative orders or statutory guidance made thereunder) concerning matters arising out of or relating to the Environment, including, but not limited to, pollution, protection of the Environment or destruction of natural resources, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances or the mitigation of the effects thereon, each as amended or in effect prior to or at the Date of the Merger.

“Governmental Authority” means any Brazilian or foreign government and any national, state, provincial, county, municipal, local or other governmental unit and any governmental agency, bureau, court, tribunal, commission, authority, judicial or arbitral body, as applicable, including the Brazilian governmental authorities such as CADE, the Chinese antitrust authorities and the antitrust authorities from other jurisdictions, as applicable, the Brazilian federal and state environmental authorities, real estate registries and any other public registries.

“Hazardous Substance” means any pollutants, contaminants or any toxic or otherwise hazardous materials, substances or wastes, including petroleum and petroleum-related substances, metals and semi-metals, products, by-products and wastes, asbestos, urea formaldehyde and lead-based paint, with respect to which limits or standards of conduct are imposed under any Environmental Laws.

“ICC Court” shall have the meaning ascribed to it in Section 9.2.2.

“ICC Rules” shall have the meaning ascribed to it in Section 9.2.1.

“IFRS” means the International Financial Reporting Standards, which is the set of accounting standards developed by the International Accounting Standards Board (IASB), pursuant to which any particular financial statements of a company are prepared, as in effect at the time such financial statements are prepared.

“Incremental Equity Percentage” shall be equivalent to [*] of Congonhas Minérios´s total capital stock.

“Indebtedness” means the amount of any debt reflected on the balance sheet of a company, prepared in accordance with IFRS, including (a) all obligations of such company for money borrowed; (b) all obligations of such company evidenced by notes, debentures, bonds or other similar instruments the payment of which such company is responsible or liable for as primary obligor; (c) all payment obligations of such company, issued or assumed for deferred purchase price payments associated with acquisitions, divestitures or other similar transactions; (d) all payment obligations of such company, as applicable, under leases required to be capitalized in accordance with IFRS; (e) all payment obligations of such company for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantees or similar credit, in each case including all accrued but unpaid interest (or interest equivalent) thereon; (f) all due and unpaid taxes and social charges included in Governmental Authorities refinancing programs; (g) any overdue accounts payable, of any nature, to related parties and/or third parties; (h) the amounts of any dividend or interest on equity declared but unpaid; (i) any liabilities with derivative financial instruments; and (j) any other obligation considered as a like-debt transaction according to IFRS.

“Indemnified Claim” shall have the meaning ascribed to it in Section 8.7(iii).

“Indemnified Party” shall have the meaning ascribed to it in Section 8.7(i).

“Indemnifying Party” shall have the meaning ascribed to it in Section 8.7(i).

“Initial Master Plan” means the Master Plan for the first five (5) years from the Date of the Merger.

“Interim Distributions” shall have the meaning ascribed to it in Section 4.3.

“Investors” means CSN and JKTC Parties, and “Investor” means each of CSN and JKTC Parties.

“IPO” means an initial public offering (Primary Offer and/or Secondary Offer) of common shares and/or preferred shares and/or of any other securities representing or backed by common shares and/or preferred shares, including units, of Congonhas Minérios or of the IPO Vehicle.

“IPO Vehicle” shall have the meaning ascribed to it in the Shareholders’ Agreement.

“Itochu Marketing Services Agreement” shall have the meaning ascribed to it in Section 3.2(xii).

“Japanese SPC” shall be a Japanese company to be incorporated by BJIOC.

“JKTC Bottom Shareholding Position” shall have the meaning ascribed to it in Section 3.4.1.

“JKTC Bottom Shareholding Position Post Merger Sale of Shares” shall have the meaning ascribed to it in Section 3.5.

“JKTC Indemnified Parties” and “JKTC Indemnified Party” shall have the meaning ascribed to it in Section 8.1.

“JKTC Liquidity Event Bottom Shareholding Position” shall have the meaning ascribed to it in Section 6.5.

“JKTC Liquidity Event Top Shareholding Position” shall have the meaning ascribed to it in Section 6.5.

“JKTC Off-Take Agreements” shall have the meaning ascribed to it in Section 3.2(xi).

“JKTC Parties” shall have the meaning ascribed to it in the preamble.

“JKTC Party” shall have the meaning ascribed to it in the preamble.

“JKTC Shareholding Position Resulting from Merger” shall have the meaning ascribed to it in Section 3.4.1.

“JKTC’s Stake in Namisa” shall have the meaning ascribed to it in the preamble.

“JKTC Top Shareholding Position” shall have the meaning ascribed to it in Section 3.4.1.

“JKTC Top Shareholding Position Post Merger Sale of Shares” shall have the meaning ascribed to it in Section 3.5.

“Judgment” means any judgment, order, writ, injunction, decree, arbitration award or other similar command of any Governmental Authority.

“Key Management Personnel” means those individuals having authority and responsibility for planning, directing or Controlling the activities of CSN or of an Affiliate of CSN, directly or indirectly, including any officer or director (whether executive or otherwise) of those entities.

“Law” means any foreign or domestic statute, law, ordinance, rule or regulation.

“Liabilities” means with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated, due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with the applicable accounting principles.

“Lien” means any lien (gravame), encumbrance, pledge (penhor), usufruct, security interest (any direito real de garantia including alienação fiduciária), charge, Claim, mortgage, deed of trust, option, call, warrant, purchase right, lease, priority rights, preemptive rights, rights of first refusal, purchase preference rights, commitments, rights of conversion, rights to exchange, transfer restrictions of any nature, or other agreements or commitments, of any nature, providing for the purchase, issuance, or sale of securities, voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to any rights attributable to securities, or any other encumbrance whatsoever.

“Liquidity Event” means the completion, within the period of [*] counted from Date of the Merger, of the Qualified IPO or the Qualified Private Sale, with the Pre-Money Equity Value of Congonhas Minérios of [*] (“Minimum Equity Value”) or greater.

“Liquidity Event Conversion” shall have the meaning ascribed to it in Section 6.1.

“Losses” means any and all liabilities, losses, damages, fines, penalties, condemnations, costs and expenses, including reasonable attorneys' fees, court costs and other costs in connection with a Person's defense in any Claim, in each case actually incurred, including loss of profits (lucros cessantes), subject to the provisions of Section 8.5.2, but excluding moral damages (danos morais) and indirect damages (danos indiretos).

“Master Plan” means the business plan for the operation of Congonhas Minérios, which shall necessarily include: (i) the production plan and product mix for each plant and master schedule for each plant; (ii) the engineering, procurement and construction arrangement for the plants, covering concept study, feasibility study, execution, commissioning and operation optimization, through an Engineering, Procurement and Construction Management - EPCM or similar scheme; (iii) the mechanisms for the development of a monitoring system to supervise the expansion of the Business; (iv) the Company’s organizational structure; (v) a working plan for the environmental licensing of Congonhas Minérios.

"Material Adverse Effect" shall mean any change or event, including but not limited to ordinary or extraordinary force majeure event, that is or will be, as determined at the time such change or event occurs, materially adverse to the financial, tax or accounting condition or results of operations of the Business of Namisa, Congonhas Minérios, their Subsidiaries and/or of the CSN Iron Ore Division, taken as a whole, other than any change or event relating to or arising out of: (i) general economic conditions (including changes or events in the financial, banking, currency and capital markets) in Brazil; (ii) conditions generally affecting the industries in which Congonhas Minérios, Namisa, their Subsidiaries and/or CSN Iron Ore Division operate; (iii) changes in applicable Law or in IFRS; or (iv) any actions taken, or failures to take action, or such other changes or events, in each case, to which JKTC Parties and/or CSN, as applicable, have expressly consented.

“Material Contracts” shall have the meaning ascribed to it in Section 7.1(l).

“Maximum Equity Value” shall have the meaning ascribed to it in Section 6.3.

“Merger” shall have the meaning ascribed to it in the preamble.

“Merger Bring Down Supplements” shall have the meaning ascribed to it in Section 3.2.1.

“Merger Prior Approvals” shall have the meaning ascribed to it in Section 5.1(iii).

“Merger Sale of Shares” shall have the meaning ascribed to it in Section 3.2(viii).

“Minimum Equity Value” shall have the meaning ascribed to it in the “Liquidity Event” definition.

“Mining Rights” shall have the meaning ascribed to it in Section 7.1(k).

“MRS” shall have the meaning ascribed to it in the preamble.

“MRS Bound Share” shall have the meaning ascribed to it in the preamble.

“MRS Shares” shall have the meaning ascribed to it in the preamble.

“MRS Transportation Agreement” means the Contrato de Prestação de Serviço de Transporte Ferroviário de Carga entered into by and among CSN, the Company, Nacional Minérios S.A. and MRS on January 1, 2011.

“Namisa” shall have the meaning ascribed to it in the preamble.

“Namisa’s AGE” shall have the meaning ascribed to it in Section 3.2(vi).

“Namisa Capital Reduction” shall have the meaning ascribed to it in Section 2.1(iv).

“Namisa Excluded Assets” means all assets, rights and liabilities that are comprised in or related to the [*], including (i) those arising from the administrative processes ongoing before the DNPM under [*] ([*]), [*] ([*]) and [*] ([*]), (ii) any rights over real property which location coincides with the area covered by each of the DNPM processes related to the [*], provided that such real properties are not required for the operations of the remainder assets of Namisa and (iii) any plant and equipment exclusively dedicated to the [*].

“Namisa’s Merger Balance Sheet” shall have the meaning ascribed to it in Section 2.3(ii).

“Namisa Merger Valuation Report” shall have the meaning ascribed to it in Section 2.1(xiii).

“Namisa Reference Balance Sheet” shall have the meaning ascribed to it in Section 2.1(vi)(b).

“Namisa’s Spin-Off AGE” shall have the meaning ascribed to it in Section 3.2(iii).

“Namisa’s Net Debt on the Drop Down Date” shall have the meaning ascribed to it in Section 2.3(iv).

“Namisa’s Working Capital on the Drop Down Date” shall have the meaning ascribed to it in Section 2.3(iv).

“Net Closing Working Capital Cash Adjustment” shall have the meaning ascribed to it in Section 3.7.1.

“Net Closing Net Debt Cash Adjustment” shall have the meaning ascribed to it in Section 3.7.2.

“Net Debt” means, without duplication (i) Indebtedness minus (ii) cash, cash equivalents and any assets with derivative financial instruments reflected on the same balance sheet of the relevant company.

“Off-Take Agreements” shall have the meaning ascribed to it in Section 3.2(xi).

“Operating Budget” means the operating budget of Congonhas Minérios, based on the Master Plan, which shall necessarily contemplate (i) Congonhas Minérios’s basic goals, projected revenues, expenses, working capital, capital expenditures, financing plans, operating cash flows, in each case with projections for not less than the next three (3) succeeding fiscal years; (ii) strategic alliances expressly set forth in the Master Plan; and (iii) operating projections of Congonhas Minérios for not less than the next three (3) succeeding fiscal years.

“Parties” and “Party” shall have the meaning ascribed to it in the preamble.

“Person” means an individual, corporation (including a Brazilian sociedade anônima), limited liability company (including a Brazilian sociedade limitada), partnership, association (whether incorporated or not), investment fund, trust or other entity or organization (whether or not Brazilian), including any type of Brazilian sociedade empresária and sociedade simples or any other entity regulated by Articles 40 through 69 of the Brazilian Civil Code.

“Port Services Agreement” shall have the meaning ascribed to it in Section 2.1(xii).

“POSCO” shall have the meaning ascribed to it in the preamble.

 “Pre-Merger Equity Interest Adjustment” shall have the meaning ascribed to it in Section 3.4.1.

“Pre-Money Equity Value – Subscription Bonus” shall have the meaning ascribed to it in Section 2.1(ix).

“Pre-Money Valuation” shall have the meaning ascribed to it in Section 6.2.

“Preparatory Actions to the Merger” shall have the meaning ascribed to it in Section 2.1.

“Primary Offer” means any public offering of new shares to be issued by Congonhas Minérios or by the IPO Vehicle, in the context of a Qualified IPO.

“Primary Tranche” means any issuance of new shares by Congonhas Minérios or by the IPO Vehicle, in the context of a Qualified Private Sale.

“Protocol of Merger” shall have the meaning ascribed to it in Section 2.1(xiv).

“Protocol of the Spin-Off” shall have the meaning ascribed to it in Section 2.1(xiv).

“Provisional Decision” shall have the meaning ascribed to it in Section 8.4.

“PTAX” means the PTAX rate, expressed as the amount of one Brazilian Real per one US Dollar, published by the Central Bank of Brazil in its website.

“P7 Water Supply” means the [*].

“P9 Water Supply” means the [*].

“P28 Beneficiation Plant” means the project for the implementation of a beneficiation plant of high silica run-of-mine (ROM), with capacity for production of twenty-eight million (28,000,000.00) ton per year of pellet feed.

“P28 Loading Terminal” means the railway terminal set forth in the conceptual study for P28 Beneficiation Plant, as a possible alternative in case of lack of capacity of the existing stock yard and loading system of Casa de Pedra.

“Qualified IPO” means an IPO that meets all of the following conditions: (i) minimum size equivalent to [*]of the shares outstanding immediately prior to the IPO; (ii) minimum Primary Offer amounting to [*], with a Secondary Offer permitted on top of the Primary Offer; and (iii) broad distribution involving at least fifty (50) institutional investors not related to CSN.

“Qualified Private Sale” means a transfer of the preemptive rights of CSN in the subscription of shares issued by Congonhas Minérios or of the IPO Vehicle (if such sale occurs after the IPO of the IPO Vehicle), not involving a public offering and not subject to registration before a Governmental Authority in charge of securities regulation, to a Person which is not a Related Party to CSN, in accordance with the following conditions: (i) minimum size equivalent to [*]of the shares outstanding immediately prior to the Qualified Private Sale; and (ii) a minimum Primary Tranche amounting to [*] to be paid in cash (“Cash Payment”) or in shares of a publicly traded company with an average daily trading volume in the last [*] prior to the transaction of at least [*] (“Share Payment”), provided that, in the Share Payment, the price per share for purposes of the calculation of the value of the shares being contributed to Congonhas Minérios or to the IPO Vehicle shall be based on the average of the last [*] trading day’s price negotiated in the stock market prior to the subscription of the Congonhas Minérios shares or of the IPO Vehicle shares, as the case may be. The Cash Payment shall be made within a maximum period of [*] counted from the subscription of the Congonhas Minérios shares or of the IPO Vehicle shares and the Share Payment shall always be made upon the subscription of Congonhas Minérios shares or the IPO vehicle shares. A Secondary Tranche is permitted on top of the Primary Tranche.

“Real Estate” shall have the meaning ascribed to it in Section 7.1(k).

“Reference Date” shall have the meaning ascribed to it in Section 2.1(vi)(a).

“Reference Working Capital of CSN Iron Ore Division” shall have the meaning ascribed to it in Section 2.1(vi)(c).

“Reference Working Capital of Namisa” shall have the meaning ascribed to it in Section 2.1(vi)(d).

“Related Party” of any specified Person shall have the meaning set forth in the Deliberation No. 642 of October 7, 2010 issued by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM), and shall also include (i) any Affiliate of such Person, (ii) any officer, director, quotaholder, shareholder, employee or administrator of such Person or of an Affiliate of such Person, (iii) any spouse, ex-spouse, ascendant, descendant or collateral relative up to second degree of such Person or of any of the foregoing.

“Related Party to CSN” means: (i) an Affiliate of CSN; (ii) Mrs. [*]or any of her descendents and their respective spouses or any Person Controlled by such individuals; (iii) Ms. [*], the Estate of [*]or any of their descendents and their respective spouses or any Person Controlled by such individuals; or (iv) any Key Management Personnel of CSN or of an Affiliate of CSN or any Person Controlled by such individuals.

“Representative” means, with respect to any Person, any executive officer (diretor estatutário), director (membro do conselho de administração), principal, attorney, employee, agent, consultant, accountant or other representative of such Person.

“Sale Percentage” shall have the meaning ascribed to it in Section 3.2(viii).

“Secondary Offer” means any public offering of existing shares issued by Congonhas Minérios or by the IPO Vehicle and owned by a selling shareholder in the context of a Qualified IPO.

“Secondary Tranche” means the sale of any existing shares of Congonhas Minérios or of the IPO Vehicle (if such sale occurs after an IPO of the IPO Vehicle) owned by a selling shareholder in the context of a Qualified Private Sale.

“Shareholders’ Agreement” means the Shareholders’ Agreement to be entered into as of the Date of the Merger by and among CSN, JKTC Parties and Congonhas Minérios to set up the procedures and rules that shall govern the Investor´s relationship as shareholders of Congonhas Minérios, substantially in the form attached hereto as Exhibit IV.

“Special Dividends” shall have the meaning ascribed to it in Section 4.3.

“Specialized Firms” shall have the meaning ascribed to it in Section 2.1(vi)(a).

“Spin-Off” shall have the meaning ascribed to it in Section 2.1(xiii).

“Spin-Off Valuation Report” shall have the meaning ascribed to it in Section 2.1(xiii).

“Standstill Agreement” means the Standstill Agreement entered into among the Investors and Namisa on [*], as amended.

“Standstill Period” shall have the meaning ascribed to it in the Standstill Agreement.

“Subsidiary” means, when used with respect to any Person, any other Person directly or indirectly Controlled by such Person. The term "Subsidiary" shall (i) include all Subsidiaries of such Subsidiary; and (ii) exclude MRS, except where expressly indicated.

“Tax Claim” means any Claim concerning matters related to Taxes.

“Taxes” means, pursuant to any Law, (i) any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof or on behalf of third parties (including obligations resulting from acting as a retention agent, intermediary, etc.), due to any Governmental Authority, which shall include, without limiting the generality of the foregoing, all income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, such tax taken to include surtax, capital gains tax, tax on profits, tax on gross receipts, withholding tax, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges or taxes, taxes on stock, sales and use taxes, ad valorem taxes, value added tax, custom duties, excise taxes and duties, franchise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, customs, tariffs, social security and retirement fund contributions, imposts, fees, duties, assessments, withholdings or charges of any kind (including, for example, ITR, IRPJ, CSL, PIS, COFINS, ISS, CFEM, INSS and FGTS) and other obligations of the same or of a similar nature to any of the foregoing and (ii) any Liability for the payment of any amount of a type described in item (i) above as a result of any Law in relation to any other Person.

“Tax Return” means any and all returns, reports, declarations, statements, bills, schedules, claims for refund or written information of or with respect to any Tax which is required to be supplied to any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“TECAR” means the rights related to the port installations of the terminal for solid bulk cargoes, as well as the related equipment and facilities, located in the Itaguaí Port, in the city of Itaguai, state of Rio de Janeiro, pursuant to the TECAR Lease Agreement.

“TECAR Lease Agreement” means Lease Agreement No. C-DEP JUR 054/97 (bound to the Public Bid Order No. CI-003/96), as amended.

“Transaction Documents” means this Agreement, the Transitional Agreement, the Standstill Agreement, the Shareholders Agreement, the By-laws of Congonhas Minérios, the Off-Take Agreements, the Itochu Marketing Services Agreement and any other contracts, instruments, documents, and/or corporate acts entered into for the purposes of the implementation of the Spin-Off, the Merger and the Merger Sale of Shares.

“Transferred Employees” shall have the meaning set forth under Section 2.1(x).

“Transitional Agreement” means the Transitional Agreement entered into on the present date among the Investors, Congonhas Minérios and Namisa, which draft is attached hereto as Exhibit V.

“Working Capital” means the amount equal to all current assets minus all current liabilities (excluding all transactions, accounts and balances included in the Net Debt calculation) of a company, determined in accordance with IFRS, and calculated pursuant to the method described in Exhibit VI.

“Δ Closing Net Debt of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7.2.

 “Δ Closing Net Debt of Namisa” shall have the meaning ascribed to it in Section 3.7.2.

“Δ Closing Working Capital of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7.1.

“Δ Closing Working Capital of Namisa” shall have the meaning ascribed to it in Section 3.7.1.

1.2          Terms Generally. The definitions in this ARTICLE I shall apply equally to both the singular and plural forms of the terms defined. Unless the context otherwise requires, any reference to any contract or Law includes any amendments thereto from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualifications of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. The terms “include”, “including” and similar ones shall be construed as if they were followed by the term “for example purposes”. All references to R$ refer to Brazilian real and all references to USD refer to United States dollars.

ARTICLE II
PREPARATORY ACTIONS TO THE MERGER

2.1     Preparatory Actions to the Merger. CSN and Congonhas Minérios, on one side, and JKTC Parties, on the other side, shall take the following acts and/or actions between the Date of Execution and the Date of the Merger (the “Preparatory Actions to the Merger”):

(i)     The assets of Congonhas Minérios listed in Exhibit 2.1(i) (“Congonhas Minérios Excluded Assets”) shall be transferred to CSN or to an Affiliate of CSN (at CSN´s sole discretion) before the Drop-Down Date, through a spin-off of such assets, a capital reduction or redemption of shares;

(ii)   Investors, Namisa, Congonhas Minérios and the other parties thereto shall enter into the Transitional Agreement simultaneously to the execution of this Agreement;

(iii) The Standstill Agreement shall be amended, simultaneously to the execution of this Agreement, in order to extend the Standstill Period to (a) [*], in case the Board Approvals are not obtained; or (b) the [*];

(iv) On the Date of Effectiveness, the shareholders of Namisa shall approve a capital reduction in the amount equivalent in Reais to three hundred million US Dollars (USD300,000,000.00), in accordance with the terms set forth in Exhibit 2.1(iv) (“Namisa Capital Reduction”);

(v)   BJIOC shall incorporate BJIOC SPC;

(vi) within [*] days from the Date of Effectiveness, CSN shall deliver to JKTC Parties:

(a)    a valuation report of the CSN Establishment (laudo de avaliação) attesting the book value of the CSN Establishment on September 30, 2014 (“Reference Date”), to be prepared by one of the specialized firms listed in Exhibit 2.1(vi)(a) (“Specialized Firms”), based on CSN’s balance sheet as of such date (“CSN Establishment Reference Valuation Report”);

(b)   Namisa’s balance sheet as of the Reference Date (“Namisa Reference Balance Sheet”);

(c)    the Working Capital of the CSN Iron Ore Division as of the Reference Date, in Reais, together with the relevant underlying calculations and figures in the form set forth in Schedule 2.1(vi)(c) and confirmed by the Specialized Firm that has prepared the CSN Establishment Reference Valuation Report (“Reference Working Capital of CSN Iron Ore Division”); and

(d)   the Working Capital of Namisa as of the Reference Date, in Reais, together with the relevant underlying calculations and figures in the form set forth in Schedule 2.1(iv)(c) and confirmed by the Specialized Firm that has prepared the CSN Establishment Reference Valuation Report (“Reference Working Capital of Namisa”);

(vii)    within [*] days from the date the last of the Conditions Precedent (other than the Drop-Down and the definition of the JKTC Shareholding Position Resulting from Merger) has been fulfilled, CSN shall indicate one of the Specialized Firms (preferably the same Specialized Firm hired for the preparation of the CSN Establishment Reference Valuation Report) (“Drop Down Specialized Firm”) to be hired by Congonhas Minérios to prepare the valuation report (laudo de avaliação) of the CSN Establishment, at book value, based on the balance sheet of CSN as of the Drop Down Date, for purposes of the Drop-Down (“CSN Establishment Drop-Down Valuation Report”);

(viii)  immediately before the Drop-Down takes place, the amount equivalent in Reais to the difference between (a) the cash and cash equivalents of Namisa on the Drop Down Date (which shall not be less than [*]), and (b) all amounts paid by Namisa to Namisa’s shareholders under the form of dividends or capital reduction from the Date of Effectiveness, shall be declared as dividends (subject to Section 2.1.1), and paid as follows (1) the amount equivalent to the Congonhas Minérios Operating Cash shall be paid within one year from the Date of the Merger and (2) the balance shall be paid on the Date of the Merger (all subject to the occurrence of the Merger) (“Closing Dividends”);

(ix) on the last day of the month immediately following the month in which the Drop Down Specialized Firm has been hired in accordance with item (vii) above (“Drop-Down Date”), CSN shall cause a capital increase in Congonhas Minérios, whereby CSN shall contribute to Congonhas Minérios the CSN Establishment, together with the business activities conducted therein and connected thereto (“Drop-Down”). The shareholders’ meetings reflecting the Drop-Down shall also approve the issuance of a subscription bonus by Congonhas Minérios, substantially in the terms of Schedule 2.1(ix), in favor of CSN, for a subscription price of ten thousand Brazilian reais (R$10,000.00), to ensure that, upon the occurrence of a Liquidity Event, CSN will be able to receive from Congonhas Minérios the number of shares resulting from the Earn-Out set forth in ARTICLE VI (“Pre-Money Equity Value – Subscription Bonus”). The minutes of such shareholders’ meeting and the other relevant documents required by Law shall be taken to registration before the competent Board of Trade and published as soon as possible after their execution;

(x)   on the Drop-Down Date, the CSN employees that work in the CSN Iron Ore Division shall be transferred to Congonhas Minérios, in accordance with the procedures described in Exhibit 2.1(x) (“Transferred Employees”);

(xi) on the Drop-Down Date, CSN and Congonhas Minérios shall enter into an off-take agreement under the terms and conditions set forth in Exhibit 2.1(xi) (“CSN Off-Take Agreement”);

(xii)    on the Drop-Down Date, CSN and Congonhas Minérios shall enter into a port services agreement under the terms and conditions set forth in Exhibit 2.1(xii) (“Port Services Agreement”);

(xiii)  within [*] days from the Drop-Down Date, the Drop-Down Specialized Firm shall prepare (a) the valuation report (laudo de avaliação) of the Namisa Excluded Assets (“Spin-Off Valuation Report”), at book value, for purposes of the disproportionate spin-off of the Namisa Excluded Assets from Namisa and the subsequent merger of such assets into CSN or an Affiliate of CSN, whereby only CSN will receive the Namisa Excluded Assets (“Spin-Off”), based on the balance sheet of Namisa dated as of the Drop Down Date; and (b) the valuation report (laudo de avaliação) of Namisa, at book value, for purposes of the Merger and of the calculation of the Pre-Merger Equity Interest Adjustment (“Namisa’s Merger Valuation Report”), based on the balance sheet of Namisa dated as of the Drop Down Date (“Namisa´s Merger Balance Sheet”), projecting the Spin-Off effects as subsequent event; and

(xiv)  the Pre-Merger Equity Adjustment shall be finalized in accordance with Section 3.4.1 and the management of each of Congonhas Minérios, Namisa and CSN (or its Affiliate) shall enter into (a) the protocol and justification of the Spin-Off (“Protocol of the Spin-Off”) and (b) the protocol and justification of the Merger (“Protocol of Merger”).

2.1.1        The Investors agree that in case of shortage of profits or reserves for the declaration of the Closing Dividends provided for in Section 2.1(viii)(b)(2), the amount that Namisa was not able to declare as dividends shall be distributed to the relevant shareholders as capital reduction.

2.1.2        Upon the Drop Down, CSN and Congonhas Minérios shall require to the competent judicial authorities, in relation to the Claims identified in Exhibit I (i) the inclusion of Congonhas Minérios and the exclusion of CSN as defendant, in which case the defense of such Claims will be conducted by Congonhas Minérios, which shall also pay directly any Losses arising therefrom; or, if this is not possible (ii) the inclusion of Congonhas Minérios as co-defendant or assistant (“assistente”), in which case the defense of such Claims will be controlled by Congonhas Minérios, on behalf of CSN, and Congonhas Minérios shall pay directly any Losses arising therefrom. In case such substitution or inclusion is not possible for any reason, CSN shall continue to conduct such Claims and Section 8.3 shall apply.

2.1.3        Upon the transfer of the Congonhas Minérios Excluded Assets to CSN or its Affiliate, CSN or its Affiliate, as applicable, and Congonhas Minérios shall require to the competent judicial authorities, in relation to the Claims related to Congonhas Minérios Excluded Assets, if any, (i) the inclusion of CSN or its Affiliate, as applicable and the exclusion of Congonhas Minérios as defendant, in which case the defense of such Claims will be conducted by CSN or its Affiliate, as applicable, which shall also pay directly any Losses arising therefrom; or, if this is not possible (ii) the inclusion of CSN or its Affiliate, as applicable, as co-defendant or assistant (“assistente”), in which case the defense of such Claims will be controlled by CSN or its Affiliate, as applicable, on behalf of Congonhas Minérios, and CSN or its Affiliate, as applicable, shall pay directly any Losses arising therefrom. In case such substitution or inclusion is not possible for any reason, Congonhas Minérios shall continue to conduct such Claims and Section 8.1(iv) shall apply.

2.2     Cooperation. The Investors, Namisa and Congonhas Minérios shall cooperate with each other and make any additional information available, as may be required, on a reasonable basis, by the requesting party, for the perfect completion of the Preparatory Actions to the Merger, the Spin-Off, the Merger and the Merger Sale of Shares, as quickly as possible.

2.3     Closing Notice. Within [*] days from the Drop-Down Date (“Closing Notice Date”), CSN shall send a notice to JKTC Parties (the “Closing Notice”) informing that all the Conditions Precedent have been or are expected to be satisfied at the Date of the Merger, together with:

(i) the Namisa Merger Valuation Report;

(ii)   the balance sheet of Namisa as of the Drop Down Date (“Namisa’s Merger Balance Sheet”) and the balance sheet of Congonhas Minérios as of the Drop Down Date (after giving effect to the Drop Down) (“Congonhas Minérios’ Merger Balance Sheet”);

(iii) (a) the Working Capital of Congonhas Minérios on the Drop Down Date, in Reais (“Congonhas Minérios’ Working Capital on the Drop Down Date”); and (b) the Net Debt of Congonhas Minérios on the Drop Down Date, in Reais (“Congonhas Minérios’ Net Debt on the Drop Down Date”), with the relevant underlying calculations and figures in the form set forth in Schedule 2.3(iii) both confirmed by the Drop Down Specialized Firm;

(iv) (a) the Working Capital of Namisa on the Drop Down Date, in Reais (“Namisa’s Working Capital on the Drop Down Date”); and (b) the Net Debt of Namisa on the Drop Down Date, in Reais (“Namisa’s Net Debt on the Drop Down Date”), with the relevant underlying calculations and figures in the form set forth in Schedule 2.3(iv) both confirmed by the Drop Down Specialized Firm;

(v)   Exhibit I updated as of the Drop Down Date to reflect events, changes, circumstances, developments, effects or state of facts occurred between the Reference Date and the Drop-Down Date, subject to Section 4.2, which shall be deemed modified for all purposes of this Agreement, so that any references herein to Exhibit I shall be understood as references to its updated version;

(vi) Supplements to Exhibit(s) and Schedule(s) to Section 7.1 to reflect the representations and warranties as of the Closing Notice Date, as applicable, specifying the changes thereto, subject to Section 10.8 (“Closing Notice Bring Down Supplements”); and

(vii)                   The list of Transferred Employees and the names of the Directors and Officers of the Company to be appointed by CSN (or by the Directors appointed by CSN) on the Date of the Merger.

ARTICLE III
SPIN-OFF, MERGER AND MERGER SALE OF SHARES

3.1     Spin-Off, Merger and Merger Sale of Shares. Within [*] days from receipt of the Closing Notice by JKTC Parties (“Date of the Merger”), which, in any event, shall not take place later than the [*] days from the Drop-Down Date, CSN, on one side, and CSN and JKTC Parties, on the other side, shall implement the Spin-Off, the Merger and the Merger Sale of Shares in accordance with this ARTICLE III. The Investors shall use their best efforts to cause the Spin-Off, the Merger and the Merger Sale of Shares to occur as soon as possible after the Date of Effectiveness, but no later than the Drop Dead Date.

3.2     Actions and Procedures on the Date of the Merger. Subject to the terms and conditions of this Agreement, the Investors shall take the following actions on the Date of the Merger:

(i) Namisa shall pay the portion of the Closing Dividends set forth in Section 2.1(viii);

(ii)   BJIOC shall contribute part of its shares in Namisa to BJIOC SPC;

(iii) CSN and JKTC Parties shall hold an extraordinary shareholders' meeting of Namisa to deliberate on: (a) the ratification of the name of the Drop-Down Specialized Firm that has prepared the Spin-Off Valuation Report, as referred to in Section 2.1(xiii) above; (b) the Spin-Off Valuation Report; (c) the Protocol of Spin-Off and (d) the Spin-Off and the consequent capital reduction of Namisa´s corporate capital with the cancellation of part of the shares of Namisa owned by CSN (“Namisa’s Spin-Off AGE”);

(iv) an extraordinary shareholders' meeting of CSN (or its Affiliate) shall be held to deliberate on: (a) the ratification of the name of the Drop-Down Specialized Firm; (b) Spin-Off Valuation Report; (c) the Protocol of Spin-Off; and (d) the Spin-Off and the consequent capital increase of CSN or its Affiliate (if applicable), provided that no new share of CSN or its Affiliate, as the case may be, will be issued or delivered to JKTC Parties as a result of the Spin-Off (“CSN Spin-Off AGE”);

(v)   immediately after the Namisa’s Spin-Off AGE and the CSN Spin-Off AGE, CSN shall hold an extraordinary shareholders' meeting of Congonhas Minérios to deliberate on: (a) the ratification of the name of the Drop-Down Specialized Firm; (b) Namisa’s Merger Valuation Report; (c) the Protocol of Merger; (d) the Merger and the consequent capital increase of Congonhas Minérios with the issuance of new shares of Congonhas Minérios, so that, as a result of the Merger, the participation of JKTC Parties and CSN in Congonhas Minérios reflects the Pre-Merger Equity Interest Adjustment; (e) the amendment of the By-laws of Congonhas Minérios, substantially in the form attached hereto in Exhibit III; and (f) the appointment of the new members of the Board of Directors of Congonhas Minérios, in accordance with the provisions of the Shareholders’ Agreement (“Congonhas Minérios’ Merger AGE”);

(vi) an extraordinary shareholders' meeting of Namisa shall be held to deliberate on the Protocol of Merger and on the Merger (“Namisa’s AGE”);

(vii)                   immediately after the Congonhas Minérios’s Merger AGE and the Namisa’s AGE, the management of Congonhas Minérios and of CSN (or its Affiliate), as applicable, shall cause all acts, instruments and/or documents necessary for the consummation of the Spin-Off and of the Merger to be signed or to be entered into;

(viii)                 immediately after the Congonhas Minérios’s Merger AGE and the Namisa’s AGE, the JKTC Parties shall sell to CSN, in the proportion indicated in Schedule 3.2(viii) and CSN shall buy from JKTC Parties: (a) common shares representing [*] of Congonhas Minérios’s capital stock (“Sale Percentage”), based on an equity value of Congonhas Minérios of [*] and (b) the equivalent to the Incremental Equity Percentage, for [*], net of Brazilian Taxes (“Merger Sale of Shares”), in accordance with Section 3.5. For the avoidance of doubt, no representations and warranties will be provided in the context of the Merger Sale of Shares;

(ix) CSN shall make the payments for the Merger Sale of Shares to the JKTC Parties, subject to Sections 3.6, 3.6.1 and 3.6.2;

(x)        the Parties shall enter into the Shareholders' Agreement;

(xi)  Congonhas Minérios and each of POSCO, CSC, JFE Steel Corporation, Kobe Steel, Ltd. and Nisshin Steel Co., Ltd. shall enter into off-take agreements under the terms set forth in Exhibit 3.2(xi) (“JKTC Off-Take Agreements” and, together with the CSN Off-Take Agreement, the “Off-Take Agreements”);

(xii)                   Itochu Corporation and Congonhas Minérios shall enter into a marketing consulting agreement under the terms set forth in Exhibit 3.2(xii) (“Itochu Marketing Services Agreement”); and

(xiii)                 the Parties shall enter into any other documents necessary for the implementation of the Spin-Off, the Merger, the Merger Sale of Shares in accordance with the terms of this Agreement.

3.2.1        Between the Closing Notice Date and the Date of the Merger, CSN may deliver to JKTC Parties additional supplements to Exhibit(s) and Schedule(s) to Section 7.1, to reflect changes to the representations and warranties as of the Date of the Merger, specifying such changes, subject to Section 10.8 (“Merger Bring Down Supplements” and, together with the Closing Notice Bring Down Supplements, the “Bring Down Supplements”).

3.3     Concurrent Actions for the Merger. All acts and obligations indicated in Section 3.2 shall be considered to happen concurrently. No act and/or obligation shall be considered effectively taken or satisfied until all other acts and/or obligations set forth in Section 3.2 have been taken or satisfied, except if the Investors agree otherwise, in writing.

3.4     Preliminary Shareholding Ratio. The Investors have agreed that the Enterprise Value of Congonhas Minérios is [*]. Based on such Enterprise Value, before any adjustment to be made pursuant to Section 3.4.1 and before the Merger Sale of Shares: (i) CSN shall hold common shares representing [*] of Congonhas Minérios´s total capital stock and (ii) JKTC Parties shall hold common shares representing [*] of Congonhas Minérios total capital stock (considering the effects of the Spin-Off).

3.4.1        The percentage of the capital stock of Congonhas Minérios to which each Investor shall be entitled to as a result of the Merger shall be adjusted before the Date of the Merger in accordance with this Section 3.4.1 and shall differ from and prevail over the preliminary shareholding ratio informed in Section 3.4 above (“Pre-Merger Equity Interest Adjustment”). For purposes of the Pre-Merger Equity Interest Adjustment, JKTC Parties shareholding position resulting from the Merger (“JKTC Shareholding Position Resulting from Merger”) shall be calculated according to the formula set forth below:

JKTC Top Shareholding Position = ([*]) (“JKTC Top Shareholding Position”).

Where Δ Working Capital of Namisa = [*]

JKTC Bottom Shareholding Position = ([*] (“JKTC Bottom Shareholding Position”)

JKTC Shareholding Position Resulting from Merger (considering the effects of the Spin-Off) = JKTC Top Shareholding Position.

Illustrative calculations of JKTC Top Shareholding Position, JKTC Bottom Shareholding Position and JKTC Shareholding Position Resulting from the Spin-Off are available in Exhibit 3.4.1.

3.5     JKTC Post Merger Sale of Shares. Immediately after the Merger, CSN shall acquire from JKTC Parties, in the proportion indicated in Schedule 3.2(viii), (i) the Congonhas Minérios’s common shares representing the Sale Percentage (“Additional CSN Shares”) and (ii) Congonhas Minérios’s common shares representing the Incremental Equity Percentage. The price to be paid by CSN for the common shares representing the Incremental Equity Percentage shall be [*], to be paid in accordance with Sections 3.6, 3.6.1 and 3.6.2. JKTC Parties’ shareholding position in Congonhas Minérios’s immediately after the Merger Sale of Shares (“JKTC Top Shareholding Position Post Merger Sale of Shares”) and the price to be paid by CSN to JKTC Parties for the Additional CSN Shares (“Additional CSN Shares Price”) shall be calculated as follows:

JKTC Top Shareholding Position Post Merger Sale of Shares = JKTC Shareholding Position Resulting from Merger – (Sale Percentage + Incremental Equity Percentage).

JKTC Bottom Shareholding Position Post Merger Sale of Shares = [*] (“JKTC Bottom Shareholding Position Post Merger Sale of Shares”).

Additional CSN Shares Price = [*] * Sale Percentage

3.5.1        JKTC Parties’ shareholding ratio may be diluted linearly between the JKTC Top Shareholding Position Post Merger Sale of Shares and JKTC Bottom Shareholding Position Post Merger Sale of Shares as a result of a Liquidity Event Conversion, as explained in ARTICLE VI.

3.6     Taxes. Except as otherwise provided in this Agreement (including in Sections 3.6.1 and 3.6.2), all Taxes arising from or in connection with the Drop Down, the Spin-Off, the Merger and the Merger Sale of Shares shall be borne by the party which is the taxpayer for the relevant taxable event.

3.6.1        JKTC Parties shall bear any Taxes, including, but not limited to, income tax on capital gains and IOF, whether under the Laws of Brazil or abroad arising from the sale of the Sale Percentage to CSN. CSN shall bear the income tax imposed on capital gains under the Laws of Brazil arising from the sale of the Incremental Equity Percentage to CSN and IOF imposed on the remittance of the proceeds for the acquisition of the Incremental Equity Percentage, provided that any Taxes under Laws of any other jurisdiction shall be borne by the relevant JKTC Party.

3.6.2        Pursuant to the applicable Brazilian Laws, CSN shall deduct and withhold the income tax levied on the remittance of the price to be paid for the Sale Percentage and for the Incremental Equity Percentage to JKTC Parties, if any, based on a calculation of such tax withholding in accordance with the Law. CSN shall also deduct the IOF levied on the remittance of the price to be paid for the Sale Percentage. JKTC Parties agree to provide CSN, at least 2 (two) days in advance of the Date of Merger, with a notice containing the assessment of the taxable capital gain and the tax to be withheld, as well as any information and documentation necessary to complete the DARF corresponding to the withholding tax in accordance with Sections 3.6, 3.6.1 and 3.6.2. BJIOC hereby expressly instructs CSN not to withhold any amount as Brazilian withholding income tax on potential capital gains from the price to be paid to BJIOC for the shares to be sold by it under the Merger Sale of Shares, as long as the double tax treaty executed by Brazil and Japan, as ruled by Decree n. 61.899 dated December 14, 1967 remains in effect on the Date of the Merger. CSN shall deliver to JKTC Parties a certified copy of the DARFs corresponding to the withholding income tax payments, if any, made as provided herein. Each JKTC Party shall be held liable for all income taxes levied on the capital gains derived by them as a result of the Merger Sale of Shares and shall defend for any Claims and indemnify and hold CSN harmless from and in respect of, without limitation of term or value, any Losses arising out of the withholding set forth herein (including amounts remitted to Japan in relation to which no withholding is made). To the extent that amounts are so withheld by CSN, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant JKTC Party in respect of which such deduction and withholding was made by CSN. Each JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd. and Itochu Corporation shall be individually liable proportionally to their equity stake in BJIOC for the indemnification obligations of BJIOC provided in Sections 3.6.1 and 3.6.2.

3.7     Closing Balance Sheets. Within [*] days from the Date of the Merger, CSN shall cause Congonhas Minérios to deliver to JKTC Parties:

(i)     (a) the balance sheet of Congonhas Minérios as of the Date of the Merger, immediately before the Merger (“Closing Balance Sheet of Congonhas Minérios”) and (b) the balance sheet of Namisa as of the Date of the Merger, immediately before the Merger (“Closing Balance Sheet of Namisa” and together with the Closing Balance Sheet of Congonhas Minérios, the “Closing Balance Sheets”);

(ii)   (a) the Working Capital of Congonhas Minérios on the Date of the Merger (“Closing Working Capital of Congonhas Minérios”) and (b) the Net Debt of Congonhas Minérios on the Date of the Merger (“Closing Net Debt of Congonhas Minérios”), in Reais, based on the Closing Balance Sheet of Congonhas Minérios, together with the relevant underlying calculations and figures in the form set forth in Schedule 3.7(ii), both confirmed by the Drop Down Specialized Firm; and

(iii) (a) the Working Capital of Namisa on the Date of the Merger (“Closing Working Capital of Namisa”) and (b) the Net Debt of Namisa on the Date of the Merger (“Closing Net Debt of Namisa”), in Reais, based on the Closing Balance Sheet of Namisa, together with the relevant underlying calculations and figures in the form set forth in Schedule 3.7(iii), both confirmed by the Drop Down Specialized Firm.

3.7.1        Any difference between: (i) the Closing Working Capital of Congonhas Minérios and the Working Capital of Congonhas Minérios on the Drop Down Date (“Δ Closing Working Capital of Congonhas Minérios”); and (ii) the Closing Working Capital of Namisa and the Working Capital of Namisa on the Drop Down Date (“Δ Closing Working Capital of Namisa”), shall be reimbursed in cash, according to the formula set forth below:

Net Closing Working Capital Cash Adjustment = ([*])*JKTC Top Shareholding Position.

In case Net Closing Working Capital Cash Adjustment is positive number, JKTC will be reimbursed by CSN in the amount equivalent to the Net Closing Working Capital Cash Adjustment. In case the number is negative, JKTC will reimburse CSN in such amount.

Where Δ Closing Working Capital of Namisa = [*].

3.7.2        Any difference between: (i) the Closing Net Debt of Congonhas Minérios and the Net Debt of Congonhas Minérios on the Drop Down Date (“Δ Closing Net Debt of Congonhas Minérios”); and (ii) the Closing Net Debt of Namisa and the Net Debt of Namisa on the Drop Down Date (“Δ Closing Net Debt of Namisa”), shall be reimbursed in cash, according to the formula set forth below:

Net Closing Net Debt Cash Adjustment = [*].

In case Net Closing Net Debt Cash Adjustment is positive number, JKTC will reimburse CSN in the amount equivalent to the Net Closing Net Debt Cash Adjustment. In case the number is negative, JKTC will be reimbursed by CSN in such amount.

Where Δ Closing Net Debt of Namisa = [*].

3.7.3        Illustrative calculations of the Net Closing Working Capital Cash Adjustment are contained in Schedule 3.7.3(a) and of the Net Closing Net Debt Cash Adjustment are contained in Schedule 3.7.3(b).

3.7.4        The payment provided in Section 3.7.1 and Section 3.7.2 shall be effected within sixty (60) days from the date its amount is finally determined.

3.8     MRS Shareholders Agreement. As soon as the necessary approvals have been obtained, Congonhas Minérios shall execute the Adhesion Term to the MRS Shareholders Agreement.

ARTICLE IV
ACTIONS BETWEEN THE DATE OF EFFECTIVENESS AND THE DATE OF MERGER

4.1     From the Date of Effectiveness until the earlier of the Date of the Merger or the termination of this Agreement, (i) each of CSN and Congonhas Minérios, on one side, and (ii) JKTC Parties, on the other side (in each case, in relation to themselves and/or their respective Subsidiaries, as applicable, including Namisa), shall: (a) use their best commercial efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the conditions precedent set forth in ARTICLE V); (b) keep their businesses and properties in good order, including their present operations, physical facilities, working conditions (wear and tear excepted) and (c) use their best efforts to preserve, to the extent consistent with past practices, their current relationships with their respective customers, suppliers, and/or other persons with whom they have relevant business relationships.

4.1.1             By [*], CSN and the JKTC Parties shall have agreed on a development plan for Congonhas Minérios which shall not be binding.

4.2     Without prejudice to the provisions of Section 4.1 and except (a) in the ordinary course of business; (b) as otherwise expressly required pursuant to or provided for in this Agreement, (c) as previously consented to by JKTC Parties in writing, or (d) as required by any applicable Law or any Governmental Authority, from the Date of Effectiveness until the Date of the Merger or the Drop Dead Date, whichever occurs first, each of CSN, Congonhas Minérios and/or Namisa, as applicable, shall not take (nor allow any of their respective Subsidiaries to take, when applicable) any of the following actions:

(i)            any amendment to the articles of association/by-laws of Congonhas Minérios, Namisa or any of their Subsidiaries that has, or will have, a relevant impact on the Business of such companies or of CSN Iron Ore Division or that, in any manner, has, or will have effects on the transactions set forth herein;

(ii)          any corporate reorganization involving Congonhas Minérios, Namisa, any of their Subsidiaries or the CSN Establishment, including merger, spin-off, amalgamation, or merger of shares;

(iii)        enter into any new joint venture, consortia, association of any nature or similar agreement by or involving Congonhas Minérios, Namisa, their Subsidiaries or the CSN Iron Ore Division;

(iv)        issuance of any shares or other securities, convertible or not into shares, by Congonhas Minérios, Namisa and/or any of their Subsidiaries;

(v)          create any Lien or sell, transfer, assign, lease, offer as payment, contribute to capital, exchange or otherwise dispose of, in any manner, directly or indirectly, the assets of Congonhas Minérios (other than the Congonhas Minérios Excluded Assets), its Subsidiaries, if any, and the assets comprised in the CSN Iron Ore Division or any of CSN´s shares in Congonhas Minérios or Namisa, the MRS Shares or the MRS Bound Share (in whole or in part), provided however that nothing contained in this section shall prevent CSN, Congonhas Minérios, Namisa or their Subsidiaries from selling their products, rendering services and conducting business in the ordinary course of their businesses;

(vi)        redeem, amortize, repurchase for maintenance in treasury, convert, split or reverse split shares or quotas issued by Congonhas Minérios, Namisa or any of their Subsidiaries;

(vii)      any declaration of dividends, payment of interest on shareholders’ equity or any other distributions or payments to shareholders or quotaholders or any distribution with respect to the capital stock of Congonhas Minérios or Namisa;

(viii)    the voluntary cancellation, transfer or encumbrance of any Authorizations or rights granted to Congonhas Minérios, Namisa and their Subsidiaries or CSN (exclusively in connection with CSN Iron Ore Division) by the Brazilian Department of Mineral Production (Departamento Nacional de Produção Mineral - DNPM (“DNPM”)) or other Governmental Authorities;

(ix)        any acquisition, transfer or subscription of shares or quotas of other companies by Congonhas Minérios, Namisa or any of their Subsidiaries;

(x)          the contracting, concession or assumption of loans, financing or advances by Congonhas Minérios in an amount higher than [*] in a single transaction or in a series of related transactions;

(xi)        the granting of any guarantees in favor of third parties by Congonhas Minérios, Namisa or any of their Subsidiaries (other than to one of their Subsidiaries), as well as any free release in relation to any debts or obligations of third parties (other than to one of their Subsidiaries), in an amount higher than [*], either in a single transaction or in a series of related transactions;

(xii)      the filing of a petition for bankruptcy or receivership under court supervision or otherwise (recuperação judicial ou extrajudicial) by Congonhas Minérios, Namisa and/or any of their Subsidiaries;

(xiii)    the establishment or undertaking of activities by Congonhas Minérios, Namisa or any of their Subsidiaries different from those described in their respective corporate purposes;

(xiv)    the execution, renewal, and/or amendment of contracts or agreements written or oral (other than intercompany loans), by Congonhas Minérios, Namisa or any of their Subsidiaries or by CSN (in relation to the CSN Iron Ore Division), in an individual amount higher than [*] with any Related Party, other than the existing off-take agreements;

(xv)      the execution of any material amendment to the TECAR Lease Agreement that results in terms and conditions that are less favorable to CSN or Namisa, as the case may be;

(xvi)    the voluntary termination of the MRS Transportation Agreement in case such termination results in a Material Adverse Effect;

(xvii)   the entering into any amendments, renewal, new agreements or transactions (other than debt agreements and financing transactions) by Congonhas Minérios, Namisa or any of their Subsidiaries or by CSN (in relation to the CSN Iron Ore Division) with third parties or advances to agreements in effect, which create new obligations to Congonhas Minérios, Namisa or any of their Subsidiaries, which individually or in a series of related transactions, exceeds [*], except for agreements providing for the sale of iron ore; and

(xviii)          execution of any new lease for real estate or mining rights by Congonhas Minérios, Namisa or any of their Subsidiaries and/or CSN (in relation to the CSN Iron Ore Division).

4.3     Special Dividends. As soon as possible after the Date of Effectiveness and before the Date of the Merger, and as long as Namisa generates earnings from operational results, the amount equivalent in Reais to [*] shall be distributed to Namisa’s shareholders as dividends (“Special Dividends” and, together with the “Namisa Capital Reduction”, the “Interim Distributions”).

4.4     Due Diligence. Until the Drop-Down Date, JKTC Parties may conduct a legal, accounting, financing, technical, and operational due diligence exercise regarding the CSN Establishment and Congonhas Minérios (“Due Diligence Exercise”). CSN, therefore, shall cooperate with JKTC Parties and JKTC’s Representatives (including external legal counsel, accountants and other consultants) to make available, in a timely and organized manner, the requested documentation (including hard copies), as well as to afford access to the data and records of operating information relating to the CSN Establishment and Congonhas Minérios, as well as to their premises, properties and personnel, provided that, (i) permissions to enter the premises and/or properties or to contact personnel are subject to a prior written request from JKTC Parties to CSN informing, as the case may be, the name of the JKTC Representatives that will visit premises and/or properties or contact the personnel within at least 72 (seventy-two) hours from the intended time of visit or contact; (ii) the visits and contacts shall be conducted during business hours; and (iii) a representative indicated by CSN shall be present during the visit and/or contact.

4.5     Exclusivity. During the term of this Agreement, or until the Date of the Merger, whatever occurs first, CSN and JKTC Parties, to the extent applicable, shall not and shall cause Namisa or Congonhas Minérios not to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or voting securities, or any portion of the CSN Establishment, Namisa, Congonhas Minérios or any of their Subsidiaries; or (ii) participate in any discussions or negotiations aiming at furnishing any information with respect to, assisting or participating in, or facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

4.6     Antitrust Approvals. The Investors agree to make, or to cause to be made, the filing for the Antitrust Approvals as well as any other filing that may be required under any antitrust Law or by any antitrust Governmental Authority, including any other requirements of the antitrust legislation of any relevant jurisdiction, if applicable, within ninety (90) days from the date hereof (unless otherwise required) and to supply promptly any additional information and documentary material that may be requested pursuant thereto.

4.6.1        The Investors shall use their best efforts to cause the necessary approvals or ancillary antitrust requirements necessary to implement the Spin-Off, the Merger and the Merger Sale of Shares (such as waiting periods) to terminate or expire or be obtained at least sixty (60) days prior to the Drop Dead Date.

4.6.2        In case any of the Antitrust Authorities approve the transaction conditioned upon the agreement by any or all the Investors to comply with certain reasonable conditions and restrictions, the Parties will negotiate in good faith to try to reach a reasonable solution. Notwithstanding the foregoing, nothing in this Section 4.6.2 or otherwise in this Agreement shall require the Investors to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses, or otherwise take any action that limits the freedom of action with respect to, or their ability to retain any of the businesses, product lines or assets of any of the Investors or their Affiliates (including CSN Iron Ore Division, Congonhas Minérios and Namisa).

4.6.3        Each Party will provide, and cause their Affiliates to provide, all information necessary for preparing the notification requested by each applicable antitrust law in connection with the transaction contemplated hereby, and to promptly respond to additional requests, if any, made by any of the Governmental Authorities. To the extent not prohibited by applicable Law, each of the Investors shall also furnish to each other all information required for any application, notification or other filing to be made in connection to the Antitrust Approvals. Each Party expressly agrees not to make any contact with nor send any communication to the antitrust Governmental Authorities without the participation or the prior written agreement of the other Parties. The Parties agree that both JKTC Parties and CSN shall be represented at all meetings in-person and in all substantive conversations with any Governmental Authority regarding the matters set forth in this Section 4.6, except if, and to the extent that, any Governmental Authority objects to any party’s being represented at any such meeting or in any such conversation. The Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the Antitrust Approvals.

4.6.4        All costs and expenses individually incurred by a given Party in connection with its own efforts to collaborate with the obtainment of the Antitrust Approvals, including attorney fees to the individual counsels of each of the Parties, shall be paid by the Party incurring such expenses. Other indivisible costs related to the obtainment of the Antitrust Approvals such as Governmental Authority´s fees, expert fees, and all other like costs that the Investors as a whole may deem to be necessary for the purpose of explaining the transaction to a relevant Governmental shall be borne in equal parts by CSN on one side and the JKTC Parties on the other side, except if otherwise provided in this Agreement.

4.6.5        Each Party shall be solely responsible before the Governmental Authorities for its own actions and for the quality, integrity and veracity of the information and documentary material submitted by such party to such Governmental Authorities, in the context of the antitrust filings referred to in this Section. Any penalties, fines, injunctions, administrative sanctions, costs and expenses (including reasonable attorneys’ fees) which relate to, or arise out of, a breach or violation of provisions of the antitrust Law or orders of antitrust Governmental Authority to the Parties shall be borne by the Party who breached or violated the relevant legal provision or order and such Party shall indemnify and hold the other Parties (and their Affiliates) harmless from and against any such penalties, fines, injunctions, administrative sanctions, costs and expenses.

ARTICLE V
CONDITIONS PRECEDENT TO THE MERGER AND THE MERGER SALE OF SHARES

5.1     Conditions Precedent to the Spin-Off, the Merger and the Merger Sale of Shares. The Investors' obligation to proceed with the Spin-Off, the Merger and the Merger Sale of Shares is subject to the satisfaction of the following conditions precedent before the Date of the Merger (except for those which shall be satisfied on the Date of the Merger):

(i)            all the Preparatory Actions to the Merger shall have been implemented in accordance with this Agreement and the Brazilian Law;

(ii)          CSN shall have delivered the documents listed in Exhibit 5.1(ii) to JKTC Parties;

(iii)        the Antitrust Approvals shall have been obtained pursuant to the terms set forth in Section 4.6 above, as well as (a) the other approvals listed in Exhibit 5.1(iii) and (b) all material Authorizations necessary for the operation of the CSN Iron Ore Division by Congonhas Minérios, as currently operated by CSN, and all such Authorizations shall be in full force and effect (together the “Merger Prior Approvals”);

(iv)        CSN and Congonhas Minérios, as the case may be, shall have applied for the following environmental licenses with the relevant Governmental Authorities: [*]; and JKTC Parties shall have received evidences of receipt of all such applications by the Governmental Authority;

(v)          the nonexistence of any order issued by any Governmental Authority or any Law, preventing, restraining, prohibiting, suspending, altering, limiting or seeking damages in connection with the consummation of the Preparatory Actions to the Spin-Off, the Merger or the Merger Sale of Shares;

(vi)        each of the representations and warranties of CSN contained in or made pursuant to this Agreement shall be true, complete and correct in all material respects on the Execution Date and on the Date of the Merger (without giving effect to the Bring Down Supplements), except (a) to the extent that such representations and warranties are qualified by the terms “material” or “materially”, in which case such representations and warranties (as so written with such qualifications) shall be accurate in all respects on the Execution Date and on the Date of the Merger; and (b) for the representations and warranties set forth in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(h), 7.1(n) and 7.1(x), which shall be true and complete in all respects on the Execution Date and on the Date of the Merger;

(vii)      each of the representations and warranties of JKTC Parties contained in or made pursuant to this Agreement shall be true and complete on the Date of Execution and on the Date of the Merger;

(viii)    all of CSN’s covenants and obligations provided herein to be performed prior to the Date of the Merger (considered both collectively and individually) shall have been duly performed and complied with in all material respects;

(ix)        all of JKTC Parties’ covenants and obligations provided herein to be performed prior to the Date of the Merger (considered both collectively and individually) shall have been duly performed and complied with in all material respects;

(x)          no judicial, arbitration or administrative Claim aiming to prohibit, restrict or postpone the Preparatory Actions to the Merger, the Spin-Off, the Merger or the Merger Sale of Shares, or to challenge the validity or legitimacy of the Preparatory Actions to the Merger, the Spin-Off, the Merger or the Merger Sale of Shares shall be in course;

(xi)        [*];

(xii)      CSN shall have presented the Initial Master Plan and the Operating Budget based on the Initial Master Plan to the JKTC Parties until [*] and such Initial Master Plan and Operating Budget shall have been finally approved by the Investors until [*];

(xiii)    CSN shall have obtained the renewal of the TECAR Lease Agreement for an additional 20-year term;

(xiv)    CSN shall have assigned the current agreements, for the sale by Congonhas Minérios of iron ore to its clients, by means of which the sales currently performed by CSN or any of its Subsidiaries will be assigned and will be performed, instead, by Congonhas Minérios or any of its Subsidiaries upon the Drop-Down;

(xv)        no Material Adverse Effect shall have occurred;

(xvi)      Congonhas Minérios shall be operated by the Transferred Employees;

(xvii)    Congonhas Minérios Indebtedness, as reflected in the Congonhas Minérios Merger Balance Sheet, shall not exceed [*]);

(xviii) immediately prior to the Date of the Merger, Namisa shall have [*] (“Congonhas Minérios Operating Cash”) as cash for Congonhas Minérios expansion in accordance with the Operating Budget;

(xix)      the JKTC Shareholding Position Resulting from Merger shall have been finally determined; and

(xx)        Congonhas Minérios shall have a transportation agreement with MRS.

5.2     Waiver. The conditions set forth in items (ii), (iv), (vi), (viii), (xi), ((xiv), for those agreements that do not require the prior written approval by the applicable counterparty for their assignment), (xvi) and (xvii) of Section 5.1 above are for the benefit of JKTC Parties and, as such, may be unilaterally waived by JKTC Parties in writing. The conditions set forth in items (vii) and (ix) of Section 5.1 above are for the benefit of CSN and, as such, may be unilaterally waived by CSN in writing. The conditions set forth in items (i), (iii), (v), (x), (xii), (xiii), ((xiv), for those agreements that require the prior written approval by the applicable counterparty for their assignment), (xv), (xviii), (xix) and (xx) of Section 5.1 above are for the benefit of both Parties and, as such, may be waived by mutual consent in writing.

5.3     Failure to Implement the Spin-Off, the Merger and the Merger Sale of Shares. In case the consummation of the Spin-Off, the Merger or the Merger Sale of Shares does not occur by [*], or any postponements of such date that the Parties may mutually agree (“Drop Dead Date”), for any reason whatsoever: (i) the Closing Dividends will not be paid; (ii) the Transitional Agreement will be terminated in accordance with its terms; (iii) this Agreement will be terminated with no penalty or additional amount of any nature being due by any of the Investors, exclusively in relation to the Investment Agreement.

ARTICLE VI
EARN OUT

6.1     Earn Out. If a Liquidity Event occurs, CSN may convert the Pre-Money Equity Value – Subscription Bonus into Congonhas Minérios’s shares (“Liquidity Event Conversion”) pursuant to this ARTICLE VI. For the avoidance of doubt, the Liquidity Event shall be a one time event and shall not be counted twice.

6.2     Pre-Money Valuation. The ratio for conversion of the Pre-Money Equity Value – Subscription Bonus into Congonhas Minérios’s shares shall depend on Congonhas Minérios’ pre money equity value related to the Liquidity Event (“Pre-Money Valuation”). The Pre-Money Valuation shall be calculated in accordance with (i) the price per share agreed and issued for the Qualified Private Sale or the price per share set forth in the announcement of the beginning of the Qualified IPO (Anúncio de Início), as the case may be, and (ii) the total number of shares of Congonhas Minérios, excluding the shares to be issued by Congonhas Minérios for the Liquidity Event.

6.3     Maximum Equity Value. If the Pre-Money Valuation is equal, in Brazilian reais, [*] or greater (“Maximum Equity Value”), the Pre-Money Valuation shall be deemed to be [*] for the purpose of the Liquidity Event Conversion.

6.4     Capital Increase Prior to the Liquidity Event. In the event Congonhas Minérios’ capital stock has been increased before the occurrence of the Liquidity Event, the Minimum Equity Value and the Maximum Equity Value shall be increased by the same amount of the increased amount of Congonhas Minérios’ capital stock and, as a result, the new amounts calculated as set forth herein shall be considered as the Minimum Equity Value and the Maximum Equity Value.

6.5     Conversion Ratio. The number of shares in Congonhas Minérios that CSN shall be entitled to receive as a result of the Liquidity Event Conversion shall vary linearly so that JKTC Parties shareholding ratio in Congonhas Minérios shall be JKTC Parties’s top shareholding position in case the Pre-Money Valuation of the Liquidity Event is the Minimum Equity Value (“JKTC Liquidity Event Top Shareholding Position”), and shall be JKTC Parties bottom shareholding position in case the Pre-Money Valuation of the Liquidity Event is the Maximum Equity Value (“JKTC Liquidity Event Bottom Shareholding Position”). JKTC Parties’ top shareholding position, bottom shareholding position and final shareholding position shall be calculated as follows:

JKTC Liquidity Event Top Shareholding Position = JKTC Top Shareholding Position Post Merger Sale of Shares

JKTC Liquidity Event Bottom Shareholding Position = JKTC Bottom Shareholding Position Post Merger Sale of Shares

JKTC Liquidity Event Final Shareholding Position = [*]

6.6     Liquidity Event Conversion. CSN shall exercise its Pre-Money Equity Value – Subscription Bonus within seven (7) days from (i) the Liquidity Event, in case of a Primary Offer; or (ii) the seventh (7th) day after JKTC Parties have received evidence of the Qualified Private Sale in accordance with Section 6.7.

6.7     Evidence of the Qualified Private Sale. Within seven (7) days from execution of the documents that formalize the Qualified Private Sale, CSN shall provide JKTC Parties with all relevant documentation necessary to demonstrate the occurrence of the Qualified Private Sale, including copy of the relevant minutes that approved the capital increase.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1     Representations and Warranties of Congonhas Minérios and CSN. Except as otherwise disclosed to JKTC Parties in this Agreement, Congonhas Minérios and CSN jointly and severally represent and warrant to JKTC Parties that each of the following representations and warranties is, as of the date hereof, and will be on the Date of the Merger, true and correct (except to the extent such representations and warranties refer to a specific date, in which case such representations and warranties shall be true and correct as of such date):

(a)                Organization. Congonhas Minérios, its Subsidiaries (if any) and CSN are duly incorporated entities, validly existing under the Laws of Brazil.

(b)                Qualification of Congonhas Minérios, its Subsidiaries (if any) and CSN. Congonhas Minérios, its Subsidiaries (if any) and CSN have the required corporate power and authority to carry on their business as now being conducted.

(c)                Authority. CSN and Congonhas Minérios have all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform their obligation hereunder, including the Drop-Down, the Spin-Off, the Merger and the Merger Sale of Shares. The execution, delivery and performance of this Agreement and of the Transaction Documents and the transactions contemplated hereby and thereby by CSN and Congonhas Minérios are subject to CSN and Congonhas Minérios’ board of directors approval.

(d)                Enforceability. This Agreement has been duly and validly executed and delivered by CSN and Congonhas Minérios and constitutes a valid and binding agreement of CSN and of Congonhas Minérios enforceable against CSN and Congonhas Minérios in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application from time to time in effect that affect creditors’ rights generally.

(e)                No Violation or Breach. Except as set forth in Schedule 7.1(e), neither the execution and delivery of this Agreement and of the Transaction Documents nor the consummation of the transactions and performance of the terms and conditions of this Agreement and of the Transaction Documents by Congonhas Minérios or CSN will (i) conflict with, result in a violation or breach of or default under any provision of the By-laws of Congonhas Minérios, its Subsidiaries (if any) or CSN; (ii) conflict with, result in a violation or breach of or default under, or give rise to a right of termination, cancellation or acceleration of any provision of any Material Contract; or (iii) violate any Law in relation to Congonhas Minérios, its Subsidiaries (if any) or CSN or to their respective properties or assets, including the Brazilian Corporate Law and any regulation applicable to publicly held corporations in Brazil.

(f)                 Consents. Except for the Merger Prior Approvals, to the Best Knowledge of CSN and Congonhas Minérios, no filing or registration with, declaration or notification to, or Authorization is required in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by Congonhas Minérios, its Subsidiaries (if any) and/or CSN or the consummation by Congonhas Minérios, its Subsidiaries (if any), and/or CSN of the transactions contemplated hereby and thereby. No representation or warranty is being given by CSN or Congonhas Minérios in relation to the Antitrust Approvals.

(g)                Claims. Except as set forth in Schedule 7.1(g), there is no Claim involving Congonhas Minérios, its Subsidiaries (if any), CSN (in relation to CSN Iron Ore Division and its related business activities), CSN’s Stake in Namisa or the MRS Shares in relation to which CSN or Congonhas Minérios have received a legal notice currently in progress before any Governmental Authority.

(h)                Capitalization of Congonhas Minérios. Schedule 7.1(h) sets forth the number of outstanding shares of capital stock of Congonhas Minérios on the Date of Execution, the names of all holders thereof and the number and percentage of shares owned by each such holder. All of the outstanding capital stock of Congonhas Minérios held by CSN is owned of record and beneficially by CSN free and clear of any and all Liens (other than Claims, which are disclosed in Section 7.1(g)). All of the outstanding capital stock or other ownership interests of Congonhas Minérios held by CSN have been duly authorized and validly issued. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, advance for future capital increase (adiantamento para futuro aumento de capital), conversion rights, exchange rights, or other contracts or commitments that could require CSN or Congonhas Minérios to sell, transfer, or otherwise dispose of any capital stock of Congonhas Minérios or that could require Congonhas Minérios or CSN to cause Congonhas Minérios to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no voting agreements or understandings with respect to the voting of any capital stock of Congonhas Minérios or any contracts or commitments that could require Congonhas Minérios or CSN to enter into any voting agreements or understandings with respect to the voting of any capital stock of Congonhas Minérios.

(i)                  Compliance with Law. Except as set forth in Schedule 7.1(i)(1), and to the Best Knowledge of CSN and Congonhas Minérios, there is no uncured violation of any Law by CSN (in relation to CSN Establishment) or Congonhas Minérios that would cause a Material Adverse Effect. Except as shown in Schedule 7.1(i)(2), neither CSN nor Congonhas Minérios has received written notice from any Governmental Authority of any violation of Law with respect to Congonhas Minérios or the CSN Establishment. CSN is not making any representations or warranties in this paragraph with respect to any Environmental Law or any Law relating to Real Estate, Mining Rights or Taxes as such matters are addressed otherwise in this Agreement.

(j)                  Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against or, to the Best Knowledge of CSN and Congonhas Minérios, threatened against Congonhas Minérios, its Subsidiaries (if any) and/or CSN.

(k)                Real Estate; Mining Rights. (i) Schedule 7.1(k)(1) identifies all real estate owned, leased, possessed or otherwise occupied by Congonhas Minérios and its Subsidiaries (if any), and by CSN (in relation to CSN Iron Ore Division) and all contractual rights for rights of way or easement related thereto (the foregoing property and rights collectively referred to as the “Real Estate”); (ii) except as set forth in Schedule 7.1(k)(2), Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division), have good, valid and marketable title to, valid and subsisting leasehold or acquisition interests in or to, or valid, binding and enforceable rights to, the Real Estate, as the case may be, free and clear of any material Liens (other than Claims, which are disclosed in Section 7.1(g)); (iii) except as set forth in Schedule 7.1(k)(3), all facilities installed at, or otherwise serving the Real Estate, have received all Authorizations required in connection with the ownership or operation thereof and are operated and maintained in accordance with the applicable Laws, except for non-received Authorizations or non-compliances with Law which would not cause a Material Adverse Effect; (iv) except as set forth in Schedule 7.1(k)(4), there are no outstanding options or rights of first refusal to purchase any Real Estate owned by CSN or by Congonhas Minérios, portions thereof or interest therein; (v) the mining rights owned, leased, possessed, held or otherwise explored by Congonhas Minérios (other than the Congonhas Minérios’ Excluded Assets), its Subsidiaries (if any) and by CSN (in relation to CSN Iron Ore Division) are listed and described in Schedule 7.1(k)(5) (the foregoing rights collectively referred to as the “Mining Rights”). Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) have, or lease, valid, binding and enforceable rights as to all Mining Rights (in accordance with the terms of the applicable Mining Right) and the Mining Rights have not been sold, transferred, alienated, leased or encumbered, as applicable, or in any manner has the right to use and enjoy ownership or possession of the Mining Rights been restricted, transferred or surrendered since the initial award thereof, and Congonhas Minérios’, its Subsidiaries’ (if any) and CSN’s (in relation to CSN Iron Ore Division) title to all the Mining Rights is free and clear of any Liens (other than Claims, which are disclosed in Section 7.1(g)), except for the Liens set forth in Schedule 7.1(k)(6); (vi) each Mining Right (1) was duly granted by the appropriate Governmental Authority, (2) is fully and unconditionally vested in Congonhas Minérios, its Subsidiaries (if any) or in CSN (in relation to CSN Iron Ore Division), as applicable, except for the conditions set forth in Schedule 7.1(k)(7) and those restrictions set forth by the applicable Mining Right, (3) is in full force and effect, (4) to the Best Knowledge of CSN and Congonhas Minérios, is not subject to any threatened Claim; (vii) all Mining Rights are legal, valid and in effect in accordance with their respective terms and Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) have performed and satisfied all duties, obligations, charges and requirements of any type or nature which, as holders of the Mining Rights, are imposed upon them by any applicable Law or under the Mining Rights except when the lack of performance or satisfaction would not result in a Material Adverse Effect. To the Best Knowledge of Congonhas Minérios and CSN, neither Congonhas Minérios, its Subsidiaries (if any) nor CSN has done or failed to do any act, or by omission or commission created any cause or grounds, which would result in the termination, resolution, rescission or revocation of any of the Mining Rights; (viii) all procedures of Law related to the award and maintenance of the Mining Rights have been fully and faithfully complied with in all material respects by CSN (in relation to CSN Iron Ore Division) and Congonhas Minérios; (ix) except for Schedule 7.1(k)(8), in respect of each Mining Right and each parcel of the Real Estate owned by Congonhas Minérios, its Subsidiaries (if any) or by CSN (in relation to CSN Iron Ore Division), Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) has timely paid or been discharged of all material fees, duties, royalties and other payments, obligations or burdens that relate thereto, and all other requirements of Brazilian Law or as set forth in the Mining Rights have been fully and faithfully complied with in all material respects; (x) except as set forth in Schedule 7.1(k)(9), (1) the Mining Rights and the Real Estate are all the mining rights and real estate required to operate the CSN Iron Ore Division as currently operated (2) CSN (in relation to CSN Iron Ore Division) and Congonhas Minérios, as the case may be, have possession of an exclusive right to use and enjoy all Mining Rights in accordance with their respective terms, which enable them to exploit the Business as currently conducted, and (3) there are no restrictions thereon that would adversely affect the rights of Congonhas Minérios to exploit the deposits covered by the Mining Rights.

(l)                  Material Contracts. Schedule 7.1(l)(1) lists all agreements, arrangements, contracts and other contractual rights and obligations of the types listed below (“Material Contracts”) (1) to which, on the Date of Execution, Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division), are a party or by which Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division) are bound and (2) which are essential for Congonhas Minérios to conduct the CSN Iron Ore Division Business as currently conducted:

(i)                 contracts requiring, based on their terms, or that are reasonably expected to result in, the payment or receipt of any payment or exchange of amounts in excess of fifty million US Dollars (US$50,000,000.00) during any period of twelve (12) months;

(ii)               contracts requiring the consent of Third Parties to consummate the transactions contemplated by this Agreement or that, otherwise, grant to Third Parties rights to terminate or make the contracted conditions more onerous, except when such terminations or more onerous conditions are not material;

(iii)             contracts involving the carrying out of financial transactions or any debt instruments of any nature, in an amount higher than fifty million US Dollars (US$50,000,000.00);

(iv)             contracts that relate to any type of derivative instrument, irrespective of the market where these are traded or registered or the way they are performed;

(v)               any agreement of any nature with Affiliates and Related Parties of CSN;

(vi)             any agreement or commitment restricting the capacity of such companies to commit themselves with any area of activity or to compete with any other entity;

(vii)           any joint venture, partnership, shareholders’ or quotaholders’ agreements or other contracts involving the voting of shares or quotas of capital stock or other ownership interests of Congonhas Minérios and/or its Subsidiaries (if any), or a sharing of profits, Losses, costs, Liabilities of Congonhas Minérios or its Subsidiaries (if any) with any other Person;

(viii)         other material services, construction or operating contracts related to the Business in an amount higher than fifty million US Dollars (USD 50,000,000.00), related to (A) the exploration, mining, processing, sale, transportation or exportation of iron ore or iron concentrates, (B) the construction or operation of an open pit mine and processing plant; and (C) the construction, development or operation of iron ore logistics assets; or

(ix)             contracts entered into with any Governmental Authority.

Except as set forth in Schedule 7.1(l)(2), neither Congonhas Minérios, its Subsidiaries (if any) nor CSN (in relation to CSN Iron Ore Division) is in material breach of or default under, and no event has occurred that would constitute a material default by Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division) under any provision of any Material Contract, and neither Congonhas Minérios, its Subsidiaries (if any) nor CSN (in relation to CSN Iron Ore Division) has received written notice from any other party to any Material Contract that Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division) is in material breach in relation to any aspect of such Material Contract, which breach has not been remedied, and no such other party is in material breach of or default under any provision of any such Material Contract.

(m)              Labor Matters. Except as set forth in Schedule 7.1(m), there are no pending or, to the Best Knowledge of CSN and Congonhas Minérios, threatened strikes, work stoppages, slowdowns or lockouts against Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division).

(n)                Subsidiaries. Schedule 7.1(n) of this Agreement lists all Subsidiaries of CSN (in relation to CSN Iron Ore Division) and of Congonhas Minérios and sets forth the number of outstanding shares of capital stock or other ownership interest of each of such Subsidiaries, the names of all holders thereof and the number and percentage of shares or other ownership interest owned by each of such holder. All of the outstanding capital stock or other ownership interest of each of such Subsidiaries held by CSN or Congonhas Minérios is free and clear of any and all Liens (other than Claims, which are disclosed in Section 7.1(g)). All of the outstanding capital stock or other ownership interest of each of such Subsidiaries held by CSN or Congonhas Minérios have been duly authorized and validly issued. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CSN or Congonhas Minérios or any of such Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other ownership interest of any of such Subsidiaries or that could cause any such Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock or other ownership interest. There are no voting agreements or understandings with respect to the voting of any capital stock or other ownership interest of any such Subsidiary. None of such Subsidiaries Controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary.

(o)                Authorizations. Except as set forth in Schedule 7.1(o)(1), Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) have all material Authorization required to conduct their businesses as currently conducted (including all material Authorizations required under Environmental Law and relating to Tax Matters, Mining Rights and Real Estate). Except as set forth in Schedule 7.1(o)(2), each such Authorization is in full force and effect and Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) are in compliance with all of their material obligations with respect thereto.

(p)                Environmental Matters. Except as set forth in Schedule 7.1(p), to the Best Knowledge of CSN and of Congonhas Minérios (i) Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) are in compliance with all Environmental Laws in all material respects; (ii) there is no Lien (other than Claims, which are disclosed in Section 7.1(g)) over Congonhas Minérios’, its Subsidiaries’ (if any) or CSN Iron Ore Division premises, by any Governmental Authority, resulting from violation of or noncompliance with Environmental Laws, except for non material extrajudicial notices from Third Parties; (iii) neither Congonhas Minérios, its Subsidiaries (if any) nor CSN (in relation to CSN Iron Ore Division) is subject to any outstanding consent decree, compliance order or administrative order (including to investigate or remediate any contaminated land) pursuant to an Environmental Law; and (iv) Congonhas Minérios, its Subsidiaries (if any) and CSN are in full compliance with, in all material respects, with the technical conditions imposed by the environmental Authorizations issued in favor of the Business developed in CSN Iron Ore Division.

(q)                Tax Matters. Except as set forth in Schedule 7.1(q), to the Best Knowledge of CSN and Congonhas Minérios, (i) Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division and its related business activities) are in compliance with the Laws relating to Taxes in all material respects; (ii) all material Tax Returns required to be filed by or with respect to Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division and its related business activities) have been filed with the appropriate tax authorities in all jurisdictions in which such Tax Returns are required to be filed; (iii) such Tax Returns were true, complete and correct in all material respects, and all Taxes reported in such Tax Returns and all other Taxes due by Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division and its related business activities), as a taxpayer or as a party liable to collect the Taxes, as determined by the applicable Law, that have been due and all other requirements of Law relating to Taxes have been fully and faithfully complied with in all material respects; (iv) Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division and its related business activities) have made all material payments and are in compliance with all their material obligations related to Taxes; and (v) all Taxes due by Congonhas Minérios and/or any of its Subsidiaries or CSN (in relation to CSN Iron Ore Divisions and its related business activities) enrolled in tax installment payment programs (programas de parcelamento ou recuperação fiscal) with Federal and/or State tax authorities have been timely paid and all other conditions for enjoyment of the programs have been fulfilled.

(r)                 Pro Forma Balance Sheet. The pro forma balance sheet of the CSN Establishment based on the financial statements of CSN as of September 30, 2014 (including the notes thereto) is attached hereto as Exhibit 7.1(r) (“CSN Establishment Pro Forma Signing Balance Sheet”). The CSN Establishment Pro Forma Signing Balance Sheet fairly presents, in all material aspects, the unconsolidated financial position of CSN in relation to the CSN Establishment, as of the respective dates or for the respective periods set forth therein and are true, correct and complete in all material respects as of the respective dates, and are consistent, in all material aspects, with the records of CSN, all in conformity with IFRS or Brazilian GAAP, as applicable, consistently applied during periods involved therein, except as otherwise noted therein, and subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

(s)                 Financial Statements. The financial statements of Congonhas Minérios, as of September 30, 2014 is attached hereto as Schedule 7.1(s) and fairly presents the financial position and the results of operations and cash flows of Congonhas Minérios as of the respective date, or for the respective periods set forth therein, and are true, correct and complete as of the respective date, and are consistent with the records of Congonhas Minérios, all in conformity with IFRS or Brazilian GAAP, as applicable, consistently applied during periods involved therein, except as otherwise noted therein, and subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

(t)                  Insurance. Except as set forth in Schedule 7.1(t), (i) all premiums due and payable for the insurance policies of Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) have been paid in the ordinary course of business; (ii) there are no pending Claims in excess of five million United States dollars (USD5,000,000.00) under such policies in relation to which Congonhas Minérios, its Subsidiaries (if any) or CSN, as the case may be, has received legal notice; and (iii) all insurance policies of Congonhas Minérios and related to the CSN Iron Ore Division have adequate coverage with respect to the risks addressed by such policies, as is customary for companies engaged in similar businesses within the same industry in Brazil.

(u)                Title to Assets. Each of Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Establishment), has good and marketable title to all properties, assets and rights (other than Real Estate) owned by it (including to the CSN Stake in Namisa and the MRS Shares) in accordance with the relevant titles, in each case free from Liens (other than Claims, which are disclosed in Section 7.1(g)) and defects that could affect the value thereof or interfere with the use made of them. Each of Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Establishment until it is contributed by CSN to Congonhas Minérios) holds all leased personal property under valid and enforceable leases, with no exceptions that could interfere with the use made thereof by them, including those properties and assets that are part of the CSN Iron Ore Division.

(v)                Intellectual Property. Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) are owners of, or entitled to use, all right, title and interest in and to each of the trademarks, logos, trade names, corporate names, domain names, patents, software, designs, copy rights, know-how, trade secrets and other intellectual property rights necessary to carry out their businesses as currently conducted, free and clear of any Liens (other than Claims, which are disclosed in Section 7.1(g)).

(w)              CSN Iron Ore Division and CSN Establishment. CSN is the owner of the CSN Establishment. Except as set forth in Schedule 7.1(w), the assets, rights and liabilities comprised in the CSN Iron Ore Division (a) are those listed in Exhibit I (b) are in good operating condition and repair, except for normal wear and tear, and are adequate for the uses to which they are being put; (c) are all the assets, rights and liabilities necessary for the development and operation of the Business of the CSN Iron Ore Division as currently conducted by CSN; and (d) comprise all assets required for Congonhas Minérios to operate the CSN Iron Ore Division’s Business as an ongoing concern and on a standalone basis upon the implementation of the Drop Down.

(x)                MRS Shares. All of the MRS Shares (a) have been legally and validly issued, (b) will, on the Date of the Merger, be held by Congonhas Minérios, free and clear of any Liens (other than Claims, which are disclosed in Section 7.1(g)).

(y)                Guarantees. Neither CSN (in relation to the CSN Iron Ore Division), Congonhas Minérios nor its Subsidiaries (if any) is a guarantor or otherwise is responsible for any Liability of obligation (including indebtedness) of any other Person, except as provided in Schedule 7.1(y).

(z)                Brokerage Fees and Commissions. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of Congonhas Minérios, its Subsidiaries (if any) or CSN who is or might be entitled to receive any fee and legal fees, commission or payment from JKTC Parties, Congonhas Minérios or any of its Subsidiaries (if any) in connection with the negotiation, preparation, execution or delivery of this Agreement, the Transitional Agreements or the consummation of the transactions contemplated hereby and thereby.

7.1.1        Information. All documents included or to be included in the Data Room are true and correct in all material respects and will be recorded in a DVD that will be delivered to the JKTC Parties at the Date of the Merger (the “DVD”). For the avoidance of doubt, all the representations and warranties of CSN under this Agreement are based on Section 7.1 and its Schedules, which shall prevail over any information contained in the DVD for purposes of Section 8.1(i).

7.2     Representations and Warranties of JKTC Parties. Except as otherwise disclosed to CSN in this Agreement, the JKTC Parties jointly and severally represent and warrant to CSN that each of the following representations and warranties is, as of the date hereof, and will be, on the Date of the Merger, true and correct:

(a)                Organization and Qualification. Each of the JKTC Parties is a company duly organized and validly existing under the Laws of the country of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

(b)                Authority. Each of JKTC Parties has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or similar action on the part of each JKTC Party, except for POSCO’s board of directors approval.

(c)                Enforceability. This Agreement has been duly and validly executed and delivered by each of JKTC Parties and constitutes a valid and binding agreement to JKTC Parties and each of JKTC Parties, enforceable against each of JKTC Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application from time to time in effect that affect creditors’ rights generally.

(d)                No Violation or Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement by each of JKTC Parties will (i) result in any violation or breach of or default under any provision of the certificate of incorporation or other similar governing documents of each of JKTC Parties; (ii) will result in a violation or breach of or default under any provision of any agreement, indenture or other instrument under which each of JKTC Parties is bound, other than such violations, breaches or defaults of agreements, indentures or other instruments that would not have a Material Adverse Effect; or (iii) result in any violation or breach of any Law applicable to any of the JKTC Parties.

(e)                Consents. Except for the Merger Prior Approvals, to the Best Knowledge of JKTC Parties, no filing or registration with, declaration or notification to, or Authorization is required in connection with the execution, delivery and performance of this Agreement by each of JKTC Parties or the consummation by each of JKTC Parties of the transactions contemplated hereby. No representation or warranty is being given by the JKTC Parties in relation to the Antitrust Approvals.

(f)                 Claims. There is no Claim by or before any court or other Governmental Authority or any arbitration proceeding pending or, to each of JKTC Parties’ Best Knowledge, threatened against each of JKTC Parties that if adversely determined would have a Material Adverse Effect or affect any of the JKTC Parties’ ability to perform its obligations under this Agreement.

(g)                Brokerage Fees and Commissions. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of each of JKTC Parties who is or might be entitled to any fee and legal fees, commission or payment from CSN or from Congonhas Minérios in connection with the negotiation, preparation, execution or delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

(h)                No Liabilities. Each of JKTC Parties has no liabilities of any nature (whether absolute, accrued, contingent or otherwise) that may impact the negotiations set forth in this Agreement.

(i)                  Independent Investigation. Each of JKTC Parties will conduct its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the CSN Establishment and of Congonhas Minérios to the extent each of them are deemed appropriate. In entering into this Agreement, each of JKTC Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of CSN or Congonhas Minérios or any of its Representatives (except the specific representations and warranties set forth in Section 7.1). Each of JKTC Parties acknowledges that (i) none of CSN’s or Congonhas Minérios’ Representatives shall have any personal liability, responsibility or obligation based upon any information provided or made available, or statements made (including as disclosed in the Data Room) (ii) neither CSN nor Congonhas Minérios, Namisa or their Subsidiaries (if any), or any other Person, has made any representation or warranty, expressly or implicitly, about Congonhas Minérios, Namisa or their Subsidiaries (if any) or about the CSN Establishment, the Business or other questions not included in this Agreement. Without limiting the generality of the foregoing, neither CSN, nor Congonhas Minérios, Namisa or their Subsidiaries (if any), or any other Person, has made any representations or warranties to JKTC Parties with respect to any forecasts, estimates or budgets regarding CSN’s, Congonhas Minérios’, Namisa’ or their Subsidiaries’ business.

ARTICLE VIII

INDEMNIFICATION

8.1     Indemnification by CSN. Subject to the other terms and limitations set forth in this Agreement, CSN shall indemnify, defend, reimburse and hold harmless JKTC Parties, BJIOC SPC, Japanese SPC, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Itochu Corporation, their Subsidiaries in Brazil, Congonhas Minérios and its Subsidiaries and their respective directors and officers (each such Person, a “JKTC Indemnified Party” and, collectively, the “JKTC Indemnified Parties”) from and against any and all Losses actually incurred by JKTC Indemnified Party resulting from (i) any breach, inaccuracy or omission of any representation or warranty made by CSN or Congonhas Minérios in this Agreement, after giving effect to the Bring Down Supplements, (ii) any breach or non-performance of any covenants or obligations of Congonhas Minérios (until the Date of the Merger) or CSN under this Agreement (iii) any Liability not identified in Exhibit I (as updated as of the Drop Down Date in accordance with Section 2.3(v)) or in the Schedules to Section 7.1 (as supplemented by the Bring Down Supplements) and claimed against any

JKTC Indemnified Party; (iv) any Liability related to Congonhas Minérios Excluded Assets and claimed against any JKTC Indemnified Party; (v) any Liability related to Namisa Excluded Assets involving facts or events occurred after the Date of the Merger and claimed against any JKTC Indemnified Party.

8.1.1        For the avoidance of doubt, non-material liabilities of the CSN Establishment not identified in the Schedules to the representations and warranties of Section 7.1 that are qualified by materiality shall: (i) be considered as transferred to Congonhas Minérios and (ii) not be subject to the indemnification obligation provided for in Section 8.1.

8.1.2        Notwithstanding Section 8.1(iii), the Tax Claims listed in Schedule 8.1.2, which are identified in the Schedules to Section 7.1 (i) will not be transferred to Congonhas Minérios upon the Drop Down and (ii) should not be deemed included in Exhibit I or in the Schedules to Section 7.1 for purposes of Section 8.1(iii).

8.1.2.1  The Tax Claims listed in Schedule 8.1.2.1 will be transferred to Congonhas Minérios upon the Drop Down, but they should not be deemed included in Exhibit I or in the Schedules to Section 7.1 for purposes of Section 8.1(iii).

8.1.3        The Liabilities related to the Tax Claim 0003009-40.2010.4.02.5104 (2010.51.04.003009-2) (salário educação) shall be deemed as transferred to Congonhas Minérios upon the Drop Down only in relation to the portion of it that relates to employees of the CSN Iron Ore Division at the time and, therefore (i) Section 2.1.2 shall not apply and (ii) the portion of the Liability that has not been transferred should not be deemed included in Exhibit I or in the Schedules to Section 7.1 for purposes of Section 8.1(iii).

8.2     Indemnification by JKTC Parties. Subject to the other terms and limitations set forth in this Agreement, JKTC Parties shall indemnify, defend, reimburse and hold harmless CSN, its Subsidiaries and their respective members of the board of directors, officers and direct shareholders (each such Person, a “CSN Indemnified Party” and, collectively, the “CSN Indemnified Parties”) from and against any and all Losses actually incurred by any CSN Indemnified Party resulting from (i) any breach, inaccuracy or omission of any representation or warranty of JKTC Parties under this Agreement; and (ii) any breach or non-performance of any covenants or obligations of JKTC Parties under this Agreement.

8.3     Indemnification by Congonhas Minérios. Subject to the other terms and limitations set forth in this Agreement, Congonhas Minérios shall indemnify, defend, reimburse and hold harmless the CSN Indemnified Parties from any Loss actually incurred resulting from: (i) Liabilities identified in Exhibit I (as updated as of the Drop Down Date in accordance with Section 2.3(v)) or in the Schedules to Section 7.1 (as supplemented by the Bring Down Supplements) or (ii) Liabilities of Congonhas Minérios arisen from acts or facts occurred after the Date of the Merger and claimed against any CSN Indemnified Party.

8.4     Provisional Decision. Neither JKTC Parties, Congonhas Minérios nor CSN shall be required to make any payments to CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, pursuant to this ARTICLE VIII with respect to indemnification obligations until (i) a final court decision not subject to appeal or arbitral decision (subject to no recourse or appeal) is issued or granted against Congonhas Minérios and its Subsidiaries, CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, regarding a third party Claim (except if any provisional court or arbitral decision which effects are not suspended, reversed or stayed requires Congonhas Minérios and its Subsidiaries, any CSN Indemnified Party or JKTC Indemnified Party to make any payment thereunder (“Provisional Decision”) or (ii) a final arbitral award is issued or granted against Congonhas Minérios, any of its Subsidiaries, any of the CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, regarding a direct dispute between CSN and JKTC Parties (except for a Provisional Decision) or (iii) CSN, JKTC Parties or Congonhas Minérios agree in writing that such indemnification is undisputed and due by either CSN, JKTC Parties or Congonhas Minérios, as applicable. The applicable CSN Indemnified Party or JKTC Indemnified Party shall be fully and promptly reimbursed for all costs incurred and payments made with respect to a Provisional Decision, if such Provisional Decision is reverted on behalf of the relevant CSN Indemnified Party or JKTC Indemnified Party.

8.5     Indemnification Amount. In case a Loss is incurred by Congonhas Minérios or any of its Subsidiaries and the indemnification is paid to the party that is indemnifiable under this Agreement, the amount to be indemnified to the party receiving indemnification under this agreement shall be equal to the amount of the Loss multiplied by the percentage of the capital stock of Congonhas Minérios held by the respective party or held indirectly in a Subsidiary, as applicable, in each case, immediately after giving effect to the transactions contemplated herein, except if the indemnification is paid to the company itself, in which case the amount shall be equal to 100% of such Loss; (b) in case a Loss is incurred directly by a party, then the amount to be indemnified under this Agreement shall be equal to 100% of the amount of the Loss incurred by such party.

8.5.1        The amount of any Loss to be indemnified pursuant to this ARTICLE VIII shall be net of any actual Tax benefit arising from the use of such Loss as a deductible expense, provided that there is taxable income in the same fiscal year of the incurred Loss against which such Tax benefit can be used. The amount of the Loss to be indemnified in cash shall also be increased to an amount which, after subtracting the applicable Taxes, leaves an amount equal to the indemnity payment that would have been due without any Taxes that, pursuant to applicable Law, arise from or in connection with the remittance and receipt of any indemnity payment under this Agreement by the Indemnified Party, considering the applicable rates.

8.5.2        Loss of Profits. The Parties will only be liable for loss of profits under this ARTICLE VIII (i) suffered by Congonhas Minérios or any of its Subsidiaries; and (ii) when the loss of profits resulting from such breach has been finally determined. The responsibility for loss of profits shall be deemed to be finally determined when the Investors have so determined by mutual agreement or, if disputed, when a final decision in respect thereof has been rendered pursuant to Section 9.2.

8.6     Deposits or Guarantees. If under any Loss to be indemnified pursuant to this Agreement, Congonhas Minérios and its Subsidiaries, CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, is compelled to provide any type of guarantee or deposit in order to file an appeal or otherwise to present any defense in connection with an administrative proceeding or a lawsuit of any nature, the Indemnifying Party (as defined below) shall provide Congonhas Minérios, any of  its Subsidiaries, CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, with the means to provide such guarantee or deposit.

8.7     Indemnification Procedure. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(i)            If a Claim by a third party is made against a CSN Indemnified Party or a JKTC Indemnified Party (any such Person, an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE VIII, such Indemnified Party shall promptly furnish written notice of such Claim (in reasonable detail and including the factual basis for such Claim and, to the extent known, the amount thereof) to the party against whom indemnity is sought (such party, in such capacity, the “Indemnifying Party”). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such Claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a Claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except and only to the extent that, as a result of such failure, any Indemnifying Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure. The Indemnifying Party shall have five (5) Business Days after receipt of such notice to elect to undertake, conduct and control (through counsel of its own choosing and at its own expense, so long such counsel is approved by the other party, such approval not to be unreasonably delayed or withheld), and, in any event, shall have the right to participate (at its own expense) in, the settlement or defense of such Claim, and the Indemnified Party shall cooperate with it in connection therewith. If the Indemnifying Party elects to undertake, conduct and control the settlement or defense of such Claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense directly or through counsel chosen by such Indemnified Party (but the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Indemnifying Party (at the Indemnifying Party's cost and expense) (i) has undertaken the defense of, and assumed full responsibility for all indemnified liabilities with respect to, such Claim, (ii) is reasonably contesting such Claim in good faith through appropriate proceedings and (iii) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of the property and/or assets of the Indemnified Party or of Congonhas Minérios and its Subsidiaries, as the case may be, for payment of such Claim, the Indemnified Party shall not pay or settle any such Claim; provided, however, that, the Indemnified Party shall have the right to pay or settle any such Claim if it has waived in writing any right to indemnity by the Indemnifying Party for such Claim; and provided, further, that, if within five (5) Business Days after the receipt of the Indemnified Party's notice of a Claim of indemnity under this Section 8.7, the Indemnifying Party does not notify the Indemnified Party that it elects (at the Indemnifying Party's cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified liabilities with respect thereto, or gives such notice and thereafter fails to contest such Claim in good faith or to prevent action to foreclose a Lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle or compromise such Claim (at the Indemnifying Party’s costs and expenses) and the Indemnified Party shall not thereby waive any right to indemnity for such Claim under this Agreement. No Indemnifying Party shall consent to any settlement, compromise or discharge (including the consent to entry of any Judgment) of any such Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that, if the Indemnifying Party assumes the defense of any such Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such Claim and definitely and unconditionally releases the Indemnified Party completely from all liability in connection with such Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (a) that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (b) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of such Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge (including the consent to entry of any Judgment with respect to), any such Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) unless the Indemnified Party has waived in writing any right to indemnity from the

Indemnifying Party with respect to such Claim or otherwise provided herein, in which cases no such consent shall be required.

(ii)          Any Claim on account of Losses for which indemnification is provided under this Agreement which does not involve a Claim of a third party shall be asserted by prompt written notice (setting forth in reasonable detail the facts or circumstances that allegedly gave rise to such Claim and, to the extent known, the amount thereof) given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The failure or delay of the Indemnified Party to deliver prompt written notice of a Claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except and only to the extent that, as a result of such failure, any Indemnifying Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

(iii)        In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any Claim (an “Indemnified Claim”), such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or Claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner and (at such Indemnifying Party's cost and expense) in prosecuting any subrogated right or Claim.

8.8     Survival and Time Limitation. Except as otherwise set forth herein, the terms and provisions of this Agreement, including the representations and warranties, shall survive the consummation of the Spin-off, the Merger and the Merger Sale of Shares contemplated in this Agreement. Any Claim by any JKTC Indemnified Party that CSN is liable to such JKTC Indemnified Party under the terms of this Agreement shall be brought against CSN until the 6th anniversary of the Date of the Merger, provided that such time limitation shall not apply to Section 8.1(iii) and to Section 8.3. Notwithstanding the foregoing, an indemnification Claim brought pursuant to this ARTICLE VIII before the expiry of such deadlines will not be precluded hereby if the Claim is initiated in writing prior to the expiration of the applicable survival period described in the preceding sentence.

8.9     Further Indemnity Limitations. The amount of any Loss to be indemnified pursuant to this Agreement shall be reduced (i) to the extent any Indemnified Party actually receives any insurance proceeds with respect to such Loss, and (ii) to take into account any payment actually received by an Indemnified Party with respect to such Loss.

8.10 The Investors hereby agree that the conduction of the Due Diligence shall not, in any way, exempt or affect CSN’s indemnification obligation under Section 8.1(i).

ARTICLE IX
APPLICABLE LAW AND DISPUTE RESOLUTION

9.1     Applicable Law. This Agreement and the rights and obligations of the Parties hereunder and the transactions contemplated herein shall be governed by, enforced and interpreted in accordance with the laws of the Federative Republic of Brazil. This Agreement shall be executed by all Parties in São Paulo, Brazil.

9.2     Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (“Dispute”) shall be solved by arbitration, in accordance with the following provisions:

9.2.1        The Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) in force at the time of the request for arbitration.

9.2.2        The arbitration shall be conducted by 3 (three) arbitrators (“Arbitral Tribunal”), one nominated by the claimant, another one nominated by the respondent, and the two (2) party-appointed arbitrators shall designate a third arbitrator, who shall act as president of the Arbitral Tribunal, within 15 (fifteen) days after the confirmation of the later-appointed of these two arbitrators. In case there are multiple parties, whether as claimant or as respondent, the multiple claimants, jointly, and/or the multiple respondents, jointly, as the case may be, shall appoint one arbitrator. If any of the three arbitrators is not nominated within the time prescribed in the ICC Rules or above, such arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce (the "ICC Court").

9.2.3        The arbitration shall be held in the City of São Paulo, State of São Paulo, Brazil, where the arbitral award shall be deemed rendered. The arbitration procedure shall be held in English and in accordance with Brazilian Law, but evidence may be produced by the parties in Portuguese without the need for translation. The Arbitral Tribunal shall not act as amiable compositeurs or decide the merits of the Dispute ex aequo et bono.

9.2.4        The Parties elect the courts of the City of São Paulo, State of São Paulo, exclusively for granting interim or conservatory measures before the constitution of the Arbitral Tribunal. Even in instances where a provisional judicial relief has been sought or obtained, the merits of the Dispute shall always be decided by the Arbitral Tribunal. For the avoidance of doubt, among the remedies that may be ordered or awarded by the Arbitral Tribunal is the remedy of specific performance of contractual obligations.

9.2.5        Except for attorney’s fees, which shall be borne individually by each of the parties to the arbitration, all expenses, costs and legal fees shall be borne by one or all parties as determined by the Arbitral Tribunal.

9.2.6        The Parties shall keep the confidentiality of each and every information concerning the arbitration.

9.2.7        If one or more Disputes arise under this Agreement or any other Transaction Document, then any or all such Disputes may be brought into a single arbitration. The ICC Court may, at the request of any of the parties, consolidate the arbitral proceeding with any other pending arbitral proceeding involving this Agreement and/or any other Transaction Document. If one or more arbitrations are already pending with respect to a Dispute under any such agreement, then any party to a new dispute or any subsequently filed arbitration brought under any such agreement may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration.

9.2.8        The new dispute or subsequently filed arbitration shall be so consolidated, provided that the ICC Court determines that: (i) the new dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the prior pending arbitration; (ii) no party to the new dispute or prior pending arbitration would be prejudiced; and (iii) the consolidation under these circumstances would not result in undue delay for the prior pending arbitration.

9.2.9        The consolidation order shall be final and binding upon all the parties involved in the consolidated proceedings. The arbitrations shall be consolidated into the arbitration that commenced first. The Parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration proceeding, the subject of which has been consolidated into another arbitral proceeding.

ARTICLE X
GENERAL

10.1 Non-Assignability. Except as otherwise expressly provided in this Agreement, no Investor shall assign or transfer or otherwise dispose of to any third party all or any part of this Agreement or any of the rights or obligations to accrue hereunder, without the prior written consent of the other Investor.

10.2 Disclaimer of Agency. This Agreement shall not constitute either Investor as the legal representative or agent of the other Investor, nor shall any Investor have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, in the name of or on behalf of the other Investor.

10.3 Notice. Any notice by any of the parties of this Agreement shall be prepared and delivered in English and addressed as follows:

I.          Companhia Siderúrgica Nacional:

Avenida Brigadeiro Faria Lima, 3.400, 20th Floor

04538-132, São Paulo, SP, Brazil

Telephone: (55 11) 3049-7100

[*]

With copy to:

[*]

II.       BJIOC:

13th Floor, Itochu Bldg., 5-1, Kita-Aoyama,

2chome, Minato-ku, Tokyo, 107-0061, Japan

[*]

III.     POSCO:

POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul,

135-777, Korea

[*]

IV.    China Steel Corporation:

88 Chenggong, 2nd Roard, Qianzhen, Kaohsiung 80661

Taiwan, Republic of China

[*]

V.      Congonhas Minérios S.A.:

Logradouro Casa de Pedra, without number, part

CEP 36.415-000, Congonhas/MG, Brazil

[*]

VI. Nacional Minérios S.A.:

With copy to:

Legal Department

Logradouro Casa de Pedra, s/n, parte

36.415-000, Congonhas, MG, Brasil

Rua Iguatemi, 192, 25º andar

01451-010, São Paulo, SP, Brasil

[*]

[*]

10.3.1    Notices shall be deemed to have been delivered when sent with a return receipt or “aviso de recebimento” issued by the Empresa Brasileira de Correios e Telégrafos (Brazilian Official Post Office) to the above mentioned addresses or, in case of e-mail communication, when a confirmation of such transmission or confirmation receipt is obtained. The original version of documents sent via e-mail shall be sent to the above mentioned addresses no later than 2 (two) Business Days after such transmission.

10.3.2    Any Investor may change its address or telex or facsimile number for the purpose of this Section 10.3 by notice given to the other parties in the manner set forth above.

10.4 Non-Waiver. Any failure by any Party to enforce any provision of this Agreement shall not be considered as constituting a waiver of that Party’s right to enforce thereafter the same provision or other provisions hereof whether or not of similar character.

10.5 Confidentiality. Each of the Investors, Namisa and Congonhas Minérios shall maintain the confidentiality on the Confidential Information, except for any information which (i) at the time of disclosure, is public information, (ii) after disclosure, is published or otherwise becomes part of the public domain without any violation of this Agreement or the Transaction Documents by the Investors, (iii) is received by the disclosing Investor from a third party, provided that such third party, or any other party from whom such third party received such information, is not in breach of any confidentiality obligation in respect of such information. In the event that any Investor becomes legally obligated (whether by Law, court order or otherwise) to disclose any of the Confidential Information, such Investor shall (except for any announcements pursuant to Instrução CVM No. 358/02, as amended, in which case the relevant Investor may disclose such information as it deems to be required under such regulation) (a) immediately notify the other Investor of the existence, terms and circumstances in connection therewith, (b) cooperate with the other Investor, in the event that any Investor seeks a protective order or other appropriate remedy, (c) furnish only that portion of the Confidential Information which is legally required and (d) exercise its reasonable efforts to attempt that confidential treatment be accorded to the Confidential

Information. The Investors hereby acknowledge that each of them may disclose any Confidential Information, to the extent necessary and permitted by Law, to any of their respective direct or indirect shareholder, employee, executive officer (director executivo), attorney, consultant, financial advisor, accountant or other Representative thereof, in compliance with the provisions of this Section10.5.

10.5.1    The obligation of confidentiality under this Section 10.5 above shall survive the termination of this Agreement and shall be valid until August 10, 2022.

10.6 Severability.     Should any provision of this Agreement or any other agreements entered into between the Parties hereto in connection with this Agreement be or become invalid or unenforceable under any applicable Law or violate any applicable Law, the remainder of this Agreement or any of such other agreements shall be valid and binding as if such provision were not included therein.

10.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.8 Schedules and Exhibits. All Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference. The specification of any Real or US Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules to Section 7.1 is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Investor shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any Claim, dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. No events, changes, circumstances, developments, effects or states of facts occurred prior to the date hereof shall be added as updates in the Schedules after the date hereof. The representations and warranties of CSN in Section 7.1 that are qualified by materiality shall only have the relevant Schedule supplemented by material events, changes, circumstances, developments, effects or states of facts occurred after the date hereof.

10.9 Conversion of Amounts. The conversion of amounts in Brazilian reais into United States dollars (PTAX for “venda”), and in United States dollars into Brazilian Reais (PTAX for “compra”), for the purpose of complying with the obligations set forth under this Agreement, shall use PTAX applicable at the close of the business of the day that is 2 (two) Business Days prior to the relevant calculation or payment date (as the case may be). If no PTAX value is available on such date, PTAX value shall be replaced by the exchange rate freely practiced in the Brazilian financial market.

10.10                     Effectiveness. This Agreement shall only become effective upon CSN´s, Namisa´s, Congonhas Minérios´ and POSCO’s board of directors approvals (“Board Approvals”), which meetings shall take place on or before December 12, 2014, being the date the last of those approvals is obtained hereinafter referred to as “Date of Effectiveness”. In case any of the Board Approvals are not obtained by December 12, 2014, this Agreement shall be automatically terminated, without producing any effect.

10.11                     Amendments. This Agreement may be amended only with the written consent of the Parties.

10.12                     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to affix their respective signatures on this instrument the day and year first above written.

[signature pages follow]

Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Companhia Siderúrgica Nacional

_________________________ By: Title:	_________________________ By: Title:

Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Brazil Japan Iron Ore Corporation

_________________________ By: Title:

Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

POSCO

_________________________ By: Title:

Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

China Steel Corporation

_________________________ By: Title:

Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Congonhas Minérios S.A.

_________________________ By: Title:	_________________________ By: Title:

Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Nacional Minérios S.A.

_________________________ By: Title:	_________________________ By: Title:

Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Witnesses:

1.________________________ Name: ID Card:	2.________________________ Name: ID Card:

Exhibit II

List of dates which shall not be considered as a Business Day on 2015

(The Shareholders shall renew the list of dates which shall not be considered as a Business Day by exchanging the list of dates which shall not be considered as a Business Day in next year by no later than December 28th every year.)

SÃO PAULO

  January 1st, 2015 - New Year’s Holiday (national holiday)
  January 25th, 2015 - Anniversary of the city of São Paulo (municipal holiday)
  February 17th, 2015 - Carnival (optional day off for workers, not an official holiday)
  February 18th, 2015 - Ash Wednesday (optional day off for workers, not an official holiday)
  April 3rd, 2015 - Good Friday (national holiday)
  April 21st, 2015 - Day of Tiradentes (national holiday)
  May 1st, 2015 - Labor Day (national holiday)
  June 04th, 2015 - Corpus Christi (national holiday)
  July 9th, 2015 - Constitutional Revolution of 1932 (state holiday)
  September 7th, 2015 - Independence of Brazil (national holiday)
  October 12th, 2015 - Day of the Patroness of Brazil (Nossa Senhora Aparecida) (national holiday)
  October 28th, 2015 - Day of Government Employees (optional day off for workers)
  November 2nd, 2015 - All Soul’s Day (national holiday)
  November 15th, 2015 - Proclamation of the Republic (national holiday)
  November 20th, 2015 - Day for Black Awareness (municipal holiday)
  December 25th, 2015 - Christmas (national holiday)

NEW YORK

  January 1st - New Year's Holiday (national holiday)
  January 19th - Martin Luther King, Jr. Day (national holiday)
  February 16th - Washington’s Birthday (national holiday)
  May 25th - Memorial Day (national holiday)
  July 4th - Independence Day (national holiday)
  September 7th - Labor Day (national holiday)
  October 12th - Columbus Day (national holiday)
  November 11th - Veterans Day (national holiday)
  November 26th - Thanksgiving Day (national holiday)
  December 25th - Christmas Day (national holiday)

SEOUL

  Jan 1st - New Year's Day
  Feb 18th - Seollal Holiday Day 1
  Feb 19th - Thursday Seollal Holiday Day 2
  Feb 20th - Seollal Holiday Day 3
  Mar 1st - Independence Movement Day
  May 1st - Labor Day
  May 5th - Children's Day
  May 25th - Buddha's Birthday
  Jun 6th - Saturday Memorial Day
  Aug 15th - Liberation Day
  Sep 26th - Mid-Autumn Festival Day 1
  Sep 27th - Mid-Autumn Festival Day 2
  Sep 28th - Mid-Autumn Festival Day 3
  Sep 29th - Mid-Autumn Festival Day 4
  Oct 3rd - National Foundation Day
  Oct 9th - Hangeul Proclamation Day
  Dec 25th - Christmas Day

TEXT_SP/9195554v1/7474/36

TOKYO

  Jan 1st - New Year’s Day
  Jan 12th - Coming of Age Day
  Feb 11th - Foundation Day
  Apr 29th - Showa Day
  May 4th - Greenery Day
  May 5th - Children’s Day
  May 6th - Constitution Memorial Day
  Jul 20th - Marine Day
  Sep 21st - Respect-for-the-Aged Day
  Sep 22nd - Holiday by Law
  Sep 23rd - Autumnal Equinox Day
  Oct 12th - Health and Sports Day
  Nov 3rd - Culture Day
  Nov 23rd - Labor Thanksgiving Day
  Dec 23rd - The Emperor's Birthday

TEXT_SP/9195554v1/7474/36

EXHIBIT III

Bylaws of the Company

Congonhas Minérios S.A.

NIRE: 31.300.025.144

CNPJ: 08.902.291/0001-15

Bylaws

Article I

Company Name, Registered Office, Purpose, and Duration

Section 1.                Congonhas Minérios S.A. (“Company”) is a corporation (sociedade anônima) governed by these Bylaws and the applicable legislation.

Section 2.                The purpose of the Company is (i) the exploitation of iron ore mining activities, in any part of Brazil or abroad, comprising the development of mineral deposits, research, extraction, sale of iron ore and byproducts derived from mining activities, beneficiation, industrialization, transportation, logistics, loading, rendering of mining services, import and export of iron ore, as well as the exploitation of any other directly or indirectly related activities; (ii) the exploitation of port transportation infrastructure; (iii) generation of energy to the extent that its primary purpose is for the iron ore mining activities of the Company; and (iv) hold interests in other companies  as partner, shareholder, quotaholder, consortium member, or otherwise to the extent that such companies have the corporate purpose compatible with this one.

Section 3.                The Company has its registered office in the city of Congonhas, State of Minas Gerais, and may, by resolution adopted by the Board of Officers, create, transfer, and close branches, agencies, warehouses, representation offices, and other establishments anywhere in Brazil or abroad.

Section 4.                The Company has an indefinite term of duration.

Article II

Capital and Shares

Section 5.                The capital of the Company, which is fully subscribed for [and paid in], is of R$ [●], divided into [●] common shares, all registered and without par value.

§1.              Each common share carries the right to one (1) vote at General Meetings of shareholders.

Section 6.                The Company may issue, without amendment to these Bylaws, up to [●] additional common shares, by means of resolution of the Board of Directors, subject to the provisions of this Section 6. The Board of Directors shall establish the price, term and the conditions for each such issuance.

§1.              The authorized corporate capital may be achieved by means of one or more issuance of shares, at the Board of Directors’ sole discretion.

TEXT_SP  8915302v1  7474/36

§2.              Shareholders have preemptive rights to take up new shares or securities convertible into shares, in proportion to the number of shares they own, pursuant to article 171 of Law 6.404/76.

Section 7.                Any shareholder that fails to make payment for subscribed shares on the terms and conditions set out in the subscription bulletin or the capital call shall automatically be in default, and shall be subject to (i) late-payment interest of 1% per month, counted from the first day of breach of the payment obligation, with indexation of that amount at the most frequent interval permitted by law; and (ii) a fine of 10% of the amount that has not been paid up.

Article III

General Meetings of Shareholders

(Assembleia Geral)

Section 8.                A General Meeting of shareholders shall be held, ordinarily, within the first four (4) months following the end of the fiscal year, to consider the matters set out in article 132 of Law 6,404/76 and, extraordinarily, when the Company’s interests, these Bylaws, and/or the law requires.

§1.              Subject to the provisions of the sole paragraph of article 123 of Law 6,404/76, General Meetings of shareholders shall be called by the Chairman of the Board of Directors. Regardless of the formalities for calling shareholders’ meetings, any meeting at which all shareholders are present shall be deemed to have been regularly called.

§2.              The General Meetings shall be chaired by the Chairman or, in his or her absence or impediment, by any member of the Board of Directors appointed by the Chairman or, in case the Chairman fails to do so, by any Board member appointed by shareholders representing, at least, the majority of the voting capital stock present at the General  Meeting of Shareholders. The secretary of the General Meetings of Shareholders shall be appointed by the person chairing the meeting.

§3.              Shareholders may be represented at General Meetings of Shareholders by proxies appointed in the manner provided for in article 126, paragraph 1 of Law 6,404/76, and the instruments which formalize such proxies shall be deposited in the Company’s headquarters at least twenty four (24) hours before the time scheduled for the General Meetings of shareholders.

Section 9.                Except when a higher voting percentage is required by Law 6,404/76 or by a Shareholders’ Agreement, resolutions at General Shareholders’ Meetings shall be approved by the affirmative vote of shareholders representing the majority of the shareholders present at the meeting. In either case, blank votes shall not be computed.

Article IV

Management

Section I

General provisions

Section 10.            The Company shall be managed by a Board of Directors (Conselho de Administração) and a Board of Officers (Diretoria). The members of the Board of Directors and of the Board of Officers shall take office upon execution of the respective terms of office in the relevant corporate book, remaining in office until the earliest of (i) the expiration of his/her term (provided that the Director or Officer will remain in office until the following elected Director or Officer is duly empowered), (ii) removal by the shareholders or by the Board of Directors, as applicable, as provided for in these By-laws or in  a Shareholders Agreement or (iii) his or her death, disability, retirement, resignation or removal.

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Section 11.            The annual compensation to be paid to the members of management shall be fixed by the shareholders in a General Meeting of shareholders, in a global or individual amount, at the General Meeting’s discretion.

§1.              When the compensation is fixed as a global amount, the Board of Directors shall be responsible for its allocation among its members and the members of the Board of Officers.

Section II

Board of Directors

(Conselho de Administração)

Section 12.            The Board of Directors is composed of up to seven (7) sitting members and a number of alternates not exceeding the number of sitting members, who may or may not reside in Brazil, and shall be elected by the shareholders in a General Meeting of shareholders for a term of two (2) years, subject to any Shareholders’ Agreement. Each Director shall have one vote in the meetings of the Board of Directors and may serve an unlimited number of consecutive terms.

Sole paragraph. At the first meeting of the Board of Directors following the election of its members, the Board of Directors shall appoint, by majority of votes, a Chairman of the Board of Directors from among its members. The Chairman of the Board of Directors shall have the casting vote.

Section 13.            Any Director who will be absent from a meeting may appoint, specifically and in writing, another member of the Board of Directors to represent him in such meeting.

Sole paragraph. If the position of a sitting member of the Board of Directors becomes vacant (as a result of resignation, removal, disability or any other event), the respective alternate shall automatically occupy the vacant seat. In case of resignation, replacement, permanent impairment or any other event that results in the vacancy of the alternate seat, the respective replacement shall be nominated pursuant to the Shareholders’ Agreement. If the majority of the positions on the Board of Directors becomes vacant, a General Meeting of shareholders shall be called to hold a new election.

Section 14.            The Board of Directors shall meet ordinarily every three (3) months at times and locations to be disclosed by its Chairman in the first month of every fiscal year. A reasonably detailed agenda (including a description on the matters, amounts and obligations involved) shall be supplied to each Director no less than twenty (20) days in advance of each meeting, together with the support material and documentation with respect to all agenda items, prepared both in Portuguese and in English.

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§1.              Extraordinarily, a special meeting may be convened by the Chairman (at the request of any Director) or by any Director if the Chairman does not respond to a Directors request within five (5) days and on the basis that the subject matter of the meeting is material to the Company and cannot wait for resolution at the next regularly scheduled meeting, by means of,  a  twenty (20) days prior written notice (or such shorter period consented to by all of the Directors) sent by mail, e-mail or other means of communication under which receipt may be acknowledged, containing the agenda for the meeting (including a description on the matters, amounts and obligations involved), times and location of the meeting. If the Chairman of the Board of Directors does not respond to the Director’s request within five (5) days, the Director may call a special meeting himself.

§2.              The quorum for holding meetings of the Board of Directors is the presence of a majority of the members then in office and shall observe the conditions provided in the Shareholders’ Agreement. Any Director who (i) is represented by his alternate or by another Director in the manner contemplated in Section 13 above; or (ii) participates in the meeting by conference call, videoconference, or other means of communication that ensures the genuineness of the vote or opinion of such Director, shall be deemed to be present at the meeting, provided that (a) a copy of the minutes of the meeting is signed and returned via e-mail by all the Directors to the Chairman of the Board of Directors within 2 Business Days from the date of the meeting and (b) the minutes of such meeting on the Company´s corporate book is signed as soon as practicable.

§3.              The meetings shall be conducted in English, or in Portuguese with simultaneous translation into English

§4.              Except when a higher voting percentage is required by Law 6,404/76 or by any Shareholders Agreement, resolutions at Board of Directors´ Meetings shall be approved by the affirmative vote of the majority of the Directors present at the meeting. In either case, blank votes shall not be computed. No resolution of the Board of Directors may be passed or discussed in respect of any matter not included in the agenda, unless all Directors are present and in unanimous agreement.

Section 15.            The Board of Directors may create strategic, consulting or executive committees, permanent or not, to analyze and give opinions on matters required by the Board of Directors. The members of such committees shall have expertise in the areas to be discussed by their committees, being elected by the Board of Directors.

Section 16.            In addition to the matters provided for in Law 6,404/76 and these By-laws, the performance of the following acts and conclusion of the following operations by the Company shall be conditioned upon the prior approval of the Board of Directors in a meeting specially called for this purpose:

(i)            to establish the general policy for the businesses of the Company, its wholly-owned subsidiaries and controlled companies;

(ii)          to approve the pluriannual budgets, expansion projects and investment programs, and to follow up on execution and performance thereof;

(iii)        to decide on capital increases within the limits of authorized capital;

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(iv)        to authorize trading by the Company of its own shares for maintenance in treasury for subsequent sale or cancellation;

(v)          to establish the terms and other conditions for the placement of debentures, including those convertible to shares, specifying the limit of the capital increase resulting from the conversion of the debentures and the type and class of shares to be issued, as well as determining the conditions stated in items VI to VIII of article 59 of Law 6,404/76 and the opportunity for issuance in other cases;

(vi)        to decide on the issuance by the Company of commercial papers, bonds, notes, and other securities intended to raise funds through primary or secondary distribution on the domestic or international capital markets;

(vii)      to establish criteria for the following acts by the Board of Officers, independently of prior authorization by the Board of Directors;

(a)      acquisition, disposal and encumbrance of any permanent asset;

(b)     conduction of any legal business by the Company, including financing and loans, including companies directly or indirectly controlled by the Company;

(c)      the constitution of any type of guarantee or encumbrance on any asset that is not part of the Company’s permanent assets, including for the benefit or in favor of third parties as long as the party is a subsidiary entity, subsidiary or affiliate of the Company;

(viii)    to decide on the operation or action constituting a transfer of the Company's funds to others, including employee associations, recreational assistance entities, pension funds, foundations and public corporations;

(ix)        to resolve on any acts involving transformation, consolidation, spin-off, merger or liquidation of companies in which the Company has corporate holding;

(x)          to decide on the establishment of subsidiaries by the Company and on the acquisition of shares, as well as on the Company's representation at the General Meetings and meetings of partners and on matters submitted to said meetings;

(xi)        to establish policies for taking up tax incentives;

(xii)      to establish the compensation, determine the duties, and approve the operational rules for any other committees that may be created;

(xiii)    to take any material decision involving (a) the mining rights, existing or future, pertaining to the Company (including the assignment of such rights), (b) pelletization plants and (c) any material real estate assets of the Company;

(xiv)    the entering into any material amendment to material agreements involving MRS or TECAR;

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(xv)      to settle any dispute or legal action of which the Company and/or those controlled by the Company are parties of and involve an amount higher than [*];

(xvi)    to resolve any omissions and perform other legal duties and prerogatives that do not conflict with those established in these bylaws, by law or in a Shareholders’ Agreement;

(xvii)  to resolve on any matters that go beyond the authority established for the Board of Officers.

Section III

Board of Officers

(Diretoria)

Section 17.            The Board of Officers shall be composed of at least two (2) and no more than [●] Officers, all resident in Brazil, eligible for the position according to the applicable Law and with expertise in the related area, provided that one (1) member shall be the Chief Executive Officer and one (1) member shall be the [•].

§1.              The members of the Board of Officers shall hold office for a term of two (2) years and may serve an unlimited number of consecutive terms, provided that their terms shall be extendable until their respective substitutes are elected.

§2.              If a position in the Board of Officers becomes vacant (as a result of resignation, replacement, permanent impairment or any other event), the Board of Directors shall appoint the substitute, pursuant to any Shareholders’ Agreement.

Section 18.            The Officers are responsible for conducting the day-to-day management activities and operations of the Company, and shall exercise the powers conferred on them by the General Meeting of shareholders, the Board of Directors and these Bylaws to carry out the actions required for the proper operation of the Company.

Section 19.            The Chief Executive Officer shall have the following attributions:

(i)                 be the chairman of the Board of Officers’ meetings;

(ii)               exercise the executive office of the Company, coordinating and monitoring the activity of the other members of the Board of Officers, including with regards to the compliance of such Officers with the terms and conditions set forth by the Board of Directors and the General Meeting of shareholders;

(iii)             organize, coordinate and monitor the activities of the areas that are directly subordinated to it;

(iv)             assign to the members of the Board of Officers any activities or special tasks, notwithstanding those that are ordinarily within their powers, subject to the ratification by the Board of Directors; and

(v)               keep each member of the Board of Directors duly informed of the activities of the Company.

Section 20.            [•]  shall have the following attributions: [•]

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Section 21.            Subject to the exceptions provided for in these Bylaws, any act or legal transaction that may result in liability or obligation to third parties on the Company’s part, or in the release of liability or obligation owed by third parties to the Company, must be signed by (i) two Officers acting jointly; (ii) one Officer acting jointly with an attorney-in-fact appointed in accordance with §2 below; or (iii) two attorneys-in-fact appointed jointly in accordance with §2 below.

§1.              The Company may be represented by a single Officer in the following cases: (i) in dealings with federal, state, or municipal authorities, departments, or state-owned or mixed economy companies, including the Board of Trade, Labor Courts, INSS, FGTS and the corresponding collecting banks; (ii) before public entities that do not result in liability or obligation to third parties on the Company’s part, (iii) in endorsing instruments for purposes of collection or deposit in favor of the Company or to uphold the Company’s rights in any administrative proceedings of any nature, as well as for the fulfillment of any tax, labor or social security obligation; (iv) in the endorsement of titles for purposes of collecting payment or deposits in bank accounts held by the Company; (v) in representing the Company in General Meetings of shareholders or quotaholders or equivalent meeting of other companies, consortiums or entities in which the Company holds interest; (vi) in receiving judicial notifications and citations, and, whenever the Company has been properly summoned, in giving testimony before the courts, through the Chief Executive Officer or other Officer designated by the Board of Directors for that purpose, without power to confess; and (vii) in signing simple routine correspondence and acts.

§2.              The Company, acting through two of its Officers, may appoint attorneys-in-fact, by instrument specifying the purpose of the appointment, the powers granted, and the term of the appointment, which may not exceed one (1) year, except in the case of powers conferred ad judicia or to defend the Company’s interests in administrative proceedings, which may have an indefinite term.

Section 22.            The Board of Officers shall meet whenever convened by the Chief Executive Officer or any two (2) Officers, and its decisions shall be taken by a simple majority of votes, provided that a quorum is present of at least a majority of the elected members. In the event of draw, the matter to be resolved shall be submitted to the Board of Directors.

Sole paragraph. All resolutions by the Board of Officers shall be set out in minutes drawn up in the book of minutes of meetings of the Board of Officers and signed by the Officers present of the meeting, provided that copies of such minutes will be made available to the members of the Board of Directors upon request.

Section 23.            The Officers are expressly prohibited from performing, in the Company’s name, any act related to business or transactions that are foreign to the Company’s purposes.

Article V

Fiscal Council

Section 24.            The Company shall have a Fiscal Council, which shall not function on a permanent basis. When installed, the Fiscal Council shall be composed of three sitting and three alternate members appointed by the General Meeting of shareholders, who shall fix their compensation.

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Sole paragraph. Each term of the Fiscal Council shall end in the first General Meeting of shareholders held after its installation.

Article VI

Shareholders’ Agreements

Section 25.            The Company shall observe all the terms of any shareholders agreements filed at its headquarters (the “Shareholders’ Agreement”). The Company’s management shall refrain from registering transfers of shares made contrary to the provisions of such shareholders’ agreements, and the chairmen of General Meetings of shareholders and of meetings of the Board of Directors shall refrain from computing votes cast contrary to such agreements, and take the other measures contemplated in article 118, paragraphs 8 and 9 of Law 6,404/76. In case of any conflict between this Bylaws and a Shareholders’ Agreement, the provisions of the Shareholders’ Agreement shall prevail.

Article VII

Fiscal Year, Balance Sheets and Profits

Section 26.            The fiscal year begins on January 1st and ends on December 31st of each year. At the end of each fiscal year, the financial statements required under applicable law shall be drawn up on the basis of the Company’s commercial accounting records, after appreciation by the Board of Directors.

Section 27.            Of the annual accounting net profit adjusted in accordance with article 202 of Law 6,404/76 (“Adjusted Net Profit”):

(a)                a minimum mandatory dividend equivalent to [*] of the Adjusted Net Profit shall be paid to the shareholders;

(b)               an additional dividend equivalent to [*] of the Adjusted Net Profit shall be paid to the shareholders, except to the extent this amount is retained to fund a capital budget (orçamento de capital);

(c)                the balance not allocated to a capital budget shall be allocated to a statutory reserve for operations, projects and investments [with the objective of [●] (“Investment Reserve”), unless otherwise approved by the shareholders, provided that in no event (i) such amount exceeds [*] of the Adjusted Net Profit and (ii) such statutory reserve exceeds [*] of the company´s stock capital; and

(d)               any remaining amount not allocated in accordance with this section shall be distributed to the shareholders as an additional dividend or interest on net equity (juros sobre o capital próprio).

§1.              Dividends that are not claimed within three years from the date of publication of the act that authorized their distribution shall revert to the Company.

§2.              In case the cash available for the distribution of dividends is not sufficient for full payment of such dividends in any given fiscal year, the unpaid portion of such applicable dividends shall be allocated to the unrealized profit reserve (reserva de lucros a realizar) and distributed as dividends to shareholders as soon as the Company finally realizes such profit, in accordance with Law 6.404/76.

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Section 28.            The Board of Directors may approve that balance sheets for half-years, quarters, or for shorter periods are drawn-up and declare dividends or interest on net equity (juros sobre o capital próprio) from the profit shown on such balance sheets, subject to the limits imposed by law, and may declare interim dividends from accumulated profits or profit reserves. Dividends and interest on net equity (juros sobre o capital próprio) so declared shall constitute an advance on the mandatory dividend.

Section 29.            By resolution adopted by the Board of Directors, the Company may credit or pay to shareholders interest on net equity (juros sobre o capital próprio), in the manner provided for by applicable law.

Article VIII

Dissolution, Liquidation, and Transformation

Section 30.            The Company will enter into dissolution, liquidation and extinction in the cases provided for by law, or by resolution adopted by the shareholders in a General Meeting.

§1.              The manner of liquidation shall be determined by the shareholders at a General Meeting, at which an Audit Committee shall be elected to operate during the period of liquidation.

§2.              The shareholders in a General Meeting shall appoint the liquidator, fix his compensation, and establish the directives for his work.

Section 31.            The Company may change its form of organization into any type provided for by law, by resolution approved by a majority of votes at a General Meetings of shareholders.

Article IX

Miscellaneous; Dispute Resolution

Section 32.            Any dispute, controversy or claim arising out of or relating to these Bylaws and/or to any document executed by any of the shareholders and/or by the Company ("Dispute") shall be solved by arbitration, in accordance with the following provisions:

§1.              The Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules") in force at the time of the request for arbitration.

§2.              The arbitration shall be conducted by 3 (three) arbitrators (“Arbitral Tribunal”), one nominated by the claimant, another one nominated by the respondent, and the two (2) party-appointed arbitrators shall designate a third arbitrator, who shall act as president of the Arbitral Tribunal, within 15 (fifteen) days after the confirmation of the later-appointed of these two arbitrators. In case there are multiple parties, whether as claimant or as respondent, the multiple claimants, jointly, and/or the multiple respondents, jointly, as the case may be, shall appoint one arbitrator.  If any of the three arbitrators is not nominated within the time prescribed in the ICC Rules or above, such arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce (the “ICC Court”).

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§3.              The arbitration shall be held in the City of São Paulo, Brazil, where the arbitral award shall be deemed rendered. The arbitration procedure shall be held in English and in accordance with Brazilian Law, but evidence may be produced by the parties in Portuguese without the need for translation. The Arbitral Tribunal shall not act as amiable compositeurs or decide the merits of the Dispute ex aequo et bono.

§4.              The Parties elect the courts of the City of São Paulo, State of São Paulo, exclusively for granting interim or conservatory measures before the constitution of the Arbitral Tribunal. Even in instances where a provisional judicial relief has been sought or obtained, the merits of the Dispute shall always be decided by the Arbitral Tribunal. For the avoidance of doubt, among the remedies that may be ordered or awarded by the Arbitral Tribunal is the remedy of specific performance of contractual obligations.

§5.              Except for attorney’s fees, which shall be borne individually by each of the parties to the arbitration, all expenses, costs and legal fees shall be borne by one or all parties as determined by the Arbitral Tribunal.

§6.              The parties shall keep the confidentiality of each and every information concerning the arbitration.

§7.              If one or more Disputes arise under these Bylaws and/or to any document executed by any of the shareholders and/or by the Company, then any or all such Disputes may be brought into a single arbitration. The ICC Court may, at the request of any of the parties, consolidate the arbitral proceeding with any other pending arbitral proceeding involving this Bylaws and/or any other document executed by any of the shareholders and/or by the Company. If one or more arbitrations are already pending with respect to a Dispute under any such agreement, then any party to a new dispute or any subsequently filed arbitration brought under any such document may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration.

§8.              The new dispute or subsequently filed arbitration shall be so consolidated, provided that the ICC Court determines that: (i) the new dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the prior pending arbitration; (ii) no party to the new dispute or prior pending arbitration would be prejudiced; and (iii) consolidation under these circumstances would not result in undue delay for the prior pending arbitration.

§9.              The consolidation order shall be final and binding upon all the parties involved in the consolidated proceedings. The arbitrations shall be consolidated into the arbitration that commenced first. Upon such an order of consolidation, the parties will promptly dismiss any arbitration proceeding, the subject of which has been consolidated into another arbitral proceeding.

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Exhibit IV to the Investment Agreement

SHAREHOLDERS’ AGREEMENT

By and among

COMPANHIA SIDERÚRGICA NACIONAL

[BJIOC SPC]

                                                                POSCO

and

CHINA STEEL CORPORATION – TAIWAN

And, as Intervening and Consenting Party,

CONGONHAS MINÉRIOS S.A.

Table of Contents

SHAREHOLDERS’ AGREEMENT

RECITALS

Article 1. DEFINITIONS

Article 2. BASIC PRINCIPLES

Article 3. CAPITAL STOCK

Article 4. BOUND SHARES

Article 5. MANAGEMENT

Article 6. EXERCISE OF VOTING RIGHTS AND PRIOR MEETINGS..............................

Article 7. INFORMATION RIGHTS

Article 8. OWNERSHIP OF MATERIAL ASSETS

Article 9. MASTER PLAN, OPERATING BUDGET AND COMPANY’S BUDGET

Article 10. DIVIDEND POLICY

Article 11. ANTIDILUTION

Article 12. RIGHT OF FIRST REFUSAL

Article 13. RIGHT OF FAIR OFFER

Article 14. RIGHT OF FAIR OFFER – REAL ESTATE

Article 15. TAG ALONG RIGHTS

Article 16. CO-SALE RIGHT

Article 17. INITIAL PUBLIC OFFERING – IPO AND RELATED MATTERS

Article 18. TERM OF EFFECTIVENESS

Article 19. NOTICES

Article 20.INDEMNIFICATION

Article 21. GOVERNING LAW AND DISPUTES RESOLUTION

Article 22.MISCELLANEOUS

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SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (“Agreement”) is made as of [•], by and among Companhia Siderúrgica Nacional, a company duly organized and existing under the Laws of the Federative Republic of Brazil, with head offices in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima No. 3400, 20th floor, enrolled with the Federal Taxpayer's Registry (CNPJ) under No. 33.042.730/0001-04, herein represented in accordance with its by-laws (“CSN”); [BJIOC Vehicle in Brazil], a company duly organized and existing under the Laws of the Federative Republic of Brazil, with head offices located at [•], enrolled with the Federal Taxpayer's Registry (CNPJ) under No. [•], herein represented in accordance with its by-laws (“BJIOC SPC”)1; POSCO, a company duly organized and existing under the Laws of Korea, having its registered office at POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul, 135-777, Korea, herein represented in accordance with its by-laws (“POSCO”); and China Steel Corporation – Taiwan, a corporation duly organized and existing under the Laws of Republic of China, with head offices located at 88 Chenggong 2nd Roard, Qianzhen, Kaohsiung 80661, Taiwan, Republic of China, herein represented in accordance with its by-laws (“CSC”) (BJIOC SPC, POSCO and CSC are individually referred to as “JKTC Party” and collectively referred to as “JKTC Parties” or “JKTC”); and, as intervening and consenting party, Congonhas Minérios S.A., company duly organized and existing under the Laws of the Federative Republic of Brazil with headquarters in the Municipality of Congonhas, State of Minas Gerais, at Estrada Casa de Pedra, without number, part, zip-code 36.415-000, enrolled with the Federal Taxpayer's Registry (CNPJ) under No. 08.902.291/0001-15 (“Company” or “Congonhas Minérios”);

(CSN and JKTC Parties are collectively referred to as the “Shareholders” and individually as a “Shareholder”)

(The Shareholders and the Company are hereinafter collectively referred to as “Parties”, and individually as “Party”)

RECITALS

A.     The Shareholders own shares representing one hundred percent (100%) of the total capital stock of the Company;

B.     The Shareholders wish to agree upon the principles, procedures and rules which shall govern their relationship as shareholders of the Company.

Article 1.
DEFINITIONS

1.1.       For the purposes of this Agreement, the following terms and expressions shall have the following meanings:

“Accounting Firm” shall have the meaning ascribed to it in Section 7.1.2.

1 Information on BJIOC SPC to be included on the Date of the Merger.

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“Additional Terms” shall have the meaning ascribed to it in Section 18.1.1.

“Adjusted Net Profit” shall have the meaning ascribed to it in Section 10.1.

“Affiliate” means, in relation to a Person, any Person or Persons directly or indirectly Controlling, Controlled by or under common Control with such Person.

“ANTAQ” means the National Agency for Water Transportation (Agência Nacional de Transportes Aquaviários).

“Agreement” shall have the meaning ascribed to it in the preamble.

“Arbitral Tribunal” shall have the meaning ascribed to it in Section 21.2.2.

“BJIOC” means Brazil Japan Iron Ore Corporation, a company duly organized and existing under the Laws of Japan, with its head offices located at 13th Floor, Itochu Bldg, 5-1, Kita-Aoyama, 2cho-me, Minato-ku, Tokyo, 107-0061, Japan.

“BJIOC SPC” shall have the meaning ascribed to it in the preamble.

“Board of Directors” shall have the meaning ascribed to it in Section 5.1.

“Board of Officers” shall have the meaning ascribed to it in Section 5.4.

“Bound Shares” shall have the meaning ascribed to it in Section 4.1.

“Brazilian Civil Code” means Law No. 10.406 of January 10, 2002, as amended.

“Brazilian Corporate Law” means Law No. 6404 of December 15, 1976, as amended.

“Business” means the exploitation of iron ore mining activities and associated port transportation infrastructure, in any part of Brazil or abroad, comprising the development of mineral deposits, research, extraction, sale of iron ore and byproducts derived from mining activities, beneficiation, industrialization, transportation (including transportation rendered by third parties), loading, rendering of mining services, import and export of iron ore, as well as the exploitation of any other directly or indirectly related activities, such as the purchase of iron ore and the participation in the corporate capital of other Brazilian and/or foreign companies with corporate purpose compatible with the Company.

“Business Day” means any day other than a: (a) Saturday, (b) Sunday, (c) a legal holiday (i) in the city of Tokyo, Japan, or (ii) in the city of São Paulo, State of São Paulo, Brazil, or (iii) in the city of New York, United Sates of America, or (iv) in the city of Seoul, South Korea (for the avoidance of doubt, Schedule I hereto lists all such legal holidays), or (d) a day on which banking institutions in the cities of Tokyo, São Paulo, New York or Seoul are authorized by Law or order to close.

“By-Laws” shall have the meaning ascribed to it in Section 2.3 hereof.

“CdP Material Assets” means (i) the assets and rights related to the Casa de Pedra mine with [*] (ii) the CdP Mining Rights; (iii) the rights over the real properties and plants related to the exploration, exploitation and operation of the Casa de Pedra mine; and (iv) the connections to MRS railways.

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“CdP Mining Rights” means the rights held by CSN under the administrative processes ongoing before the DNPM under Nos. [*] and [*].

“Chairman” shall have the meaning ascribed to it in Section 5.2.2.

“Claim" means any action, judicial, administrative or arbitration proceeding, lawsuit, order, judicial or extrajudicial notice, assessment notice, inspections, investigation, default or violation notice, collection notice, procedure, judicial or administrative investigation, presented or brought forward against any Shareholder or the Company.

“Company” shall have the meaning ascribed to it in the preamble.

“Confidential Information” shall have the meaning ascribed to it in Section 22.10.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled” and “under common Control with”), as used with respect to any Person or group of Persons, means the direct or indirect possession of the right to cast the majority of the votes on the resolutions adopted by the shareholders’ or quotaholders’ meetings and to appoint the majority of the members of the management and the effective use of such powers to direct or cause the direction of the management and policies of a corporation, limited liability company, partnership, association, fund or other business entity, whether through ownership of voting securities, by contract or otherwise.

“Co-Sale Right” shall have the meaning ascribed to it in Section 16.1.

“CPI” shall have the meaning ascribed to it in Section 6.3.1.

“CSC” shall have the meaning ascribed to it in the preamble.

“CSN” shall have the meaning ascribed to it in the preamble.

“CSN Off-Take Agreement” shall have the meaning ascribed to it in the Investment Agreement.

“Directors” shall have the meaning ascribed to it in Section 5.2.

“Dispute” shall have the meaning ascribed to it in Section 21.2.

“Equity Securities” means any and all shares of capital stock, securities convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares (including preemptive rights for subscription) and any securities that represent the right to receive such shares, securities or options, warrants or other rights.

“Expansion Property Rights” shall have the meaning ascribed to it in Section 14.1.

“Fair Market Value” shall have the meaning ascribed to it in Section 6.6.2.

“Fair Offer Price” shall have the meaning ascribed to it in Section 13.2.

“Fair Offer Price – Real Estate” shall have the meaning ascribed to it in Section 14.2.

“Funding Plan” means the funding plan necessary for the Company to implement the Master Plan.

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“GAAP” means generally accepted accounting principles applicable in the country for which any particular financial statements of a company are prepared, as in effect as at the time such financial statements are prepared.

“Governmental Authority” means any Brazilian or foreign government and any national, state, provincial, county, municipal, local or other governmental unit and any governmental agency, bureau, court, tribunal, commission, authority, judicial or arbitral body, as applicable, including the Brazilian governmental authorities such as CADE, the Chinese antitrust authorities and the antitrust authorities from other jurisdictions, as applicable, the Brazilian federal and state environmental authorities, real estate registries and any other public registries.

“ICC Court” shall have the meaning ascribed to it in Section 21.2.2.

“ICC Rules” shall have the meaning ascribed to it in Section 21.2.1.

“IFRS” means the International Financial Reporting Standards, which is the set of accounting standards developed by the International Accounting Standards Board (IASB), pursuant to which any particular financial statements of a company are prepared, as in effect at the time such financial statements are prepared.

“Independent Director” shall have the meaning ascribed to it in Section 5.2(ii).

“Initial Master Plan” means the Master Plan for the initial 5 (five) years from the date of this Agreement.

“Initial Term” shall have the meaning ascribed to it in Section 18.1.

“Investment Agreement” means the Investment Agreement entered into by and among CSN, BJIOC, POSCO, CSC, the Company and Nacional Minérios S.A. on November 21, 2014.

“IPO” means an initial public offering of common shares and/or preferred shares and/or of any other securities representing or backed by common shares and/or preferred shares, including units, of the Company.

“IPO Notice” shall have the meaning ascribed to it in Section 17.3.

“IPO Vehicle” shall have the meaning ascribed to it in Section 17.2.

“Japanese SPC” shall be a Japanese company to be incorporated by BJIOC.

“JKTC Floor” shall have the meaning ascribed to it in Section 18.1.

“JKTC Minimum Rights” shall have the meaning ascribed to it in Section 6.6.

“JKTC Parties” and “JKTC Party” shall have the meaning set forth in the preamble of this Agreement.

“Key Management Personnel” means those individuals having authority and responsibility for planning, directing or controlling the activities of CSN or of an Affiliate of CSN, directly or indirectly, including any officer or Director (whether statutory or otherwise) of those entities.

“Law” shall mean any foreign or domestic statute, law, ordinance, rule or regulation.

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“Lien” means any lien (gravame), pledge (penhor), encumbrance, usufruct, security interest (any direito real de garantia including alienação fiduciária), assignment of rights (cessão fiduciária), charge, Claim, mortgage, deed of trust, option, call, warrant, purchase right, lease, priority rights, preemptive rights, rights of first refusal, purchase preference rights, commitments, rights of conversion, rights to exchange, transfer restrictions of any nature, or other agreements or commitments, of any nature, providing for the purchase, issuance or sale of securities, voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to any rights attributable to securities, or any other encumbrance whatsoever.

“Liquidity Event” shall have the meaning ascribed to it in the Investment Agreement.

“Losses” means any and all liabilities, losses, damages, fines, penalties, condemnations, costs and expenses, including reasonable attorneys’ fees, court costs and other costs in connection with a Person’s defense in any Claim, in each case actually incurred, including loss of profits (lucros cessantes), subject to the provisions of Sections 8.3.1 and 20.3, but excluding moral damages (danos morais) and indirect damages (danos indiretos).

“Major Decision” shall have the meaning ascribed to it in Section 6.3.

“Master Plan” means the business plan for the operation of the Company, which shall necessarily include: (i) the production plan and product mix for each plant, and master schedule for each plant; (ii) the engineering, procurement and construction arrangement for the plants, covering concept study, feasibility study, execution, commissioning and operation optimization, through an Engineering, Procurement and Construction Management - EPCM or similar scheme; (iii) the mechanisms for the development of a monitoring system to supervise the expansion of the Business; (iv) the Company’s organizational structure; and (v) a working plan for the environmental licensing of the Company.

“Material Assets” shall have the meaning ascribed to it in Section 8.1.

“Minority Sale” shall have the meaning ascribed to it in Section 6.3(e)(a).

“MRS” means MRS Logística S.A., a company organized under the laws of the Federative Republic of Brazil, with head offices in the city of Rio de Janeiro, state of Rio de Janeiro, at Praia de Botafogo, n. 228, 12º andar, sala 1.201-E, enrolled with the Federal Taxpayer's Registry (CNPJ) under No. 01.417.222/0001-77.

“MRS Bound Share” means the one common share of MRS bound to the MRS Shareholders’ Agreement owned by the Company.

“MRS Shares” means common shares representing seven point fifty-nine percent (7.59%) of MRS’s total outstanding capital stock and class A preferred shares representing one point zero four percent (1.04%) of MRS’s total outstanding capital stock.

“MRS Shareholders’ Agreement” means the Third Amendment and Consolidation to the Shareholders’ Agreement of MRS Logística S.A., entered into by and among CSN, Usinas Siderúrgicas de Minas Gerais S.A. – USIMINAS, Minerações Brasileiras Reunidas S.A. – MBR, Ferteco Mineração S.A. and Gerdau S.A. on November 25, 2003.

“Namisa Mining Rights” means the rights held by the Company: (i) under the administrative processes ongoing before the DNPM under Nos [*] and [*] and (ii) the rights over the real properties and plants related to the exploration, exploitation and operation of the mining rights referred in item (i) above.

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“Offered Shares” shall have the meaning ascribed to it in Section 12.1.

“Operating Budget” means the operating budget of the Company, based on the Master Plan, which shall necessarily contemplate (i) the Company’s basic goals, projected revenues, expenses, working capital, capital expenditures, financing plans and operating cash flows, in each case with projections for not less than the next three (3) succeeding fiscal years; (ii) strategic alliances expressly set forth in the Master Plan; and (iii) operating projections of the Company for not less than the next three (3) succeeding fiscal years.

“Parties” and “Party” shall have the meaning ascribed to it in the preamble.

“Permitted Transferee” means, (i) in respect of any Shareholder, any Affiliate of such Shareholder to the extent that such Person agrees to be bound by the terms of this Agreement in accordance with Section 4.4 of this Agreement and (ii) additionally, in respect of BJIOC SPC, BJIOC, Itochu Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., POSCO, Japanese SPC and CSC, each of such Person, shall be Permitted Transferees of each other, provided that in the event such transferee(s) acquire(s) less than all of the Bound Shares held by such Shareholder, then for all purposes of this Agreement, such Shareholder and the transferee(s) shall be deemed to form one shareholder block and to be a single shareholder for the purposes of this Agreement, provided that such shareholder block may appoint more than one representative for the purposes of this Agreement and of §10 of Article 118 of the Brazilian Corporate Law and (b) only one representative can be appointed by JKTC Parties voting block (including their Permitted Transferee(s)).

“Person” means an individual, corporation (including a Brazilian sociedade anônima), limited liability company (including a Brazilian sociedade limitada), partnership, association (whether incorporated or not), investment fund, trust or other entity or organization (whether or not Brazilian), including any type of Brazilian sociedade empresária and sociedade simples or any other entity regulated by Articles 40 through 69 of the Brazilian Civil Code.

“Port Services Agreement” shall have the meaning ascribed to it in the Investment Agreement.

“POSCO” shall have the meaning set forth in the preamble.

“Primary Tranche” means any issuance of new shares by the Company or by the IPO Vehicle (if such issuance occurs after an IPO of the IPO Vehicle) in the context of a Qualified Private Sale.

“Prior Meeting” shall have the meaning ascribed to it in Section 6.4.

“Qualified Private Sale” means a transfer of the preemptive rights of CSN in the subscription of shares issued by the Company or of the IPO Vehicle (if such sale occurs after the IPO of the IPO Vehicle), not involving a public offering and not subject to registration before a Governmental Authority in charge of securities regulation, to a Person which is not a Related Party to CSN, in accordance with the following conditions: (i) minimum size equivalent to [*] of the shares outstanding immediately prior to the Qualified Private Sale; and (ii) a minimum Primary Tranche amounting to [*] to be paid in cash (“Cash Payment”) or in shares of a publicly traded company with a average daily trading volume in the last three months prior to the transaction of at least [*] (“Share Payment”), provided that, in the Share Payment, the price per share for purposes of the calculation of the value of the shares being contributed to the Company or to the IPO Vehicle shall be based on the average of the last 30 (thirty) trading day’s price negotiated in the stock market prior to the subscription of the Company’s shares or of the IPO Vehicle shares, as the case may be. The Cash Payment shall be made within a maximum period of [*] counted from the subscription of the Company’s shares or of the IPO Vehicle shares and the Share Payment shall always be made upon the subscription of the Company’s shares or the IPO vehicle shares. A Secondary Tranche is permitted on top of the Primary Tranche.

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“Redemption Notice” shall have the meaning ascribed to it in Section 6.6 (1).

“Qualified Private Sale Notice” shall have the meaning ascribed to it in Section 16.1.

“Redemption Right” shall have the meaning ascribed to it in Section 6.6 (1).

“Related Party” of any specified Person shall have the meaning set forth in the Deliberation No. 642 of October 7, 2010 issued by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM), and shall also include (i) any Affiliate of such Person, (ii) any officer, director, quotaholder, shareholder, employee or administrator of such Person or of an Affiliate of such Person, (iii) any spouse, ex-spouse, ascendant, descendant or collateral relative up to second degree of such Person or of any of the foregoing.

“Related Party to CSN” means: (i) an Affiliate of CSN; (ii) [*] or any of her descendents and their respective spouses or any Person Controlled by such individuals; (iii) [*], [*], the Estate of [*] or any of their descendents and their respective spouses or any Person Controlled by such individuals; or (iv) any Key Management Personnel of CSN or of an Affiliate of CSN or any Person Controlled by such individuals.

“Related Party Transaction” means (i) any payment, sale, purchase, lease, lien, license, Transfer or other disposition or acquisition of properties or assets or (ii) any other contract, agreement, understanding, loan, advance, guarantee, service or other transaction, involving the Company or any of its Subsidiaries (including TECAR SPC), on the one hand, and any Related Party of the Company or any of its Subsidiaries (including TECAR SPC), on the other hand.

“Relevant Transaction” shall have the meaning ascribed to it in Section 6.6.

“Right of Fair Offer” shall have the meaning ascribed to it in Section 13.2.

“Right of Fair Offer – Real Estate” shall have the meaning ascribed to it in Section 14.2.

“RoFR Exercise Notice” shall have the meaning ascribed to it in Section 12.2.

“RoFR Notice” shall have the meaning ascribed to it in Section 12.1.

“Secondary Tranche” means the sale of any existing shares of the Company or of the IPO Vehicle (if such sale occurs after an IPO of the IPO Vehicle) owned by a selling shareholder in the context of a Qualified Private Sale.

“Segregation of TECAR Excluded Assets” means (a) the physical division of TECAR, in order to separate the TECAR Excluded Assets from the assets related to mining logistics (as long as such division does not violate the TECAR Lease Agreement or any applicable Law), followed by (b) the segregation, upon the relevant regulatory approvals, including those from ANTAQ and SEP, of the TECAR Lease Agreement into a lease agreement for mining purposes and a lease agreement for the raw materials and general components (such as coal, coke and clinker) terminal, followed by (c) the transfer, by the Company and/or TECAR SPC, as the case may be, of the TECAR Excluded Assets and the lease agreement for the raw materials and general components (such as coal, coke and clinker) terminal to CSN or any Affiliate of CSN (at CSN’s sole discretion), upon the relevant regulatory approvals, including those from ANTAQ and SEP.

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“SEP” means the Brazilian Federal Government’s Secretary of Ports (Secretaria de Portos da Presidência da República).

“Shareholder” and “Shareholders” shall have the meaning ascribed to it in the preamble.

“Side Transaction” means a transaction involving certain shares or assets or products, not on an arm’s length basis, entered into by and between CSN and the same buyer of the Company’s shares, in or at around the same time of the sale of the Company’s shares.

“Special Meetings” shall have the meaning ascribed to it in Section 5.3.5.

“Subsidiary” means, when used with respect to any Person of this Agreement, a Person directly or indirectly Controlled by such Person. The term “Subsidiary” shall (i) include all Subsidiaries of such Subsidiary, (ii) exclude TECAR SPC, except where expressly indicated and (iii) exclude any non-operational, inactive or shelf company.

“Tag Along Right” shall have the meaning ascribed to it in Section 15.1.

“TECAR” means the rights related to the port installations of the terminal for solid bulk cargoes, as well as the related equipment and facilities, located in the Itaguaí Port, in the city of Itaguaí, State of Rio de Janeiro, pursuant to the TECAR Lease Agreement.

“TECAR Excluded Assets” means the logistics assets of TECAR related to the import of raw materials and general components (such as coal, coke and clinker) listed in Schedule II.

“TECAR Lease Agreement” means Lease Agreement n. C-DEP JUR 054/97 (bound to the Public Bid Order n. CI-003/96), as amended.

“TECAR SPC” shall have the meaning ascribed to it in Section 6.3(e)(a).

“TECAR SPC Port Services Agreement” shall have the meaning ascribed to it in Section 8.2.

“TECAR Threshold” shall have the meaning ascribed to it in Section 6.3 (e)(a).

“Third Party” shall mean with respect to any Person any other Person that is not a Permitted Transferee of such Person.

“Third Party Offer” shall have the meaning ascribed to it in Section 12.1.

“Third Party Transferee” shall have the meaning ascribed to it in Section 15.1.

“Transfer” shall mean, either directly or indirectly, through any contractual or corporate structure, by oneself or an interposed Person, to sell, promise to sell, assign, exchange, give, contribute as capital, transfer, pledge, or, in any other way, to dispose of or encumber in any manner or transfer title or rights, including without limitation unlimited liability member interests, limited liability member interests and other equity interests.

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“Transfer Notice” shall have the meaning ascribed to it in Section 15.1.

“Transfer of Control” shall have the meaning ascribed to it in Section 15.1.

1.2.        Terms Generally. The definitions in this Article 1 shall apply equally to both the singular and plural forms of the terms defined. The headings and titles of this Agreement included herein are for reference purposes only and shall not limit or govern the sections, items or paragraphs to which they are related. Unless the context otherwise requires, any reference to any contract or Law includes any amendments thereto from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualifications of “business”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. The terms “include”, “including” and similar ones shall be construed as if they were followed by the term “for example purposes”. All references to R$ refer to Brazilian real and all references to USD refer to United States dollars. The language in all parts of this Agreement shall be, in all cases, construed in a simple manner, according to its fair meaning, and not strictly for the benefit or against any of the Parties.

Article 2.
BASIC PRINCIPLES

2.1.        The Shareholders shall exercise their voting rights and CSN shall exercise its power of Control so as to ensure that the activities of the Company and its Subsidiaries comply with the following basic principles and premises:

(i)          the Shareholders shall always act and shall instruct the Directors appointed by them to act in compliance with their statutory obligations pursuant to Brazilian Corporate Law and in the best interest of the Company and its Subsidiaries (including TECAR SPC) and also in compliance with this Agreement;

(ii)        the officers and general managers of the Company and its Subsidiaries (including TECAR SPC) shall exercise their activities as to ensure that all decisions of the shareholders’ meetings, the Board of Directors and/or the Board of Officers are implemented in good-faith and in an expedite manner;

(iii)      the management of the Company and its Subsidiaries (including TECAR SPC) shall be exercised by capable and experienced professionals who shall be duly qualified to hold their positions;

(iv)      the management of the Company and its Subsidiaries (including TECAR SPC) shall always comply with applicable Law and shall always seek the best interest of the Company and its Subsidiaries (including TECAR SPC);

(v)        the Company’s activities shall be focused on the development of the Business and the strategic decisions of the Company and its Subsidiaries (including TECAR SPC) shall procure the growth of the Business, the development of new projects and the

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maximization of the return of the investment made by their shareholders, in compliance with prudent management practices; and

(vi)      the management of the Company and its Subsidiaries (including TECAR SPC) shall always seek high levels of profitability, efficiency and competitiveness pursuant to applicable Law, basic guiding principles and premises set forth in this Agreement.

2.2.        Subject to events not under reasonable control of the Parties, the Parties agree to cause the Company to implement the Master Plan, as amended from time to time.

2.3.        The Parties agree to adopt the by-laws substantially in the form of Schedule 2.3 hereto as the initial by-laws of the Company, as it may be amended from time to time pursuant to this Agreement (“By-laws”).

2.4.        If any provision hereof is deemed to be conflicting or otherwise not enforceable vis-à-vis any provision of the By-Laws, the Parties agree (i) that such provision of this Agreement shall prevail over the applicable provision of the By-Laws; and (ii) to cause the Company to hold an Extraordinary Shareholders’ Meeting as soon as reasonably practicable and approve in such meeting amendments to its By-Laws so that the terms and conditions hereof can be fully enforced by the Parties at all times.

Article 3.
CAPITAL STOCK

3.1.        As of the date hereof, the Company’s capital stock is R$[•] ([•]), distributed in [•] ([•]) common shares (ações ordinárias), all of which are registered and without par value, distributed among the Shareholders in the following proportion:

Shareholder	Common Shares	Total of Common Shares (%)	Total (%)
CSN	[•]	[•]	[•]%
BJIOC SPC	[•]	[•]	[•]%
CSC	[•]	[•]	[•]%
POSCO	[•]	[•]	[•]%
Total	[•]	100%	100%

3.2.        The Company’s shares shall confer on their holders the rights and advantages set out in its By-Laws.

Article 4.
BOUND SHARES

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4.1.        This Agreement is binding on all the common shares issued by the Company which are held as of this date or in the future by the Shareholders, their Permitted Transferees and successors (due to Transfer, conveyance or acquisition in any way, donation, causa mortis succession, subscription, stock dividends, stock splits, reverse stock splits, conversion of bonds, exercise of options or warrants, exercise of preemptive rights for subscription or in any other way), which are subject to all provisions set out in this Agreement (“Bound Shares”).

4.2.        The terms and conditions of this Agreement shall also be binding on the Company and on the Company’s Directors appointed pursuant to the terms of this Agreement, who shall commit to comply with the provisions contained herein. The instrument of investiture (termo de posse) of the statutory officers of the Company shall contain language whereby each statutory officer declares his or her knowledge of this Agreement and agrees to abide by it.

4.3.        Any Shareholder which, for any reason whatsoever, becomes the owner of new shares issued by the Company, shall notify and direct the Company to annotate and register in its corporate books, within five (5) Business Days of the date of the respective transaction, the fact that such new shares are Bound Shares and subject to the terms of this Agreement, without prejudice to the Company’s right to do so on its own behalf.

4.4.        Notwithstanding the provisions of Article 12, Article 13, Article 15 and Article 16 below, in the event a Shareholder Transfers any of its Bound Shares (or any preemptive rights for subscription related to those Bound Shares) to a Permitted Transferee or a Third Party, such Transfer shall not be valid until the acquirer adheres in writing to this Agreement.

4.5.        Each Shareholder shall be permitted to create a Lien (which shall not be construed as a Transfer for purposes of Article 12, Article 13, Article 15 and Article 16), directly or indirectly, on its Bound Shares, to secure any of its obligations (but not those of any Third Party).

4.6.        Any shareholders’ agreement or other voting agreement or arrangement entered into by any Shareholder with a Third Party in connection with the Company or any of its Subsidiaries, including TECAR SPC, or to MRS (in relation to MRS Shares), shall not violate the other Shareholders’ rights under this Agreement.

Article 5.
MANAGEMENT

5.1.       Subject to the terms of this Article 5, the Company shall be managed by a board of directors (“Board of Directors”), which shall have the duties set forth in this Agreement, in its By-Laws or in the resolutions adopted at Shareholders’ Meetings, as the case may be, and in the applicable Brazilian Law.

5.2.       The Board of Directors of the Company shall consist of up to 7 (seven) members and respective alternates (“Directors”). The Directors of the Company shall be appointed as follows:

(i)         Irrespective of the number of Directors, the JKTC Parties will be entitled to nominate one (1) Director of the Company; and

(ii)       CSN will be entitled to nominate the remaining Directors of the Company, one (1) of whom shall be independent and shall not be employed by or an Affiliate of, or a Related Party of, CSN, any of CSN’s Subsidiaries, the Company or any of its Subsidiaries (including TECAR SPC) (“Independent Director”).

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5.2.1        The Directors may or may not reside in Brazil and shall be elected by the Shareholders at a shareholders’ meeting for a term of two (2) years or until his or her successor is appointed, or until such Director's earlier death, disability, retirement, resignation or removal. Each Director may serve an unlimited number of consecutive terms.

5.2.2        The majority of the members of the Board of Directors shall appoint one (1) of the Directors as chairman of the Board of Directors (“Chairman”), who shall hold office for the same term as he or she holds office as a Director. The chairman of the Board of Directors shall have the casting vote.

5.2.3        In case of resignation, replacement, permanent impairment or any other event that results in the vacancy of a board seat, the respective alternate shall automatically occupy the vacant seat. In case of resignation, replacement, permanent impairment or any other event that results in the vacancy of the alternate seat, the Shareholder who nominated the alternate Director whose office is to be filled will have the right to nominate the respective replacement. If the Shareholder fails to nominate a respective replacement, then such directorship shall be vacant until so filled. Directors nominated by a particular Shareholder may be removed by, and only by, such Shareholder, at any time.

5.2.4        Each Shareholder shall use its voting rights in the Shareholders’ Meetings of the Company, whether at any annual, special or other meeting, by written consent or otherwise, to appoint and elect the Directors nominated by the Shareholders in accordance with the provisions above.

5.3.       The Board of Directors shall meet ordinarily every three (3) months, at times and locations to be disclosed by its Chairman in the first month of each fiscal year. The follow up on the status of the implementation of the Master Plan shall be a permanent item of the ordinary meeting’s agenda and the relevant information shall be provided at least twenty (20) days prior to such ordinary meeting. Special Board of Directors meetings may be convened pursuant to Section 5.3.5 below.

5.3.1        All meetings of the Board of Directors shall be conducted in English, or in Portuguese with simultaneous translation into English. Any resolutions adopted at such meetings shall be prepared in English and Portuguese; both minutes shall be delivered and signed by all attendees on the same date the meeting is held (unless provided otherwise in Section 5.3.6). The Portuguese version of any resolution or minutes of any such meetings shall be recorded in the appropriate Board of Directors’ meetings minutes book and, when required by law, shall be filed with the appropriate Commercial Registry.

5.3.2        Unless provided otherwise, the decisions at the Board of Directors’ meetings shall be taken by the majority vote of the Directors present at the meeting, and no meeting shall be validly held unless at least the majority of the Directors in office are present. Each Director shall have one vote in the meetings of the Board of Directors.

5.3.3        The presence of the Director nominated by the JKTC Parties shall be required as an instatement quorum of a Board of Directors meeting; provided, however, that if such instatement quorum is not obtained because the Director nominated by the JKTC Parties is not present on a first call, such meeting may be adjourned and reconvened on an expedited basis (but no sooner than five (5) days after the date of adjournment of the first meeting and following notice being duly given to the Directors with copy to the Shareholders of such reconvened meeting). Should the Director nominated by the JKTC Parties fail to be present at a Board of Directors meeting

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reconvened on a second call, such meeting may be held with any number of participants and the matters under discussion approved by a majority of the participants regardless of the presence of such Director.

5.3.4        The meetings of the Board of Directors shall occur at the times and locations to be disclosed by its Chairman pursuant to Section 5.3 above. A reasonably detailed agenda (including a description of the matters in discussion, amounts and obligations involved) shall be supplied to each Director no less than twenty (20) days in advance of each meeting of the Board of Directors, together with support material and documentation with respect to all agenda items. All information provided to the Director nominated by the JKTC Parties shall be prepared both in Portuguese and English. No resolution of the Board of Directors may be passed or discussed in respect of any matter not included in the agenda for that meeting, unless all Directors are present and in unanimous agreement.

5.3.5        Any Director may ask for the convening, through the Chairman of the Board, of a special Board of Directors meeting on the basis that the subject matter of the meeting is material to the Company and cannot wait for resolution at the next regularly scheduled meeting (“Special Meetings”). If the Chairman of the Board does not respond to the Director’s request within five (5) days, the Director may call the Special Meeting himself. Special Meetings shall be called by delivery of at least twenty (20) days prior written notice to all Directors (or such shorter period consented to by all the Directors), by mail, e-mail or any other means under which receipt may be acknowledged, and such notice shall specify the agenda (including a description on the matters, amounts and obligations involved), time and location of the meeting.

5.3.6        Any Director may be represented at meetings of the Board of Directors by another Director appointed thereby in writing. Directors may participate in meetings of the Board of Directors by conference call, video conference or any other means of communication that ensures the genuineness of the vote or opinion of Directors, as applicable, provided that a copy of the minutes of the meeting be signed and returned via email by all the Directors to the Chairman of the Board, within two (2) Business Days from the date of the meeting, and the respective original be subsequently signed by all the Directors that attended such meeting.

5.4.       Subject to the terms of this Article 5, the Company shall also be managed by a board of statutory officers (“Board of Officers”), which shall each have the duties set forth in its By-Laws, in the resolutions adopted at Shareholders’ Meetings or at meetings of the Board of Directors, as the case may be, and in the applicable Brazilian Law.

5.4.1        Each Shareholder shall exercise its voting rights to cause the Board of Directors of the Company to appoint the statutory officers, who shall be responsible for conducting the day-to-day management activities and operations of the Company, as follows: (i) the JKTC Parties shall be entitled to appoint 1 (one) statutory officer of the Company; and (ii) CSN shall be entitled to appoint the remaining statutory officers, including the CEO. JKTC Parties shall also be entitled to appoint one (1) general manager (gerente geral) and (2) two managers (gerente) of the Company.

5.4.2        Each officer shall reside in Brazil, be eligible for the position of manager according to Brazilian Law and shall hold office for a term of 2 (two) years and may serve an unlimited number of consecutive terms.

5.4.3        The appointment of the officers shall take place at a meeting of the Board of Directors and the Directors may only appoint statutory officers with expertise in the related area. The right

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of the Shareholders to appoint statutory officers of the Company set forth in this Section 5.4 may be exercised at any time during the term of this Agreement.

5.5.       The Board of Directors may create strategic, consulting or executive committees, permanent or not, to analyze and give opinions on matters required by the Board of Directors. The members of such committees shall have expertise in the areas to be discussed by their committees, being elected by the Board of Directors of the Company.

5.6.       The Company undertakes to always cast its votes and instruct the management of the Company’s Subsidiaries to act always in compliance with this Agreement, thereby making sure, for instance, that JKTC Parties’ veto rights hereunder are ensured. In the event TECAR SPC is incorporated as a legal entity, subject to Section 6.3 (e)(a), the JKTC Parties shall be entitled to nominate one (1) member of the Board of Directors and one (1) statutory officer of TECAR SPC. Nevertheless, CSN shall always be entitled to nominate the majority of the members of the Board of Directors and/or statutory officers of TECAR SPC, as the case may be.

5.7.       Pursuant to the Investment Agreement, CSN shall transfer to the Company the MRS Shares and the MRS Bound Share and the Company shall adhere to the MRS Shareholders’ Agreement, as per Section 4.5 of such agreement, and shall be considered as one shareholder with CSN for the purposes of the MRS Shareholders’ Agreement, having the right to participate in the previous meetings set forth under Section 3.4.1 of such agreement, subject to the required regulatory approvals. Specifically with respect to the appointment of directors of MRS, to which CSN is entitled under the MRS Shareholders’ Agreement, CSN shall inform the Company about the director who will be indicated by CSN prior to the relevant meeting of MRS.

Article 6.
EXERCISE OF VOTING RIGHTS AND PRIOR MEETINGS

6.1.       Each Shareholder undertakes to vote at the Shareholders’ Meetings of the Company or to cause the Company’s Subsidiaries (including TECAR SPC), as applicable, to vote and express their opinion, or cause their respective representatives to express his/her opinion, as applicable, at the meetings of the Board of Directors of the Company or of any of its Subsidiaries (including TECAR SPC), according to the provisions set out in this Agreement.

6.2.       The Shareholders’ Meetings resolutions of the Company or of any of its Subsidiaries (including TECAR SPC), with the exceptions set forth in the applicable Law and in this Agreement, especially those established in Sections 6.3, shall be taken by majority of votes.

6.3.       None of the Company or any of its Subsidiaries (including TECAR SPC where expressly indicated), the Shareholders or the Board of Directors appointed by the Shareholders shall, directly or indirectly (whether by merger, consolidation or otherwise), take, authorize, approve, effect, validate, enter into or facilitate any of the following actions or matters by the Company or any of its Subsidiaries (including TECAR SPC where expressly indicated) (“Major Decision”), without the affirmative vote of the JKTC Parties or of the Director appointed by the JKTC Parties, as applicable, except in relation to transactions expressly provided for in this Agreement:

(a)         any amendment or restatement of the By-Laws of the Company or of any of its Subsidiaries (including TECAR SPC), related to the matters listed in Schedule 6.3(a) hereto;

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(b)        issuance of or agreement to issue Equity Securities of the Company or of its Subsidiaries, including TECAR SPC, when only CSN and/or a CSN´s Related Party is/are offered the opportunity to participate in such issuance (other than the issuance of shares resulting from the exercise of the Pre-Money Equity Value – Subscription Bonus, as defined in the Investment Agreement);

(c)         any disproportional capital reduction of the Company or its Subsidiaries (including TECAR SPC);

(d)        granting of corporate guarantee to Third Parties by the Company or by any of its Subsidiaries (including TECAR SPC) in an amount equal to or higher than [*], whether in a single transaction or a series of related transactions, with respect to transactions that are not related to activities of the Company or to any of its Subsidiaries (including TECAR SPC), as applicable;

(e)          any sale, lease, license or disposal (including by means of capital reduction or redemption of shares) of, and creation of encumbrances over, Material Assets, provided that the following actions will not require the affirmative vote of the JKTC Parties or of the Director appointed by the JKTC Parties, as the case may be:

a.     the contribution of TECAR Lease Agreement (and any and all equipment, facilities and permits related thereto) to a special purpose company (“TECAR SPC”) in order to sell up to fifty per cent (50%) less one voting share of TECAR SPC’s capital stock (“TECAR Threshold” and “Minority Sale”, respectively), provided further that the conditions set forth in Section 8.2 hereto are fully observed and complied with;

b.    the Segregation of TECAR Excluded Assets in accordance with Section 8.3;

(f)         trading with derivatives outside the Company’s derivative and/or hedging policy, as approved by the Board of Directors, which shall be in accordance with market standards;

(g)         winding-up, voluntary filing of a petition of dissolution or liquidation of, or any bankruptcy claim or judicial or extrajudicial recovery claim (pedido de recuperação judicial ou extrajudicial) by the Company or any of its Subsidiaries (including TECAR SPC);

(h)        Related Party Transactions with or involving the Company, any of its Subsidiaries (including TECAR SPC) and any of their shareholders or Affiliates (a) in an amount, equal or higher than [*], whether, in a single transaction or a series of related transactions (for the avoidance of doubt, including any amendment, supplement or modification of or to any provision of such Related Party agreement, any waiver of any provision of any Related Party agreement, any consent to any departure by any party from the terms of any provision of any such Related Party agreement, and any prepayment or failure to make a payment with respect to such Related Party agreement), except the CSN Off-Take Agreement and the Port Services Agreement; and (b) not executed on an arm’s length basis.

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(i)          changes to the minimum dividend policy of the Company or any of its Subsidiaries (including TECAR SPC);

(j)          appointment of any independent auditor, other than PricewaterhouseCoopers (PwC), Deloitte, Ernst & Young or KPMG; and

(k)        certain amendments to the agreements listed in Schedule 6.3(k), as described therein.

6.3.1        All the financial amounts established in Section 6.3 above shall be adjusted annually after the date hereof by the Consumer Price Index, published by the Bureau of Labor Statistics of the United States Department of Labor (“CPI”).

6.4.       In order to allow the exercise by the JKTC Parties or by the Director appointed by the JKTC Parties, of their affirmative vote at the Company or any of its Subsidiaries (including TECAR SPC), as set forth in Section 6.3, the Shareholders or Directors, as applicable, shall hold a meeting prior to any Shareholders’ Meeting or Board of Directors Meeting of the Company or of any of the Company’s Subsidiaries, as applicable, that will resolve on any matter listed in Section 6.3 (“Prior Meeting”).

6.4.1        Any Shareholder or Director, as applicable, may be represented at Prior Meetings by another Shareholder or Director appointed in writing. Shareholders or Directors may participate in Prior Meetings by conference call, video conference or any other means of communication that ensures the genuineness of the vote or opinion of Shareholders or Directors, as applicable, provided that a copy of the minutes of the meeting be approved by such Shareholder or Director, as applicable, and sent via email to the Chairman of the Board of Directors on the same date of the meeting, and the respective original be subsequently signed by all the Shareholders or Directors, as applicable, that attended such meeting.

6.4.2        Prior Meetings shall always be held at least four (4) days prior to any Shareholders’ Meeting or Board of Directors’ Meeting in which the decision adopted at such Prior Meeting shall be expressed, and may be called by any of the Shareholders or any of the Directors upon notice of the relevant Shareholders‘ Meeting or Board of Directors Meeting is duly delivered to all Shareholders or Directors, as applicable, at least fifteen (15) days prior to the date set for such Prior Meeting. Such call notice shall include a reasonably detailed agenda (including a description of the matter in discussion, the amounts and obligations involved) and other supporting documentation with respect to all agenda items, all of which shall be prepared in Portuguese, as well as the venue, date and time for the reconvening of the Prior Meeting, if needed.

6.4.3        The presence of one representative of the JKTC Parties shall be required as an instatement quorum of a Prior Meeting; provided, however, that if such instatement quorum is not obtained because no representative of the JKTC Parties is present on a first call, such meeting may be adjourned and reconvened on an expedited basis (but no sooner than five (5) days after the date of adjournment of the first meeting convened and following notice being given to all Shareholders of such reconvened meeting). Should the JKTC Parties’ representative fail to be present at a Prior Meeting convened on second call, such Prior Meeting may be adjourned and reconvened on an expedited basis (but no sooner than five (5) days after the date of adjournment of the second meeting convened and following notice being given to all Shareholders of such second reconvened meeting). Should the JKTC Parties’ representative fail to be present at a Prior Meeting convened on a third call, such Prior Meeting may be held with any number of

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participants and the matters under discussion approved by a majority of the participants, regardless of the presence of the JKTC Parties’ representative. In both cases, the underlying Shareholders’ Meeting or Board of Directors Meeting must be adjourned accordingly.

6.4.4        After the Prior Meeting is held, minutes shall be drawn up of the resolutions taken, which minutes shall be signed by all the Shareholders or Directors in attendance and filed at the specific company’s head offices. Should the JKTC Parties’ not approve any of the matters listed in Section 6.3, pursuant to the provisions thereof, the Company, CSN, its Directors and the Directors appointed by the Company in any of its Subsidiaries shall cast their votes in the relevant Shareholders’ Meeting or Board of Directors’ Meeting in order to reject the proposed resolution or action. For the avoidance of doubt, should the JKTC Parties fail to attend a Prior Meeting convened on a third call, as set forth in Section 6.4.3, the approval of the JKTC Parties’ relating to any of the matters listed in Section 6.3 shall no longer be required and the Company, CSN, its Directors and the Directors appointed by the Company in any of its Subsidiaries shall cast their votes in the relevant Shareholders’ Meeting or Board of Directors’ Meeting in accordance with the resolution taken at the Prior Meeting, regardless of the participation of the JKTC Parties.

6.5.       JKTC Parties’ Voting Block. The Parties hereby agree that BJIOC SPC, POSCO, CSC and any Permitted Transferees thereto shall represent one single voting block, and, therefore: (i) shall always exercise their respective votes in the Prior Meetings and in the Shareholders’ meeting jointly as a single voting block; and (ii) shall always exercise their respective rights and obligations arising out of this Agreement jointly as a single block. Nevertheless, nothing prevents POSCO or CSC or any of its Permitted Transferees to be present at such meetings, so long as they act as single voting block.

6.5.1        For the purposes of Section 6.5 above, POSCO and CSC hereby appoint BJIOC SPC as their representative to attend the Prior Meetings and the Shareholders’ Meetings and vote with all shares held by POSCO and CSC. For the purposes of Section 6.5, POSCO and CSC grant BJIOC SPC a power of attorney with specific powers, in the form of Schedule 6.5.1 hereto.

6.6.       JKTC Redemption Right. In case the Board of Directors or the Shareholders, as the case may be, approve any merger (incorporação), merger of shares (incorporação de ações), spin-off (cisão) or amalgamation (fusão) or any other kind of corporate reorganization involving the Company and, as a result (i) the Shareholders’ equity stake in the Company is diluted by [*] of their pre-Relevant Transaction equity stake (whether or not the Company is the surviving entity) (“Relevant Transaction”); and, cumulatively, (ii) the JKTC Parties’ rights listed in Schedule 6.6 (“JKTC Minimum Rights”) are not preserved in the Company, in the surviving entity or any new shareholders arrangement, as the case may be, the following shall apply:

(1)     if the Company is a closely-held corporation, the JKTC Parties may, at their sole discretion, but no later than [*] from the date (a) the Relevant Transaction is formally presented to the JKTC Parties by CSN upon written notice, or (b) the Relevant Transaction is approved in a Shareholders’ meeting or Board of Directors’ meeting of the Company, as applicable, whichever occurs first, serve a notice to the Company and CSN (“Redemption Notice”) requesting the redemption of all, but not less than all, of the Company’s shares held by the JKTC Parties, at their Fair Market Value (calculated without giving effect to the Relevant Transaction that triggered such right), subject to the consummation of the Relevant Transaction (“Redemption Right”). The JKTC Parties shall not have the Redemption Right in case they (or the Director appointed by them) have voted in favor of the Relevant Transaction at the relevant Shareholders’ or Board

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of Directors’ meeting. Upon receipt of the Redemption Notice, the Shareholders irrevocably and irreversibly agree to approve, by unanimity, within not more than [*] following the receipt of the Redemption Notice, in a Shareholders’ meeting (and only if the Relevant Transaction had been implemented or is implemented on the same meeting), the redemption of the Company’s shares held by the JKTC Parties at their Fair Market Value and payment of the redeemed shares within at least [*] from the Shareholders’ Meeting that approved the redemption, and all related measures for its implementation, provided that, if needed, the shares to be redeemed shall be converted into a different class of shares, with the same rights, and

(2)        if the Company is a publicly-held corporation, this Agreement shall be automatically terminated on the date the Relevant Transaction is consummated.

6.6.1        For the avoidance of doubt, in case the JKTC Minimum Rights are preserved as a result of the Relevant Transaction, the JKTC Parties shall not be entitled to exercise the Redemption Right and shall adhere to the new shareholders’ arrangement which shall reflect the JKTC Minimum Rights.

6.6.2        For the purposes of determining the “Fair Market Value”, the following conditions and procedures shall apply: within ten (10) days following receipt of the Redemption Notice, each of the Shareholders shall select one investment bank of international standing, which shall make an independent valuation of the Fair Market Value of the Company in USD amounts. The Shareholders agree that they shall cause such independent valuations to be made up to thirty (30) days following the date of the exercise of the Redemption Right and shall submit such determination to the other Shareholder. If the valuations differ by an amount that is [*] or less of the higher valuation, then the Fair Market Value shall be calculated by obtaining the arithmetic average of the independent valuations of the two (2) investment banks. If any investment bank’s valuation exceeds that of the other by more than [*] of the higher valuation, the two (2) investment banks shall select a third investment bank, which shall make its own independent valuation of the Company within forty (40) days following the date on which both initial valuations have been submitted to the Shareholders by the initial two (2) investment banks. In case the valuation prepared by the third investment bank falls within the valuations prepared by the two (2) initial investment banks (i.e., the third valuation is greater than the lowest of the two (2) previous valuations and lesser than the greatest of such two (2) previous valuations), then the valuation prepared by the third investment bank shall be considered the final Fair Market Value of the Company. In case the valuation prepared by the third investment bank does not fall within the valuations prepared by the two (2) initial investment banks, then the final Fair Market Value of the Company shall be the valuation performed by the initial two (2) investment banks which is closer to the valuation prepared by the third investment bank. The Shareholders shall each bear the costs and expenses associated with the investment bank they have engaged and shall share the costs of the third investment bank, as applicable.

Article 7.
INFORMATION RIGHTS

7.1.            The JKTC Parties shall be provided with the following information:

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7.1.1        As soon as practicable after the end of each month, Congonhas Minérios shall provide an information report with the following data: [*]. The Parties agree that this monthly information will be (i) based on managerial, unaudited, subject to adjustments figures; and (ii) restricted to the data indicated above and that no further clarification request will be accepted.

7.1.2        As soon as practicable after the end of each of the first three (3) quarters in each fiscal year, and in any event no later than sixty (60) days thereafter, quarterly unaudited consolidated financial statements of the Company and its Subsidiaries (including TECAR SPC) and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, consistent with past practices, subject to normal year-end adjustments, all subject to a limited review by the Company’s independent auditor, which shall be an internationally recognized “Big Four” certified public accounting firm (the “Accounting Firm”) and certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date, all prepared in English and in accordance with the IFRS adopted by the Company.

7.1.3        As soon as practicable after the end of each fiscal year, and in any event no later than ninety (90) days thereafter, the annual audited consolidated financial statements of the Company and its Subsidiaries (including TECAR SPC) as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year, by the opinion of the Accounting Firm, which report shall state that such financial statements present fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated, all prepared in English and in accordance with the IFRS and the accounting policy adopted by the Company.

7.1.4        JKTC Parties’ auditors shall be entitled to (i) review the documents provided to the JKTC Parties under Sections 7.1.1 to 7.1.3 above and (ii) have access to the Accounting Firm’s working papers, subject to the Accounting Firm’s policies, in both cases exclusively for purposes of recognition, in JKTC Parties’ respective accounts, of JKTC Parties’ investment in the Company. The auditors shall be retained and paid by the JKTC Parties. The Company shall reasonably collaborate with the JKTC Parties’ auditors for purposes of compliance with their respective accounting policies or to the extent there are discrepancies between the IFRS adopted by the Company and the IFRS adopted by any of the JKTC Parties. The JKTC Parties’ auditors appointed and/or engaged for such purpose shall hold in confidence and trust and act in a fiduciary manner with respect to all information so received.

7.2.       Appropriate books, records and accounts shall be kept by the Company and its Subsidiaries (including TECAR SPC) at their respective head offices, in compliance with applicable Law. Such books and records shall be maintained on a basis that allows the proper preparation by the Company or any of its Subsidiaries (including TECAR SPC) of financial statements and tax returns.

7.2.1        Each Shareholder and its duly authorized representatives and consultants shall have the right to, upon reasonable justification, examine the books and records of the Company and its

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Subsidiaries (including TECAR SPC), during normal business hours in a manner which does not interfere with their conduct of business, upon one (1) week prior notice to the Company or its Subsidiaries (including TECAR SPC). The Shareholders’ representatives appointed for such purposes shall hold in confidence and trust and act in a fiduciary manner with respect to all information so received.

7.3.       Each of the Company and its Subsidiaries (including TECAR SPC) shall, from time to time, as the JKTC Parties or CSN may reasonably request upon one (1) week prior notice, afford the representatives of the JKTC Parties or of CSN reasonable access to the facilities of the Company or its Subsidiaries (including TECAR SPC). These representatives shall act in a manner so as not to interfere with their conduct of business and shall hold in confidence and trust and act in a fiduciary manner with respect to all information received during the visit to these facilities.

7.4.       In addition, for informational purposes only, the JKTC Parties, in relation to item (i) below, or the director or statutory officer appointed by the JKTC Parties, in relation to item (ii) below shall be entitled to receive from the Company relevant information, including the business rationale and the benefits to the Company or any of its Subsidiaries, regarding the following matters aimed to be carried out by the Company or any of its Subsidiaries (including TECAR SPC):

(i)       within sixty (60) days before the submission to corporate approval, any proportional capital reduction of the Company which is not in line with the Master Plan, except for any capital reduction for purposes of absorbing losses pursuant to the first part of article 173 of the Brazilian Corporate Law; and

(ii)     together with the call notice for the relevant Board of Directors’ or Board of Officers’ meeting, any issuance, assumption, incurrence or the voluntary early repayment of any financial debt or debt-related instruments by the Company or any of its Subsidiaries (including TECAR SPC), in an amount equal to or higher than [*], which is not contemplated in the Master Plan.

Article 8.
OWNERSHIP OF MATERIAL ASSETS

8.1.       Except as provided otherwise in this Agreement, the Shareholders mutually agree that the Company shall, at all times, hold, directly, Namisa Mining Rights, CdP Material Assets, TECAR (except as provided in Section 8.2) and the MRS Shares (individually and collectively “Material Assets”).

8.2.       The Company shall always control TECAR, but may, at any time (i) implement the Segregation of TECAR Excluded Assets in accordance with the provisions of this Agreement, provided that the Segregation of TECAR Excluded Assets does not adversely impact operations of TECAR; and (ii) sell the TECAR Threshold in a Minority Sale, as described in Section 6.3(e), provided the following conditions are duly observed: (a) the JKTC Parties or the Director appointed by the JKTC Parties at the Company receives, within 60 (sixty) days before the submission of this matter to corporate approval, relevant information about the Minority Sale, its rationale and structure; (b) a fairness opinion is obtained from an investment bank of international standing stating that the Minority Sale is a fair transaction to the Company; and (c) the Company's access to the port activities and services of TECAR is guaranteed through a long term agreement that provides levels of quality and efficiency of port services similar to those practiced at the time of the Minority Sale, to the extent such provisions do not violate the TECAR Lease

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Agreement or any applicable Law, including any determination from the port Governmental Authorities (“TECAR SPC Port Services Agreement”).

8.2.1. Upon conclusion of the Minority Sale, the Company shall discuss with TECAR SPC and its other shareholders the possibility of aligning TECAR’s capacity and expansion plan.

8.3.       The Company and/or TECAR SPC, as the case may be, may implement all the actions necessary or convenient for the Segregation of TECAR Excluded Assets, provided that TECAR Excluded Assets shall be valued, exclusively for the purposes of the Segregation of TECAR Excluded Assets, at the book value of such assets as of [Drop Down Date].

8.3.1   CSN shall indemnify the Company for Losses resulting from Third Party Claims directly and exclusively arising from the Segregation of TECAR Excluded Assets, provided that, in this specific case, no indemnification for loss of profits (lucros cessantes) will be due by CSN to the Company or to the JKTC Parties in connection therewith.

Article 9.
MASTER PLAN, OPERATING BUDGET AND COMPANY’S BUDGET

9.1.       The Company’s expenditures and business operations shall be made in accordance with a Master Plan (as it may be modified from time to time) and an Operating Budget (as modified from time to time).

9.1.1        The Initial Master Plan and the Operating Budget are adopted on the date hereof and approved by the Parties.

9.1.2        The JKTC Parties shall be afforded the opportunity to participate in discussions related to any amendment to the Initial Master Plan, the Master Plan or to the Operating Budget, but shall not interfere with CSN’s decision on whether and when to amend them. Any material amendment to the Initial Master Plan, to the Master Plan or to the Operating Budget shall be approved by the Company’s Board of Directors. For the avoidance of doubt, the Parties agree that amendments to the Initial Master Plan, to the Master Plan or to the Operating Budget are not Major Decisions and therefore shall be approved by simple majority of the Board of Directors of the Company.

9.1.3        The Shareholders shall cause the Board of Officers of the Company to finish the production of each draft of the subsequent Operating Budget, at least three (3) months prior to the date in which such documents are submitted to approval of the Board of Directors. The Board of Directors’ Meeting that approves the Operating Budget shall take place no later than thirty (30) days prior to commencement of the relevant fiscal year, without prejudice of amendments thereto that may be presented to the Board of Directors for approval during the fiscal year on an extraordinary basis.

Article 10.
DIVIDEND POLICY

10.1.   The By-Laws of the Company and its Subsidiaries (including TECAR SPC) shall provide for the allocation of the respective annual accounting net profit reported in the previous year, adjusted in accordance with article 202 of the Brazilian Corporate Law (“Adjusted Net Profit”) to be the following:

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(a)                a minimum mandatory dividend equivalent to [*] of the Adjusted Net Profit shall be paid to the shareholders;

(b)               an additional dividend equivalent to [*] of the Adjusted Net Profit shall be paid to the shareholders, minus the amount retained to fund the capital budget (orçamento de capital), subject to Section 10.1.2;

(c)                the balance not allocated to a capital budget shall be allocated to a statutory reserve for operations, projects and investments, unless otherwise approved by the shareholders, provided that in no event shall (i) such amount exceed [*] of the Adjusted Net Profit or (ii) such statutory reserve exceed [*] of the relevant company stock capital.

10.1.2    The Shareholders hereby agree that the retention provided for in Section 10.1(b) shall (i) not include amounts identified as third party resources in the capital budget and (ii) be limited to fixed or working capital that will be necessary in the five (5) years period immediately following the year in which such capital budget is approved to implement the Company’s approved Operating Budget and/or Master Plan.

10.2.   For the avoidance of doubt, the annual accounting net profits of the Company shall be calculated including the results, under the equity pick-up method, relating to the Subsidiaries (including TECAR SPC) and Affiliates, located in Brazil or abroad, in accordance with Brazilian GAAP, without prejudice to Section 10.3.1.

10.3.   Without prejudice to the foregoing, the Shareholders and the management of the Company and of its Subsidiaries (including TECAR SPC) shall procure that upon approval of the declaration of dividends pursuant to this Article 10, the Company and its Subsidiaries (including TECAR SPC) have funds available for making the full payment of the dividends declared, including by means of (i) execution of intercompany loans with its Subsidiaries (including TECAR SPC) and/or (ii) receipt of funds deriving from distributions of dividends of its Subsidiaries (including TECAR SPC), as long as, in both cases and specifically in relation to foreign Subsidiaries, such loans or distribution of dividends will not cause the relevant Subsidiary to pay and/or anticipate taxes (other than IOF) that represent more than fifteen percent (15%) of the funds to be remitted to the Company.

10.3.1    In relation to the Company and its Subsidiaries, in case the cash available for distribution of dividends is not sufficient for the full payment of such dividends in any given fiscal year, as provided under Sections 10.1 and 10.3 hereto, the unpaid portion of the applicable dividends shall be allocated to the unrealized profit reserve (reserva de lucros a realizar) and distributed as dividends to Shareholders as soon as the Company or its Subsidiaries (including TECAR SPC), as the case may be, financially realizes such profit, in accordance with the Brazilian Corporate Law.

Article 11.
ANTIDILUTION

11.1.   Without prejudice to Section 8.1, in case CSN, through the Company, approves a capital increase or the issuance of Equity Securities by any of its Subsidiaries (including TECAR SPC), and, further, in case the Company does not exercise or Transfer its preemptive rights to subscribe for the capital increase or the issued Equity Securities, subject to the provisions of this Agreement, the JKTC Parties shall have the right to exercise such preemptive rights on a pro rata basis, through the assignment of preemptive rights to the JKTC Parties, according to its direct and

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indirect participation, except, in the last case, if the JKTC Parties directly or indirectly voted in favor or refrained from voting in the Company´s decision not to exercise the relevant preemptive right.

Article 12.
RIGHT OF FIRST REFUSAL

12.1.   In case the JKTC Parties receive a Third Party bona fide firm offer to sell part or all of their shares, or preemptive right to subscribe for shares in the Company (“Offered Shares” and “Third Party Offer”, respectively), the JKTC Parties shall deliver a written notice (“RoFR Notice”) to that effect to CSN containing (i) JKTC Parties’ intention to sell the Offered Shares and the name and address of the proposed transferee; (ii) the proposed price per share for those shares; (iii) the number of shares proposed to be transferred; and (iv) any other material terms of the Third Party Offer, and give CSN the right of first refusal to acquire all the shares being offered.

12.2.   The right of first refusal shall be exercised by means of a written notice (“RoFR Exercise Notice”) to be delivered by CSN within [*] from the date of receipt of the RoFR Notice.

12.3.   In case CSN does not deliver a RoFR Exercise Notice as set forth in this Section 12.2 within such [*] period, the JKTC Parties may sell the Offered Shares to the person identified in the RoFR Notice on the same price, terms and conditions set forth in the RoFR Notice. The sale by the JKTC Parties to the person identified in the RoFR Notice shall take place within [*] from the date of the receipt of the last regulatory approval necessary for the consummation of the sale of the Offered Shares, provided that if no prior regulatory approval is needed, such sale shall take place within [*] from the end of the [*] period referred to above. After such period, if the sale does not occur, the Offered Shares shall again be subject to the right of first refusal set forth in this Article 12.

12.4.   If CSN exercises the right of first refusal as per this Article 12, it shall acquire all, but not less than all, of the Offered Shares, for the same price per share and according to the terms and conditions set forth in the RoFR Notice. If, for whatever reason, the acquisition of such Offered Shares by CSN is not concluded within [*] from the date of the receipt of the last regulatory approval necessary for the consummation of the sale of the Offered Shares (or, if no regulatory approval is needed, within [*] from the date of the receipt of the RoFR Exercise Notice), the JKTC Parties shall be free to sell the Offered Shares to the Third Party who presented the Third Party Offer, within the term provided in Section 12.3.

Article 13.
RIGHT OF FAIR OFFER

13.1.   In case CSN wishes to Transfer to a Third Party, directly or indirectly, in whole or in part, any of its shares, or preemptive rights to subscribe for shares in the Company or receives a Third Party bona fide firm offer to sell part or all such shares or preemptive rights to subscribe for shares, either by means of a bilateral negotiation or an organized process with any number of interested parties, CSN shall deliver a written notice to the JKTC Parties: (i) informing about such potential Transfer (including the name of the proposed transferee, the proposed price for those shares, preemptive rights to subscribe for shares, the number of shares or preemptive rights to subscribe for shares proposed to be transferred and any other material terms of the offer; (ii) granting access to the same relevant information that was disclosed to the Third Party (except for the amount of offers made by Third Parties); and (iii) inviting the JKTC Parties to participate in

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the sale process of such CSN’s shares or preemptive rights to subscribe for shares, in case there is a formal process in place.

13.2.   The JKTC Parties shall have [*] as of the date of receipt of the written notice referred in Section 13.1 above to present an offer to acquire all of the offered CSN’s shares (“Right of Fair Offer”), by means of a written notice containing the price per share and payment conditions proposed by the JKTC Parties for the purchase of CSN’s shares (“Fair Offer Price”).

13.3.   The Right of Fair Offer shall not impair the timing of the sale or interfere with CSN’s decision on the sale, which shall be always at its sole and exclusive discretion, regardless of the Fair Offer Price and the terms and conditions contained in either JKTC Parties’s or the Company’s offer, as the case may be.

13.4.   The Right of Fair Offer shall not apply if CSN transfers all or part of its shares in the Company to an Affiliate, which shall then be bound to the terms of this Agreement.

Article 14.
RIGHT OF FAIR OFFER – REAL ESTATE

14.1.   In case CSN wishes to Transfer to a Third Party, directly or indirectly, in whole or in part, its property rights or the rights to use the properties listed in Schedule 14.1 (“Expansion Property Rights”), CSN shall deliver a written notice to the Company: (i) informing about such potential Transfer, including the name of the proposed transferee, the proposed price for and the description of the Expansion Property Rights (including the relevant enrollments), as well as any other material terms of the offer; (ii) granting access to the same relevant information that was disclosed to the Third Party (except for the amount of offers made by Third Parties); and (iii) inviting the Company to participate in the sale process of the Expansion Property Rights, in case there is a formal process in place.

14.2.   The JKTC Parties or the Company, as the case may be, shall have, sixty (60) days as of the date of receipt of the written notice referred in Section 14.1 above to present an offer to acquire all of the Expansion Property Rights (“Right of Fair Offer – Real Estate”), by means of a written notice containing the price for the Expansion Property Rights and the payment conditions proposed by the Company (“Fair Offer Price – Real Estate”).

14.3.   The Right of Fair Offer – Real Estate shall not impair the timing of the sale or interfere with CSN’s decision on the sale, which shall be always at its sole and exclusive discretion, regardless of the Fair Offer Price – Real Estate and the terms and conditions contained in the Company’s offer.

14.4.   The Right of Fair Offer – Real Estate shall not apply if CSN transfers all or part of the Expansion Property Rights to an Affiliate.

Article 15.
TAG ALONG RIGHTS

15.1.   Notwithstanding the Right of Fair Offer, if CSN intends to Transfer its shares (or the preemptive rights for subscription of shares) in the Company to a Third Party and, as a result of such Transfer, CSN would cease to Control the Company and the Third Party transferee (and parties acting in connection with such Third Party transferee, if applicable, “Third Party Transferee”) would as a result thereof acquire Control of the Company (“Transfer of Control”),

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CSN shall be required to offer to the JKTC Parties, by written notice, with a copy to the Company (“Transfer Notice”), the right to sell all (and not less than all) of the shares of the Company held by the JKTC Parties to the Third Party Transferee under the same terms and conditions applicable to the Transfer by CSN, provided that if the Transfer of Control occurs as a result of a series of Transfers to one or more Third Party Transferee, the JKTC Parties shall be entitled to receive, for each share, the weighted average price per share of all such Transfers that ultimately resulted in the Transfer of Control (“Tag Along Right”). The Transfer Notice shall specify the price and the terms and conditions under which the Transfer of Control shall take place.

15.2.   The Tag Along Right shall be exercised by the JKTC Parties within [*] as of receipt of the Transfer Notice, by written notice to CSN, with a copy to the Company.

15.3.   Should the Tag Along Right be exercised by the JKTC Parties, CSN may only validly conclude the Transfer of Control if the Third Party Transferee acquires shares of the Company subject to such Transfer of Control simultaneously with the acquisition of the shares held by the JKTC Parties, on the same terms set forth in the Transfer Notice.

Article 16.
CO-SALE RIGHT

16.1.   In case of a Qualified Private Sale to (i) a Third Party which has an existing material relationship with CSN or with CSN’s controlling shareholder, or (ii) a Third Party which is part of any Side Transaction with CSN, the JKTC Parties may, by written notice, with a copy to the Company, exercise its right to join such sale and sell its shares in the Company up to the same number of shares being sold by CSN to such buyer (“Qualified Private Sale Notice”) under the same terms and conditions applicable to the Qualified Private Sale by CSN (“Co-Sale Right”).

16.2.   The Co-Sale Right shall be exercised by the JKTC Parties within [*] as of the delivery of the Qualified Private Sale Notice, by written notice to CSN, with a copy to the Company.

16.3.   Should the Co-Sale Right be exercised by JKTC Parties, CSN may only validly conclude the Qualified Private Sale if the Third Party buyer who purchases the CSN’s shares of the Company subject to the Qualified Private Sale simultaneously acquires the JKTC Parties’ shares of the Company, on the same terms set forth in the Qualified Private Sale Notice.

Article 17.
INITIAL PUBLIC OFFERING – IPO AND RELATED MATTERS

17.1.        Should CSN consider to carry out an IPO, it shall cause the Company to engage one or more reputable first-tier investment banks, with renowned experience in conducting initial public offerings, for the purpose of analyzing the Company and the market conditions in effect at the time and giving an opinion on the feasibility of the IPO.

17.2.        The Shareholders may discuss in the future the possibility of performing an IPO through another vehicle especially incorporated for such purpose (“IPO Vehicle”), provided that: (i) such vehicle holds one hundred percent (100%) of the Company’s capital stock and no other assets; (ii) JKTC Parties’ rights under this Agreement are not violated and are maintained in the IPO Vehicle level; and (iii) the use of the IPO Vehicle does not negatively impact JKTC Parties’ investment in the Company.

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17.3.        Following such feasibility analysis, in case CSN decides to pursue the IPO, it shall cause the Company to promptly deliver a notice to all Shareholders: (i) informing the intention to go public; and (ii) stating, in a reasonably detailed basis, the estimated terms and conditions of such offering and the content of the investment banks’ opinion (“IPO Notice”).

17.4.        The IPO shall not violate any of JKTC Parties’ rights under this Agreement. For such purposes, the offering memoranda shall fully and accurately describe JKTC Parties’ rights under this Agreement.

17.5.        The Shareholders and the Company shall endeavor their best efforts (and shall cause the Company’s management to endeavor its best efforts) for the Company to perform all corporate and management actions necessary or suitable to promote the Company’s registration for public trading and to carry out an IPO under the terms set forth in this Article 17.

17.6.        A limited number of representatives from the JKTC Parties shall have reasonable access in the process and to the offering memoranda and all other materials and information related to the IPO, including marketing materials.

17.7.        The JKTC Parties shall have subscription, priority or preemptive rights in the IPO in order to avoid their dilution, subject to the rules of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM). In case the JKTC Parties decide to exercise any of such rights, the information as to such exercise shall be disclosed in the offering documents. In case of an IPO, each JKTC Party shall be entitled to include its respective Company’s shares or IPO Vehicle’s shares, as the case may be, in such IPO, pro rata to their equity interests in the Company or in the IPO Vehicle, as the case may be, provided that in this case the provisions of Article 12 shall not apply.

Article 18.
TERM OF EFFECTIVENESS

18.1.   This Agreement is entered into on an irrevocable basis, and shall terminate upon the earlier of: (i) December 31, 2054 (“Initial Term”); or (ii) in case the percentage of Bound Shares jointly held by the JKTC Parties falls below [*] of the total capital stock of the Company (“JKTC Floor”) or (iii) upon the occurrence of a termination event under Section 6.6.

18.1.1. The Initial Term shall be automatically renewed for successive forty (40) years terms (“Additional Terms”), unless (i) one of the Shareholders notifies the others of its intention to terminate this Agreement, at least one year prior to the expiration of the Initial Term or of any Additional Term; or (ii) in case, at any time, the number of Bound Shares jointly held by the JKTC Parties falls below the JKTC Floor.

18.1.2  The Parties hereby agree that the JKTC Floor calculation shall disregard any dilution resulting from shares issued in the context of capital increases (including as a result of capital reorganizations that do not qualify as a Relevant Transaction) in which the JKTC Parties are not granted preemptive (preferência) or priority (prioridade) rights in accordance with the applicable Law (or in which the JKTC Parties have not been granted said rights to subscribe other securities convertible into shares or which entitle the owner to subscribe for shares), so that the effects of such dilutions (irrespectively of whether the Company is the surviving entity) are not considered for purposes of determining whether the JKTC Floor has been reached, except for (i) capital increases in the context of stock option plans of the Company and (ii) a Relevant Transaction, in which case Section 6.6 shall apply. For the avoidance of doubt, any dilution resulting from capital increases in which the JKTC Parties were granted preemptive (preferência) or priority (prioridade) rights shall be considered for purposes of reaching the JKTC Floor, irrespective of whether the JKTC Parties opted for exercising such rights or not.

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18.1.3. If the percentage represented by the Bound Shares held by the JKTC Parties either in the Company or, in case of a corporate reorganization, in the surviving entity, is equal to or higher than the JKTC Floor, the rights provided for in this Agreement shall be preserved, mutatis mutandis, either in the Company or in the surviving entity, except in the context of a Relevant Transaction, in which case Section 6.6 shall apply.

Article 19.
NOTICES

19.1.   Any notice by any Party shall be prepared and delivered in English and addressed as follows, provided that copies of supporting documents which originals are in Portuguese may be delivered by the parties in Portuguese without the need of translation:

I.       Companhia Siderúrgica Nacional:

Avenida Brigadeiro Faria Lima, 3.400, 20th Floor

04538-132, São Paulo, SP, Brazil

Telephone: (55 11) 3049-7100

[*]

With copy to:

[*]

II.      BJIOC SPC:

[•]

Telephone: [•]

E-mail: [•]

Att.: Mr. [•]

III.     POSCO:

POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul,

135-777, Korea

[*]

IV.     China Steel Corporation:

88 Chenggong, 2nd Roard, Qianzhen, Kaohsiung 80661

Taiwan, Republic of China

[*]

V.      Congonhas Minérios S.A.:

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Logradouro Casa de Pedra, without number, part

CEP 36.415-000, Congonhas/MG, Brazil

[*]

19.1.1    Notices shall be deemed to have been delivered when sent with a return receipt or "aviso de recebimento" issued by the Empresa Brasileira de Correios e Telégrafos (Brazilian Official Post Office) to the above mentioned addresses or, in case of e-mail communication, when a confirmation of such transmission or confirmation receipt is obtained. The original version of documents sent via e-mail shall be sent to the above mentioned addresses no later than 2 (two) Business Days after such transmission.

19.1.2    Any Investor may change its address or telex or facsimile number for the purpose of this Article 19 by notice given to the other Parties in the manner set forth above.

Article 20.

INDEMNIFICATION

20.1.   Without prejudice to the provisions of Section 20.3 and 22.7, CSN shall indemnify and hold harmless the Company, its Subsidiaries and/or the JKTC Parties from and against all Losses incurred by the Company or any of its Subsidiaries as a result of a breach of this Agreement.

20.2.   Without prejudice to the provisions of Section 20.3 and  22.7, the JKTC Parties shall indemnify and hold harmless the Company, its Subsidiaries and CSN from and against all Losses incurred by the Company or any of its Subsidiaries as a result of a breach of this Agreement.

20.2.1  JKTC Parties shall be jointly and severally liable for their obligations under Section 20.2.

20.3.   The Shareholders will only be liable for loss of profits (lucros cessantes) (i) suffered by the Company or any of its Subsidiaries; and (ii) that have been finally determined. The responsibility for payment of loss of profits shall be deemed to have been finally determined when the Shareholders have so determined by mutual agreement or, if disputed, when a final decision in respect thereof has been rendered pursuant to Section 21.2.

Article 21.
GOVERNING LAW AND DISPUTES RESOLUTION

21.1.        This Agreement and the rights and obligations of the Parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the laws of Brazil.

21.2.   Any dispute, controversy or claim arising out of or relating to this Agreement ("Dispute") shall be solved by arbitration, in accordance with the following provisions:

21.2.1    The Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules") in force at the time of the request for arbitration.

21.2.2    The arbitration shall be conducted by 3 (three) arbitrators (“Arbitral Tribunal”), one nominated by the claimant, another one nominated by the respondent, and the two (2) party-appointed arbitrators shall designate a third arbitrator, who shall act as president of the Arbitral Tribunal, within 15 (fifteen) days after the confirmation of the later-appointed of these two

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arbitrators. In case there are multiple parties, whether as claimant or as respondent, the multiple claimants, jointly, and/or the multiple respondents, jointly, as the case may be, shall appoint one arbitrator. If any of the three arbitrators is not nominated within the time prescribed in the ICC Rules or above, such arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce (the "ICC Court").

21.2.3    The arbitration shall be held in the City of São Paulo, State of São Paulo, Brazil, where the arbitral award shall be deemed rendered. The arbitration procedure shall be held in English and in accordance with Brazilian Law, but evidence may be produced by the parties in Portuguese without the need of translation. The Arbitral Tribunal shall not act as amiable compositeurs or decide the merits of the Dispute ex aequo et bono.

21.2.4    The Parties elect the courts of the City of São Paulo, State of São Paulo, exclusively for granting interim or conservatory measures before the constitution of the Arbitral Tribunal. Even in instances where a provisional judicial relief has been sought or obtained, the merits of the Dispute shall always be decided by the Arbitral Tribunal. For the avoidance of doubt, among the remedies that may be ordered or awarded by the Arbitral Tribunal is the remedy of specific performance of contractual obligations.

21.2.5    Except for attorney’s fees, which shall be borne individually by each of the parties to the arbitration, all expenses, costs and legal fees shall be borne by one or all parties as determined by the Arbitral Tribunal.

21.2.6    The Parties shall keep the confidentiality of each and every information concerning the arbitration.

21.2.7    If one or more Disputes arise under this Agreement or any other Transaction Document, as defined in the Investment Agreement, then any or all such Disputes may be brought into a single arbitration. The ICC Court may, at the request of any of the parties, consolidate the arbitral proceeding with any other pending arbitral proceeding involving this Agreement and/or any other Transaction Document. If one or more arbitrations are already pending with respect to a Dispute under any such agreement, then any party to a new dispute or any subsequently filed arbitration brought under any such agreement may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration.

21.2.8    The new dispute or subsequently filed arbitration shall be so consolidated, provided that the ICC Court determines that: (i) the new dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the prior pending arbitration; (ii) no party to the new dispute or prior pending arbitration would be prejudiced; and (iii) consolidation under these circumstances would not result in undue delay for the prior pending arbitration.

21.2.9    The consolidation order shall be final and binding upon all the parties involved in the consolidated proceedings. The arbitrations shall be consolidated into the arbitration that commenced first. The Parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration proceeding, the subject of which has been consolidated into another arbitral proceeding.

Article 22.

MISCELLANEOUS

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22.1.        No waiver by any Shareholder of any term or provision of this Agreement or of any default hereunder shall affect such Shareholders' rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, under the terms of applicable Law. No waiver, termination or discharge of this Agreement, or any terms or provisions hereof, shall be binding upon any of the Parties hereto unless confirmed in writing.

22.2.   The Parties undertake to fulfill and cause others to fulfill all obligations hereunder and acknowledge that any acts performed or measures taken by the Parties or third parties in violation of this Agreement or in breach of the provisions hereunder are null and void among themselves, the Company and its Subsidiaries and any Third Party. Additionally, the failure by any of the Parties to comply with, or to cause the compliance of, any material obligation hereunder shall have the effect of suspending such Party’s voting rights until its obligation is performed or cured.

22.3.   This Agreement shall be binding upon and shall inure to the benefit of the Company’s, the Parties’ shareholders and their respective successors and assignees and shall be enforceable by the Company’s, the Parties’ shareholders and their respective successors. Unless otherwise provided herein, or agreed upon by all the Parties in writing, this Agreement and all of its rights and obligations shall not be assigned to any Third Party.

22.4.   The obligations undertaken in this Agreement are irrevocable and unconditional.

22.5.   Copies of this Agreement shall be delivered to the directors and officers (administradores) of the Company. The documents evidencing their assumption of office shall contain a representation pursuant to which they acknowledge the provisions of this Agreement and undertake to comply with all obligations set forth herein, upon penalty of the sanctions provided for by applicable Law.

22.6.        This Agreement is the entire agreement between the Shareholders hereto in connection with the subject hereof (unless otherwise provided herein) and supersedes, as of the date hereof, any other agreement, contract, promise, undertaking, letter or any other form of agreement, communication or obligation, whether oral or written, by any Shareholder (or any representative thereof) in respect of the matters covered in this Agreement (unless otherwise provided herein).

22.7.        This Agreement is subject to specific performance under the terms and for the purposes of article 118 of the Brazilian Corporate Law and shall be filed at the Company’s head office. The Company hereby irrevocably agree on its own behalf and on behalf of its successors of any kind to comply with this Agreement and therefore execute it as intervening parties. The Nominative Shares Registry Book of the Company, on the margin of the Bound Shares registration, and the certificates representing the Bound Shares, if issued, shall bear the following text: "The shares held by [Name of Shareholder] are subject to the restrictions on transfer, voting arrangements, and other provisions set forth in a Shareholders’ Agreement dated [·]. All transfers of such shares shall be made in accordance with such Shareholders’ Agreement, otherwise shall be null and void.

22.8.   The invalidity, in whole or in part, of any Section of this Agreement, shall not affect the other Sections, which shall continue to be valid and in effect until the remaining term of this Agreement. In the event of any such invalidity, the Shareholders hereby undertake to negotiate, in the shortest period of time possible, in substitution for the invalidated clause, the inclusion in this Agreement of valid terms and conditions that reflect the terms and conditions of the invalidated clause, taking into consideration the intention and the purpose of the Shareholders at the time of the negotiation of the invalidated clause and the context in which it appears.

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22.9.   All rights and remedies of any Shareholder hereto are cumulative of each other and of every other right or remedy such Shareholder may otherwise have in law or in other agreements and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

22.10.    Each of the Parties hereto shall maintain the confidentiality of any information received from the other Shareholder, the Company or any of its Subsidiaries ("Confidential Information"), including, all data and information obtained by any of them pursuant to this  Agreement, except for any information which (i) at the time of disclosure, is public information, (ii) after disclosure, is published or otherwise becomes part of the public domain without any violation of this  Agreement by the Shareholders, or (iii) is received by the disclosing Shareholder from a Third Party, provided that such Third Party, or any other party from whom such Third Party received such information, is not in breach of any confidentiality obligation in respect of such information. In the event that any Shareholder becomes legally obligated (whether by applicable Law, court order or otherwise) to disclose any of the Confidential Information, such Shareholder shall (a) immediately notify the other Shareholder of the existence, terms and circumstances in connection therewith, (b) cooperate with the other Shareholder in the event that any Shareholder seeks a protective order or other appropriate remedy, (c) furnish only that portion of the Confidential Information which is legally required and (d) exercise its reasonable efforts to obtain reliable assurances that confidential treatment shall be accorded to the Confidential Information. The Shareholders hereby acknowledge that each of them may disclose any Confidential Information, to the extent strictly necessary and permitted by applicable Law, to any of their respective direct or indirect shareholder, employee, officer, attorney, consultant, financial advisor, accountant or other representative thereof, in compliance with the provisions of this Section 22.10. Notwithstanding the foregoing, with regard to the Company, any Shareholder may disclose certain financial information and other related records, pertinent corporate documents and documents relating to the business of the Company to the extent reasonably necessary, to any prospective purchaser of such Shareholder’s Shares, and to any employee, officer, attorney, consultant, financial advisor, accountant or other representative thereof, provided that such Shareholder shall cause the prospective purchaser and employee, officer, attorney, accountant or other representative to enter into a confidentiality agreement in compliance with the provisions of this Section 22.10. This Confidentiality Obligation shall survive for 5 (five) years after the termination of this Agreement.

22.11.    Any term hereof may only be amended with the written consent of all the Parties.

22.12.    CSN appoints itself and the JKTC Parties appoint BJIOC SPC as representative before the Company for the purposes of §10 of Article 118 of the Brazilian Corporation Law.

IN WITNESS WHEREOF, the Shareholders hereto, together with the Company, have caused this Agreement to be duly signed in three (3) counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement, binding upon the Shareholders and the Company and their respective heirs and successors in the presence of the two (2) witnesses below.

São Paulo, [·].

[the remainder of this page is intentionally left blank]

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Schedule I

List of dates which shall not be considered as a Business Day on 2015

(The Shareholders shall renew the list of dates which shall not be considered as a Business Day by exchanging the list of dates which shall not be considered as a Business Day in next year by no later than December 28th every year.)

SÃO PAULO

  January 1st, 2015 - New Year’s Holiday (national holiday)
  January 25th, 2015 - Anniversary of the city of São Paulo (municipal holiday)
  February 17th, 2015 - Carnival (optional day off for workers, not an official holiday)
  February 18th, 2015 - Ash Wednesday (optional day off for workers, not an official holiday)
  April 3rd, 2015 - Good Friday (national holiday)
  April 21st, 2015 - Day of Tiradentes (national holiday)
  May 1st, 2015 - Labor Day (national holiday)
  June 04th, 2015 - Corpus Christi (national holiday)
  July 9th, 2015 - Constitutional Revolution of 1932 (state holiday)
  September 7th, 2015 - Independence of Brazil (national holiday)
  October 12th, 2015 - Day of the Patroness of Brazil (Nossa Senhora Aparecida) (national holiday)
  October 28th, 2015 - Day of Government Employees (optional day off for workers)
  November 2nd, 2015 - All Soul’s Day (national holiday)
  November 15th, 2015 - Proclamation of the Republic (national holiday)
  November 20th, 2015 - Day for Black Awareness (municipal holiday)
  December 25th, 2015 - Christmas (national holiday)

NEW YORK

  January 1st - New Year's Holiday (national holiday)
  January 19th - Martin Luther King, Jr. Day (national holiday)
  February 16th - Washington’s Birthday (national holiday)
  May 25th - Memorial Day (national holiday)
  July 4th - Independence Day (national holiday)
  September 7th - Labor Day (national holiday)
  October 12th - Columbus Day (national holiday)
  November 11th - Veterans Day (national holiday)
  November 26th - Thanksgiving Day (national holiday)
  December 25th - Christmas Day (national holiday)

SEOUL

  Jan 1st - New Year's Day
  Feb 18th - Seollal Holiday Day 1
  Feb 19th - Thursday Seollal Holiday Day 2
  Feb 20th - Seollal Holiday Day 3
  Mar 1st - Independence Movement Day
  May 1st - Labor Day
  May 5th - Children's Day
  May 25th - Buddha's Birthday
  Jun 6th - Saturday Memorial Day
  Aug 15th - Liberation Day
  Sep 26th - Mid-Autumn Festival Day 1
  Sep 27th - Mid-Autumn Festival Day 2
  Sep 28th - Mid-Autumn Festival Day 3
  Sep 29th - Mid-Autumn Festival Day 4
  Oct 3rd - National Foundation Day
  Oct 9th - Hangeul Proclamation Day
  Dec 25th - Christmas Day

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TOKYO

  Jan 1st - New Year’s Day
  Jan 12th - Coming of Age Day
  Feb 11th - Foundation Day
  Apr 29th - Showa Day
  May 4th - Greenery Day
  May 5th - Children’s Day
  May 6th - Constitution Memorial Day
  Jul 20th - Marine Day
  Sep 21st - Respect-for-the-Aged Day
  Sep 22nd - Holiday by Law
  Sep 23rd - Autumnal Equinox Day
  Oct 12th - Health and Sports Day
  Nov 3rd - Culture Day
  Nov 23rd - Labor Thanksgiving Day
  Dec 23rd - The Emperor's Birthday

TEXT_SP/9195554v1/7474/36

SCHEDULE 2.3

Bylaws of the Company

Congonhas Minérios S.A.

NIRE: 31.300.025.144

CNPJ: 08.902.291/0001-15

Bylaws

Article I

Company Name, Registered Office, Purpose, and Duration

Section 1.                Congonhas Minérios S.A. (“Company”) is a corporation (sociedade anônima) governed by these Bylaws and the applicable legislation.

Section 2.                The purpose of the Company is (i) the exploitation of iron ore mining activities, in any part of Brazil or abroad, comprising the development of mineral deposits, research, extraction, sale of iron ore and byproducts derived from mining activities, beneficiation, industrialization, transportation, logistics, loading, rendering of mining services, import and export of iron ore, as well as the exploitation of any other directly or indirectly related activities; (ii) the exploitation of port transportation infrastructure; (iii) generation of energy to the extent that its primary purpose is for the iron ore mining activities of the Company; and (iv) hold interests in other companies  as partner, shareholder, quotaholder, consortium member, or otherwise to the extent that such companies have the corporate purpose compatible with this one.

Section 3.                The Company has its registered office in the city of Congonhas, State of Minas Gerais, and may, by resolution adopted by the Board of Officers, create, transfer, and close branches, agencies, warehouses, representation offices, and other establishments anywhere in Brazil or abroad.

Section 4.                The Company has an indefinite term of duration.

Article II

Capital and Shares

Section 5.                The capital of the Company, which is fully subscribed for [and paid in], is of R$ [●], divided into [●] common shares, all registered and without par value.

§1.              Each common share carries the right to one (1) vote at General Meetings of shareholders.

Section 6.                The Company may issue, without amendment to these Bylaws, up to [●] additional common shares, by means of resolution of the Board of Directors, subject to the provisions of this Section 6. The Board of Directors shall establish the price, term and the conditions for each such issuance.

§1.              The authorized corporate capital may be achieved by means of one or more issuance of shares, at the Board of Directors’ sole discretion.

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§2.              Shareholders have preemptive rights to take up new shares or securities convertible into shares, in proportion to the number of shares they own, pursuant to article 171 of Law 6.404/76.

Section 7.                Any shareholder that fails to make payment for subscribed shares on the terms and conditions set out in the subscription bulletin or the capital call shall automatically be in default, and shall be subject to (i) late-payment interest of 1% per month, counted from the first day of breach of the payment obligation, with indexation of that amount at the most frequent interval permitted by law; and (ii) a fine of 10% of the amount that has not been paid up.

Article III

General Meetings of Shareholders

(Assembleia Geral)

Section 8.                A General Meeting of shareholders shall be held, ordinarily, within the first four (4) months following the end of the fiscal year, to consider the matters set out in article 132 of Law 6,404/76 and, extraordinarily, when the Company’s interests, these Bylaws, and/or the law requires.

§1.              Subject to the provisions of the sole paragraph of article 123 of Law 6,404/76, General Meetings of shareholders shall be called by the Chairman of the Board of Directors. Regardless of the formalities for calling shareholders’ meetings, any meeting at which all shareholders are present shall be deemed to have been regularly called.

§2.              The General Meetings shall be chaired by the Chairman or, in his or her absence or impediment, by any member of the Board of Directors appointed by the Chairman or, in case the Chairman fails to do so, by any Board member appointed by shareholders representing, at least, the majority of the voting capital stock present at the General  Meeting of Shareholders. The secretary of the General Meetings of Shareholders shall be appointed by the person chairing the meeting.

§3.              Shareholders may be represented at General Meetings of Shareholders by proxies appointed in the manner provided for in article 126, paragraph 1 of Law 6,404/76, and the instruments which formalize such proxies shall be deposited in the Company’s headquarters at least twenty four (24) hours before the time scheduled for the General Meetings of shareholders.

Section 9.                Except when a higher voting percentage is required by Law 6,404/76 or by a Shareholders’ Agreement, resolutions at General Shareholders’ Meetings shall be approved by the affirmative vote of shareholders representing the majority of the shareholders present at the meeting. In either case, blank votes shall not be computed.

Article IV

Management

Section I

General provisions

Section 10.            The Company shall be managed by a Board of Directors (Conselho de Administração) and a Board of Officers (Diretoria). The members of the Board of Directors and of the Board of Officers shall take office upon execution of the respective terms of office in the relevant corporate book, remaining in office until the earliest of (i) the expiration of his/her term (provided that the Director or Officer will remain in office until the following elected Director or Officer is duly empowered), (ii) removal by the shareholders or by the Board of Directors, as applicable, as provided for in these By-laws or in  a Shareholders Agreement or (iii) his or her death, disability, retirement, resignation or removal.

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Section 11.            The annual compensation to be paid to the members of management shall be fixed by the shareholders in a General Meeting of shareholders, in a global or individual amount, at the General Meeting’s discretion.

§1.              When the compensation is fixed as a global amount, the Board of Directors shall be responsible for its allocation among its members and the members of the Board of Officers.

Section II

Board of Directors

(Conselho de Administração)

Section 12.            The Board of Directors is composed of up to seven (7) sitting members and a number of alternates not exceeding the number of sitting members, who may or may not reside in Brazil, and shall be elected by the shareholders in a General Meeting of shareholders for a term of two (2) years, subject to any Shareholders’ Agreement. Each Director shall have one vote in the meetings of the Board of Directors and may serve an unlimited number of consecutive terms.

Sole paragraph. At the first meeting of the Board of Directors following the election of its members, the Board of Directors shall appoint, by majority of votes, a Chairman of the Board of Directors from among its members. The Chairman of the Board of Directors shall have the casting vote.

Section 13.            Any Director who will be absent from a meeting may appoint, specifically and in writing, another member of the Board of Directors to represent him in such meeting.

Sole paragraph. If the position of a sitting member of the Board of Directors becomes vacant (as a result of resignation, removal, disability or any other event), the respective alternate shall automatically occupy the vacant seat. In case of resignation, replacement, permanent impairment or any other event that results in the vacancy of the alternate seat, the respective replacement shall be nominated pursuant to the Shareholders’ Agreement. If the majority of the positions on the Board of Directors becomes vacant, a General Meeting of shareholders shall be called to hold a new election.

Section 14.            The Board of Directors shall meet ordinarily every three (3) months at times and locations to be disclosed by its Chairman in the first month of every fiscal year. A reasonably detailed agenda (including a description on the matters, amounts and obligations involved) shall be supplied to each Director no less than twenty (20) days in advance of each meeting, together with the support material and documentation with respect to all agenda items, prepared both in Portuguese and in English.

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§1.              Extraordinarily, a special meeting may be convened by the Chairman (at the request of any Director) or by any Director if the Chairman does not respond to a Directors request within five (5) days and on the basis that the subject matter of the meeting is material to the Company and cannot wait for resolution at the next regularly scheduled meeting, by means of,  a  twenty (20) days prior written notice (or such shorter period consented to by all of the Directors) sent by mail, e-mail or other means of communication under which receipt may be acknowledged, containing the agenda for the meeting (including a description on the matters, amounts and obligations involved), times and location of the meeting. If the Chairman of the Board of Directors does not respond to the Director’s request within five (5) days, the Director may call a special meeting himself.

§2.              The quorum for holding meetings of the Board of Directors is the presence of a majority of the members then in office and shall observe the conditions provided in the Shareholders’ Agreement. Any Director who (i) is represented by his alternate or by another Director in the manner contemplated in Section 13 above; or (ii) participates in the meeting by conference call, videoconference, or other means of communication that ensures the genuineness of the vote or opinion of such Director, shall be deemed to be present at the meeting, provided that (a) a copy of the minutes of the meeting is signed and returned via e-mail by all the Directors to the Chairman of the Board of Directors within 2 Business Days from the date of the meeting and (b) the minutes of such meeting on the Company´s corporate book is signed as soon as practicable.

§3.              The meetings shall be conducted in English, or in Portuguese with simultaneous translation into English

§4.              Except when a higher voting percentage is required by Law 6,404/76 or by any Shareholders Agreement, resolutions at Board of Directors´ Meetings shall be approved by the affirmative vote of the majority of the Directors present at the meeting. In either case, blank votes shall not be computed. No resolution of the Board of Directors may be passed or discussed in respect of any matter not included in the agenda, unless all Directors are present and in unanimous agreement.

Section 15.            The Board of Directors may create strategic, consulting or executive committees, permanent or not, to analyze and give opinions on matters required by the Board of Directors. The members of such committees shall have expertise in the areas to be discussed by their committees, being elected by the Board of Directors.

Section 16.            In addition to the matters provided for in Law 6,404/76 and these By-laws, the performance of the following acts and conclusion of the following operations by the Company shall be conditioned upon the prior approval of the Board of Directors in a meeting specially called for this purpose:

(i)            to establish the general policy for the businesses of the Company, its wholly-owned subsidiaries and controlled companies;

(ii)          to approve the pluriannual budgets, expansion projects and investment programs, and to follow up on execution and performance thereof;

(iii)        to decide on capital increases within the limits of authorized capital;

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(iv)        to authorize trading by the Company of its own shares for maintenance in treasury for subsequent sale or cancellation;

(v)          to establish the terms and other conditions for the placement of debentures, including those convertible to shares, specifying the limit of the capital increase resulting from the conversion of the debentures and the type and class of shares to be issued, as well as determining the conditions stated in items VI to VIII of article 59 of Law 6,404/76 and the opportunity for issuance in other cases;

(vi)        to decide on the issuance by the Company of commercial papers, bonds, notes, and other securities intended to raise funds through primary or secondary distribution on the domestic or international capital markets;

(vii)      to establish criteria for the following acts by the Board of Officers, independently of prior authorization by the Board of Directors;

(a)      acquisition, disposal and encumbrance of any permanent asset;

(b)     conduction of any legal business by the Company, including financing and loans, including companies directly or indirectly controlled by the Company;

(c)      the constitution of any type of guarantee or encumbrance on any asset that is not part of the Company’s permanent assets, including for the benefit or in favor of third parties as long as the party is a subsidiary entity, subsidiary or affiliate of the Company;

(viii)    to decide on the operation or action constituting a transfer of the Company's funds to others, including employee associations, recreational assistance entities, pension funds, foundations and public corporations;

(ix)        to resolve on any acts involving transformation, consolidation, spin-off, merger or liquidation of companies in which the Company has corporate holding;

(x)          to decide on the establishment of subsidiaries by the Company and on the acquisition of shares, as well as on the Company's representation at the General Meetings and meetings of partners and on matters submitted to said meetings;

(xi)        to establish policies for taking up tax incentives;

(xii)      to establish the compensation, determine the duties, and approve the operational rules for any other committees that may be created;

(xiii)    to take any material decision involving (a) the mining rights, existing or future, pertaining to the Company (including the assignment of such rights), (b) pelletization plants and (c) any material real estate assets of the Company;

(xiv)    the entering into any material amendment to material agreements involving MRS or TECAR;

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(xv)      to settle any dispute or legal action of which the Company and/or those controlled by the Company are parties of and involve an amount higher than [*];

(xvi)    to resolve any omissions and perform other legal duties and prerogatives that do not conflict with those established in these bylaws, by law or in a Shareholders’ Agreement;

(xvii)  to resolve on any matters that go beyond the authority established for the Board of Officers.

Section III

Board of Officers

(Diretoria)

Section 17.            The Board of Officers shall be composed of at least two (2) and no more than [â—] Officers, all resident in Brazil, eligible for the position according to the applicable Law and with expertise in the related area, provided that one (1) member shall be the Chief Executive Officer and one (1) member shall be the [·].

§1.              The members of the Board of Officers shall hold office for a term of two (2) years and may serve an unlimited number of consecutive terms, provided that their terms shall be extendable until their respective substitutes are elected.

§2.              If a position in the Board of Officers becomes vacant (as a result of resignation, replacement, permanent impairment or any other event), the Board of Directors shall appoint the substitute, pursuant to any Shareholders’ Agreement.

Section 18.            The Officers are responsible for conducting the day-to-day management activities and operations of the Company, and shall exercise the powers conferred on them by the General Meeting of shareholders, the Board of Directors and these Bylaws to carry out the actions required for the proper operation of the Company.

Section 19.            The Chief Executive Officer shall have the following attributions:

(i)                 be the chairman of the Board of Officers’ meetings;

(ii)               exercise the executive office of the Company, coordinating and monitoring the activity of the other members of the Board of Officers, including with regards to the compliance of such Officers with the terms and conditions set forth by the Board of Directors and the General Meeting of shareholders;

(iii)             organize, coordinate and monitor the activities of the areas that are directly subordinated to it;

(iv)             assign to the members of the Board of Officers any activities or special tasks, notwithstanding those that are ordinarily within their powers, subject to the ratification by the Board of Directors; and

(v)               keep each member of the Board of Directors duly informed of the activities of the Company.

Section 20.            [·]  shall have the following attributions: [·]

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Section 21.            Subject to the exceptions provided for in these Bylaws, any act or legal transaction that may result in liability or obligation to third parties on the Company’s part, or in the release of liability or obligation owed by third parties to the Company, must be signed by (i) two Officers acting jointly; (ii) one Officer acting jointly with an attorney-in-fact appointed in accordance with §2 below; or (iii) two attorneys-in-fact appointed jointly in accordance with §2 below.

§1.              The Company may be represented by a single Officer in the following cases: (i) in dealings with federal, state, or municipal authorities, departments, or state-owned or mixed economy companies, including the Board of Trade, Labor Courts, INSS, FGTS and the corresponding collecting banks; (ii) before public entities that do not result in liability or obligation to third parties on the Company’s part, (iii) in endorsing instruments for purposes of collection or deposit in favor of the Company or to uphold the Company’s rights in any administrative proceedings of any nature, as well as for the fulfillment of any tax, labor or social security obligation; (iv) in the endorsement of titles for purposes of collecting payment or deposits in bank accounts held by the Company; (v) in representing the Company in General Meetings of shareholders or quotaholders or equivalent meeting of other companies, consortiums or entities in which the Company holds interest; (vi) in receiving judicial notifications and citations, and, whenever the Company has been properly summoned, in giving testimony before the courts, through the Chief Executive Officer or other Officer designated by the Board of Directors for that purpose, without power to confess; and (vii) in signing simple routine correspondence and acts.

§2.              The Company, acting through two of its Officers, may appoint attorneys-in-fact, by instrument specifying the purpose of the appointment, the powers granted, and the term of the appointment, which may not exceed one (1) year, except in the case of powers conferred ad judicia or to defend the Company’s interests in administrative proceedings, which may have an indefinite term.

Section 22.            The Board of Officers shall meet whenever convened by the Chief Executive Officer or any two (2) Officers, and its decisions shall be taken by a simple majority of votes, provided that a quorum is present of at least a majority of the elected members. In the event of draw, the matter to be resolved shall be submitted to the Board of Directors.

Sole paragraph. All resolutions by the Board of Officers shall be set out in minutes drawn up in the book of minutes of meetings of the Board of Officers and signed by the Officers present of the meeting, provided that copies of such minutes will be made available to the members of the Board of Directors upon request.

Section 23.            The Officers are expressly prohibited from performing, in the Company’s name, any act related to business or transactions that are foreign to the Company’s purposes.

Article V

Fiscal Council

Section 24.            The Company shall have a Fiscal Council, which shall not function on a permanent basis. When installed, the Fiscal Council shall be composed of three sitting and three alternate members appointed by the General Meeting of shareholders, who shall fix their compensation.

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Sole paragraph. Each term of the Fiscal Council shall end in the first General Meeting of shareholders held after its installation.

Article VI

Shareholders’ Agreements

Section 25.            The Company shall observe all the terms of any shareholders agreements filed at its headquarters (the “Shareholders’ Agreement”). The Company’s management shall refrain from registering transfers of shares made contrary to the provisions of such shareholders’ agreements, and the chairmen of General Meetings of shareholders and of meetings of the Board of Directors shall refrain from computing votes cast contrary to such agreements, and take the other measures contemplated in article 118, paragraphs 8 and 9 of Law 6,404/76. In case of any conflict between this Bylaws and a Shareholders’ Agreement, the provisions of the Shareholders’ Agreement shall prevail.

Article VII

Fiscal Year, Balance Sheets and Profits

Section 26.            The fiscal year begins on January 1st and ends on December 31st of each year. At the end of each fiscal year, the financial statements required under applicable law shall be drawn up on the basis of the Company’s commercial accounting records, after appreciation by the Board of Directors.

Section 27.            Of the annual accounting net profit adjusted in accordance with article 202 of Law 6,404/76 (“Adjusted Net Profit”):

(a)                a minimum mandatory dividend equivalent to [*] of the Adjusted Net Profit shall be paid to the shareholders;

(b)               an additional dividend equivalent to [*] of the Adjusted Net Profit shall be paid to the shareholders, except to the extent this amount is retained to fund a capital budget (orçamento de capital);

(c)                the balance not allocated to a capital budget shall be allocated to a statutory reserve for operations, projects and investments [with the objective of [â—] (“Investment Reserve”), unless otherwise approved by the shareholders, provided that in no event (i) such amount exceeds [*] of the Adjusted Net Profit and (ii) such statutory reserve exceeds [*] of the company´s stock capital; and

(d)               any remaining amount not allocated in accordance with this section shall be distributed to the shareholders as an additional dividend or interest on net equity (juros sobre o capital próprio).

§1.              Dividends that are not claimed within three years from the date of publication of the act that authorized their distribution shall revert to the Company.

§2.              In case the cash available for the distribution of dividends is not sufficient for full payment of such dividends in any given fiscal year, the unpaid portion of such applicable dividends shall be allocated to the unrealized profit reserve (reserva de lucros a realizar) and distributed as dividends to shareholders as soon as the Company finally realizes such profit, in accordance with Law 6.404/76.

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Section 28.            The Board of Directors may approve that balance sheets for half-years, quarters, or for shorter periods are drawn-up and declare dividends or interest on net equity (juros sobre o capital próprio) from the profit shown on such balance sheets, subject to the limits imposed by law, and may declare interim dividends from accumulated profits or profit reserves. Dividends and interest on net equity (juros sobre o capital próprio) so declared shall constitute an advance on the mandatory dividend.

Section 29.            By resolution adopted by the Board of Directors, the Company may credit or pay to shareholders interest on net equity (juros sobre o capital próprio), in the manner provided for by applicable law.

Article VIII

Dissolution, Liquidation, and Transformation

Section 30.            The Company will enter into dissolution, liquidation and extinction in the cases provided for by law, or by resolution adopted by the shareholders in a General Meeting.

§1.              The manner of liquidation shall be determined by the shareholders at a General Meeting, at which an Audit Committee shall be elected to operate during the period of liquidation.

§2.              The shareholders in a General Meeting shall appoint the liquidator, fix his compensation, and establish the directives for his work.

Section 31.            The Company may change its form of organization into any type provided for by law, by resolution approved by a majority of votes at a General Meetings of shareholders.

Article IX

Miscellaneous; Dispute Resolution

Section 32.            Any dispute, controversy or claim arising out of or relating to these Bylaws and/or to any document executed by any of the shareholders and/or by the Company ("Dispute") shall be solved by arbitration, in accordance with the following provisions:

§1.              The Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules") in force at the time of the request for arbitration.

§2.              The arbitration shall be conducted by 3 (three) arbitrators (“Arbitral Tribunal”), one nominated by the claimant, another one nominated by the respondent, and the two (2) party-appointed arbitrators shall designate a third arbitrator, who shall act as president of the Arbitral Tribunal, within 15 (fifteen) days after the confirmation of the later-appointed of these two arbitrators. In case there are multiple parties, whether as claimant or as respondent, the multiple claimants, jointly, and/or the multiple respondents, jointly, as the case may be, shall appoint one arbitrator.  If any of the three arbitrators is not nominated within the time prescribed in the ICC Rules or above, such arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce (the “ICC Court”).

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§3.              The arbitration shall be held in the City of São Paulo, Brazil, where the arbitral award shall be deemed rendered. The arbitration procedure shall be held in English and in accordance with Brazilian Law, but evidence may be produced by the parties in Portuguese without the need for translation. The Arbitral Tribunal shall not act as amiable compositeurs or decide the merits of the Dispute ex aequo et bono.

§4.              The Parties elect the courts of the City of São Paulo, State of São Paulo, exclusively for granting interim or conservatory measures before the constitution of the Arbitral Tribunal. Even in instances where a provisional judicial relief has been sought or obtained, the merits of the Dispute shall always be decided by the Arbitral Tribunal. For the avoidance of doubt, among the remedies that may be ordered or awarded by the Arbitral Tribunal is the remedy of specific performance of contractual obligations.

§5.              Except for attorney’s fees, which shall be borne individually by each of the parties to the arbitration, all expenses, costs and legal fees shall be borne by one or all parties as determined by the Arbitral Tribunal.

§6.              The parties shall keep the confidentiality of each and every information concerning the arbitration.

§7.              If one or more Disputes arise under these Bylaws and/or to any document executed by any of the shareholders and/or by the Company, then any or all such Disputes may be brought into a single arbitration. The ICC Court may, at the request of any of the parties, consolidate the arbitral proceeding with any other pending arbitral proceeding involving this Bylaws and/or any other document executed by any of the shareholders and/or by the Company. If one or more arbitrations are already pending with respect to a Dispute under any such agreement, then any party to a new dispute or any subsequently filed arbitration brought under any such document may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration.

§8.              The new dispute or subsequently filed arbitration shall be so consolidated, provided that the ICC Court determines that: (i) the new dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the prior pending arbitration; (ii) no party to the new dispute or prior pending arbitration would be prejudiced; and (iii) consolidation under these circumstances would not result in undue delay for the prior pending arbitration.

§9.              The consolidation order shall be final and binding upon all the parties involved in the consolidated proceedings. The arbitrations shall be consolidated into the arbitration that commenced first. Upon such an order of consolidation, the parties will promptly dismiss any arbitration proceeding, the subject of which has been consolidated into another arbitral proceeding.

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Schedule 6.3(a)

Material Amendments to the By-Laws

In addition to the matters described in the Section 6.3 of this Agreement, the following matters in the Company, or in any of its Subsidiaries (including TECAR SPC, exclusively with relation to items “a”, “c”, “h” and “j” below) shall require the affirmative vote of the JKTC Parties or of the Director appointed by the JKTC Parties, as applicable:

a.         material changes to the Company’s corporate purpose;

b.         the creation of new species or classes of shares;

c.         changes to the rights attributed to each specie or class of share;

d.         changes to the structure, and/or number of members, operation and the authority granted to the board of directors, if such changes violate JKTC Parties’ rights under this Agreement;

e.         changes to the authority granted to the shareholders meetings, if such changes violate JKTC Parties’ rights under this Agreement;

f.          changes to approval quorums of the shareholders meetings and board of directors meetings, if such changes violate JKTC’s rights under this Agreement;

g.         changes in the determination of the value to exercise the withdrawal right;

h.         the transformation into a different corporate type (ex. S.A. to Ltda.);

i.           changes to the form of dispute resolution; and

j.           any other changes to the by-laws that violate rights attributed to JKTC under this Agreement.

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Schedule 6.3(k)

List of Material Agreements

The amendments to the following agreements shall require the affirmative vote of JKTC or the Director appointed by JKTC at the Company or TECAR SPC, as applicable, only to the extent that such amendments are voluntary and cause or will cause, as determined at the time the relevant amendment is made, a Material Adverse Effect:

a.         [*];

b.        [*];

c.         [*]; and

d.        [*].

For purpose of this schedule, “Material Adverse Effect” shall mean any change or event, including but not limited to ordinary or extraordinary force majeure event, that is or will be, as determined at the time such change or event occurs, materially adverse to the financial, tax or accounting condition or results of operations of the Business of Namisa, the Company, their Subsidiaries and/or of the CSN Iron Ore Division, taken as a whole, other than any change or event relating to or arising out of: (i) general economic conditions (including changes or events in the financial, banking, currency and capital markets) in Brazil; (ii) conditions generally affecting the industries in which the Company, Namisa, their Subsidiaries and/or CSN Iron Ore Division operate; (iii) changes in applicable Law or in IFRS; or (iv) any actions taken, or failures to take action, or such other changes or events, in each case, to which JKTC Parties and/or CSN, as applicable, have expressly consented.

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SCHEDULE 6.5.1

PROCURAÇÃO	POWER OF ATTORNEY

Pelo presente instrumento particular de mandato, POSCO, sociedade organizada e existente segundo as leis da Coréia, com sede em 892 Daechi 4-dong Gangnam-gu, Seoul, 135-777, Coréia e China Steel Corporation, sociedade organizada e existente segundo as leis da China, com sede em 88 Chenggong, 2nd Roard, Qianzhen, Kaohsiung 80661, Taiwan, República da China (doravante referida como a “Outorgantes”), neste ato nomeiam e constituem irrevogavelmente [BJIOC SPC], sociedade organizada e existente segundo as leis da República Federativa do Brasil, com sede em [•] (doravante referido como “Outorgada”), como procuradora, para, em nome das Outorgantes e nos termos do Acordo de Acionistas da Congonhas Minérios S.A, sociedade anônima, com sede na cidade de Congonhas, Minas Gerais, na Estrada Casa de Pedra, sem número, parte, CEP : 36.415-000, inscrita no CNPJ/MF sob o nº 08.902.291/0001-15 (doravante referida como a “Sociedade”) celebrado em [•] (“Acordo de Acionistas”), praticar todos ou quaisquer dos seguintes atos:

By this Power of Attorney, POSCO, a company existing under the laws of Korea, with its head offices at 892 Daechi 4-dong Gangnam-gu, Seoul, 135-777, Korea and China Steel Corporation, a company existing under the laws of China, with its head offices at 88 Chenggong, 2nd Roard, Qianzhen, Kaohsiung 80661, Taiwan, Republic of China (hereinafter referred to as “Grantors”), hereby irrevocably appoint [BJIOC SPC], a corporation duly organized and existent under the laws of Federative Republic of Brazil, having its head offices at [•] (hereinafter referred to as “Grantee”), their attorney-in-fact, to act on their behalf in the terms of the Shareholders’ Agreement of Congonhas Minérios S.A, a Brazilian corporation with headquarters in the city of Congonhas, State of Minas Gerais, at Estrada Casa de Pedra, without number, part, CEP: 36.415-000, enrolled with Taxpayers Registry under No. 08.902.291/0001-15 (hereinafter referred to as “Company”) executed on [•] (“Shareholders’ Agreement”) and take any or all of the following actions:

1. comparecer e votar em nome das Outorgantes, tomando parte em assembleias gerais, ordinárias ou extraordinárias, incluindo Assembleia Especial de Preferencialista e em reuniões prévias da Sociedade, nos termos do Acordo de Acionistas;

1. attend and vote, in the name of the Grantors, and otherwise take part in any and all general meetings, whether ordinary or extraordinary, including special meetings of preferred shareholders (Assembléia Especial de Preferencialista) and the prior meetings held by or in connection with the Company, in the terms of the Shareholders’ Agreement;

2. em geral, praticar todos os demais atos que se fizerem necessários ao bom e fiel cumprimento do presente mandato, incluindo, mas não se limitando, a assinatura dos respectivos livros ou outros documentos como se as Outorgantes estivessem presentes e os tivesse praticado pessoalmente.

2. generally, do and execute all such other acts as may be necessary for the purposes aforesaid, including, but not limited to the execution of the relevant books or documents as if the Grantors were personally present and had done the same.

Esta procuração será válida pelo mesmo período de vigência do Acordo de Acionistas, nos termos do art. 118, §7º da Lei 6.404/76 .	This power-of-attorney shall remain valid for the same term of effectiveness of the Shareholders’ Agreement, pursuant to article 118, paragraph 7, of Law 6,404/76 .

Esta procuração é celebrada de maneira irrevogável e irretratável, sendo ineficaz a sua revogação pelos Outorgantes nos termos dos artigos 684 e seguintes do Código Civil brasileiro, por constituir condição de negócio conforme disposto no Acordo de Acionistas.

EM TESTEMUNHO DO QUE, as Outorgantes providenciaram para que seu representante devidamente autorizado assinasse esta Procuração, em [•] de [•] de 2015.

This power-of-attorney is irrevocable and irreversible, and its revocation by the Grantors shall be ineffective pursuant to articles 684 et seq of the Brazilian Civil Code, as it constitutes a condition of a transaction as provided for in the Shareholders Agreement.

IN WITNESS WHEREOF, the Grantors have caused their duly authorized representative to sign and execute this Power of Attorney on this [•]th day of [•], 2015.

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_________________________________

Por/By: [•]

Nome/Name:

Cargo/Title:

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SCHEDULE 6.6

JKTC Minimum Rights

1.      [*];

2.      [*]:

(i)        [*];

(ii)      [*];

(iii)    [*];

3.      [*];

4.      [*];

5.      [*].

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Schedule 14.1 - Expansion Property Rights

(i) Land acquired from Raul Andrade de Carvalho - Matrícula No. 920A.

(ii) Jardim Itaguaí (registered lands)

Qua	Lot	Cd	Data	Pág.	Ca Livro	Folha	Reg.	Matrícula
1	1	09	26/09/78	2	2G	0	R2	02194
1	2	09	19/09/78	2	2F	252	R2	02052
1	3	09	31/05/78	2	2J	0	R1	03226
1	4	09	08/06/78	2	2L	0	R1	03641
1	5	09	26/11/87	2	2AAR	30	R1	20389
1	6	09	13/06/78	2	2M	0	R1	04069
2	1	09	26/11/87	2	2AAR	3	R1	20390
2	2	09	26/11/87	2	2AAR	32	R1	20391
2	3	09	28/02/94	2	2-BI	103	R1	24939
2	4	09	28/02/94	2	2-BI	104	R1	24940
2	5	09	26/11/87	2	2AAR	46	R1	20405
2	6	09	26/11/87	2	2AAR	47	R1	20406
2	7	09	13/11/78	2	2S	0	R2	05903
2	8	09	13/06/78	2	2M	0	R1	04071
2	9	09	13/06/78	2	2M	0	R1	04072
2	10	09	05/02/87	2	2AAL	68	R1	18629
4	1	09	05/11/84	2	2AAD	0		16287
4	2	09	13/11/78	2	2S	0	R2	05905
4	3	09	27/06/95	2	2-BJ	47	R-1	25243
4	4	09	28/02/94	2	2-BI	105	R1	24941
4	5	09	21/09/98	2	2BM	286	01	26361
4	6	09	13/11/78	2	2S	0	R2	05906
4	7	09	26/11/87	2	2AAR	50	R1	20409
4	8	09	13/11/78	2	2P	0	R1	05049
4	9	09	13/11/78	2	2S	0	R2	05907
4	10	09	13/11/78	2	2P	0	R1	04845
4	11	09	13/11/78	2	2P	0	R1	04845
4	12	09	31/05/78	2	2J	0	R1	03233
4	13	09	31/05/78	2	2J	0	R1	03247
4	14	09	28/02/94	2	2-BI	106	R1	24942
5	1	09	26/11/97	2	2-BL	64	01	25846
5	2	09	02/04/98	2	2-BM	189	R-01	26269
5	2	09	18/03/98	2	2-BM	189	R-01	26269
5	3	09	19/10/95	3	2-BJ	111	R-1	25305
5	4	09	18/03/98	2	2-BM	190	R-01	26270
5	5	09	28/04/95	2	2-BI	316	R-1	25152
5	6	09	27/06/95	2	2-BJ	40	R-1	25236

5	7	09	13/06/78	2	2M	0	R1	04068
5	8	09	27/06/95	2	2-BJ	39	R-1	25235
5	9	09	26/09/78	2	2E	99	R2	01598
5	10	09	26/09/78	2	2E	98	R2	01597
5	11	09	13/11/78	2	2P	0	R1	05015
5	12	09	08/06/78	2	2L	0	R1	03643
5	13	09	13/06/78	2	2M	0	R1	04123
5	14	09	31/05/78	2	2J	0	R1	03216
5	15	09	13/06/78	2	2M	0	R1	04124
5	16	09	26/11/87	2	2AAR	38	R1	20397
5	17	09	04/03/99	2	2-BN	95	R-1	26454
5	18	09	26/11/97	2	2-BL	63	01	25845
5	19	09	26/11/87	2	2AAR	39	R1	20398
5	20	09	25/10/78	2	2E	0	R2	01756
5	21	09	05/06/78	2	2K	0	R1	03533
5	22	09	27/06/95	2	2-BJ	25	R-1	25221
5	23	09	13/11/78	2	2P	0	R1	04811
5	24	09	27/06/95	2	2-BJ	32	R-1	25228
5	25	09	05/02/87	2	2AAL	83	R1	18644
5	26	09	31/05/78	2	2J	0	R1	03202
5	27	09	08/05/97	1	2-BK	211	R-1.2	25701
5	28	09	31/05/78	2	2J	0	R1	03210
5	29	09	26/11/87	2	2AAR	40	R1	20399
5	30	09	26/11/87	2	2AAR	41	R1	20400
5	31	09	26/11/87	2	2AAR	51	R1	20410
5	32	09	26/11/87	2	2AAR	52	R1	20411
5	33	09	13/11/78	2	2P	0	R1	04804
5	34	09	27/11/88	2	2-A	43	R-3	523
5	35	09	27/06/95	2	2-BJ	42	R-1	25238
5	36	09	26/11/87	2	2AAR	42	R1	20401
5	37	09	27/06/95	2	2-BJ	35	R-1	25231
5	38	09	27/06/95	2	2-BJ	41	R-1	25237
5	39	09	31/05/78	2	2J	0	R1	03180
5	40	09	04/03/99	2	2-BN	92	R-1	26452
6	1	09	26/11/87	2	2AAR	43	R1	20402
6	2	09	05/02/87	2	2AAL	46	R1	18607
6	3	09	31/05/78	2	2J	0	R1	03194
6	4	09	18/12/97	2	2-A	135	2	435
6	5	09	26/09/78	2	2	87	R3	00087
6	6	09	26/09/78	2	2	196	R3	00196
6	7	09	26/09/78	2	2	87	R3	00087
6	8	09	26/11/87	2	2AAR	53	R1	20412
6	9	09	05/06/78	2	2K	0	R1	03303
6	10	09	19/09/78	2	2F	247	R2	02047
6	11	09	05/06/78	2	2K	0	R1	03304
6	12	09	05/06/78	2	2K	0	R1	03305
6	13	09	05/06/78	2	2K	0	R1	03548
6	14	09	05/06/78	2	2K	0	R1	03306
6	15	09	05/06/78	2	2K	0	R1	03549

6	16	09	31/05/78	2	2J	0	R1	03215
6	17	09	13/11/78	2	2P	0	R1	04881
6	18	09	05/06/78	2	2K	0	R1	03564
6	19	09	05/06/78	2	2K	0	R1	03550
6	20	09	08/09/81	2	2AM	0	R1A1	11589
6	21	09	31/05/78	2	2J	0	R1	03209
6	22	09	13/06/78	2	2M	0	R1	04135
6	23	09	05/02/87	2	2AAL	49	R1	18610
6	24	09	05/02/87	2	2AAL	50	R1	18611
6	25	09	13/11/78	2	2S	0	R2	05908
6	26	09	05/02/87	2	2AAL	51	R1	18612
6	27	09	27/06/95	2	2-BJ	49	R-1	25245
6	28	09	26/11/87	2	2AAR	54	R1	20413
6	29	09	13/11/78	2	2S	0	R2	05909
6	30	09	27/06/95	2	2-BJ	24	R-1	25220
6	31	09	16/02/96	2	2-BJ]	180	R-01	25373
6	32	09	05/02/87	2	2AAL	71	R1	18632
6	33	09	05/02/87	2	2AAL	79	R1	18640
6	34	09	13/11/78	2	2S	0	R2	05910
6	35	09	23/06/98	2	2-BM	225	01	26303
6	36	09	13/11/78	2	2S	0	R2	05911
6	37	09	26/11/87	2	2AAR	44	R1	20403
6	38	09	26/11/87	2	2AAR	55	R1	20414
6	39	09	26/11/87	2	2AAR	45	R1	20404
6	40	09	26/11/87	2	2AAR	93	R1	20452
7	1	09	27/06/95	2	2-BJ	44	R-1	25240
7	2	09	27/06/95	2	2-BJ	45	R-1	25241
7	3	09	27/06/95	2	2-BJ	23	R-1	25219
7	4	09	26/11/87	2	2AAR	56	R1	20415
7	5	09	26/11/87	2	2AAR	94	R1	20453
7	6	09	19/09/78	2	2F	248	R2	02048
7	7	09	28/04/95	2	2-BI	323	R-1	25159
7	8	09	28/04/95	2	2-BI	324	R-1	25160
7	9	09	08/09/81	2	2AM	0	R1A1	11578
7	10	09	27/06/95	2	2-BJ	46	R-1	25242
7	11	09	26/09/78	2	2G	0	R2	02143
7	12	09	26/11/87	2	2AAR	95	R1	20454
7	13	09	16/02/96	2	2-BJ	179	R-01	25372
7	14	09	31/05/78	2	2I	0	R1	03014
7	15	09	07/04/95	2	8-H	133	43	10994
7	16	09	08/06/78	2	2L	0	R1	03630
7	17	09	13/11/78	2	2S	0	R2	05911
7	18	09	31/05/78	2	2I	0	R1	03031
7	19	09	05/06/78	2	2K	0	R1	03307
7	20	09	31/05/78	2	2I	0	R1	03032
7	21	09	05/06/78	2	2K	0	R1	03308
7	22	09	26/11/87	2	2AAR	96	R1	20455
7	23	09	26/11/87	2	2AAR	57	R1	20416
7	24	09	05/02/87	2	2AAL	0	R1	18684

7	25	09	26/11/87	2	2AAR	58	R1	20417
7	26	09	26/11/87	2	2AAR	97	R1	20456
7	27	09	26/11/87	2	2AAR	59	R1	20418
7	28	09	26/11/87	2	2AAR	98	R1	20457
7	29	09	05/06/78	2	2K	0	R1	03309
7	30	09	31/05/78	2	2J	0	R1	03290
7	31	09	05/06/78	2	2K	0	R1	03310
7	32	09	31/05/78	2	2J	0	R1	03291
7	33	09	31/05/78	2	2J	0	R1	03199
7	34	09	31/05/78	2	2J	0	R1	03220
7	35	09	26/11/87	2	2AAR	99	R1	20458
7	36	09	31/05/78	2	2J	0	R1	03244
7	37	09	27/06/95	2	2-BJ	50	R-1	25246
7	38	09	26/11/87	2	2AAR	100	R1	20459
7	39	09	26/11/87	2	2AAR	101	R1	20460
7	40	09	26/11/87	2	2AAR	102	R1	20461
8	2	09	26/11/87	2	2AAR	103	R1	20462
8	4	09	08/05/97	1	2-BK	210	R-01	25700
8	6	09	26/11/87	2	2AAR	105	R1	20464
8	8	09	26/11/87	2	2AAR	106	R1	20465
8	10	09	19/09/78	2	2F	100	R2	01900
8	12	09	19/09/78	2	2F	101	R2	01901
8	14	09	26/11/87	2	2AAR	110	R1	20467
8	15	09	26/11/87	2	2AAR	111	R1	20470
8	16	09	05/02/87	2	2AAL	89	R1	18650
8	17	09	05/02/87	2	2AAL	107	R1	18668
8	18	09	05/02/87	2	2AAL	90	R1	18651
8	19	09	26/11/97	2	2-BL	62	01	25844
8	20	09	13/11/78	2	2P	0	R1	04887
8	21	09	26/11/87	2	2AAR	112	R1	20471
8	22	09	26/11/87	2	2AAR	60	R1	20419
8	23	09	26/11/87	2	2AAR	113	R1	20472
8	24	09	31/05/78	2	2J	0	R1	03191
8	25	09	31/05/78	2	2J	0	R1	03265
8	26	09	31/05/78	2	2J	0	R1	03266
8	27	09	31/10/94	1	2-BI	202	R-1	25038
8	28	09	31/05/78	2	2J	0	R1	03182
8	29	09	26/11/87	2	2AAR	114	R1	20473
8	30	09	13/11/78	2	2P	0	R1	04879
8	31	09	26/11/87	2	2AAR	115	R1	20474
8	32	09	26/09/78	2	2G	0	R2	02227
8	33	09	31/10/94	2	2-BI	200	1	25036
8	34	09	31/05/78	2	2J	0	R1	03221
8	35	09	31/10/94	2	2-BI	201	1	25037
8	36	09	13/11/78	2	2P	0	R1	04874
8	37	09	17/11/87	2	2AAQ	155	R1	20214
8	38	09	26/11/87	2	2AAR	116	R1	20475
8	39	09	05/02/87	2	2AAL	70	R1	18631
8	40	09	14/11/84	2	2AAD	0	R1	16263

13	1	09	31/05/78	2	2J	0	R1	03286
13	2	09	31/05/78	2	2J	0	R1	03287
13	3	09	31/05/78	2	2J	0	R1	03294
13	4	09	31/05/78	2	2J	0	R1	03295
13	5	09	31/05/78	2	2J	0	R1	03213
13	6	09	31/05/78	2	2J	0	R1	03185
13	7	09	26/11/87	2	2AAR	131	R1	20490
13	8	09	13/11/78	2	2P	0	R1	04882
14	1	09	26/11/87	2	2AAR	132	R1	20491
14	2	09	27/06/95	2	2-BJ	20	R-1	25216
14	3	09	26/11/87	2	2AAR	133	R1	20492
14	4	09	27/06/95	2	2-BJ	21	R-1	26217
14	5	09	05/02/87	2	2AAL	125	R1	18686
14	6	09	08/09/81	2	2AL	0	AV1R1	11432
14	7	09	26/11/87	2	2AAR	134	R1	20493
14	8	09	07/04/95	2	8-H	135	43	10991
14	9	09	26/11/87	2	2AAR	139	R1	20498
14	10	09	26/11/87	2	2AAR	142	R1	20501
14	11	09	26/11/87	2	2AAR	140	R1	20499
14	12	09	27/06/95	2	2-BJ	48	R-1	25244
14	13	09	26/11/87	2	2AAR	141	R1	20500
14	14	09	26/11/87	2	2AAR	143	R1	20502
14	15	09	26/11/87	2	2AAR	135		20494
14	16	09	26/11/87	2	2AAR	67	R1	20426
14	17	09	26/11/87	2	2AAR	136		20495
14	18	09	26/11/87	2	2AAR	144	R1	20503
14	19	09	26/11/87	2	2AAR	137		20496
14	20	09	26/11/87	2	2AAR	145		20504
14	21	09	26/11/87	2	2AAR	138		20497
14	22	09	26/11/97	2	2-BL	61	01	25843
14	23	09	31/05/78	2	2J	0	R1	03207
14	24	09	31/05/78	2	2J	0	R1	03242
14	25	09	31/05/78	2	2J	0	R1	03181
14	26	09	26/11/87	2	2AAR	146	R1	20505
14	27	09	13/11/78	2	2P	0	R1	04809
14	28	09	26/11/87	2	2AAR	147	R1	20506
14	29	09	05/06/78	2	2K	0	R1	03545
14	30	09	26/11/87	2	2AAR	148	R1	20507
14	31	09	05/06/78	2	2K	0	R1	03546
14	32	09	26/11/87	2	2AAR	149	R1	20508
14	33	09	05/02/87	2	2AAL	124	R1	18685
14	34	09	28/02/94	2	2-BI	107	R1	24943
14	35	09	26/11/87	2	2AAR	150	R1	20509
14	36	09	31/05/78	2	2J	0	R1	03228
14	37	09	28/02/94	2	2-BI	108	R1	24944
14	38	09	29/11/94	2	2-BI	228	1	25064
14	39	09	26/09/78	2	2	142	R3	00142
14	40	09	26/09/78	2	2	142	R3	00142
15	1	09	05/02/87	2	2AAL	127	R1	18688

15	2	09	26/11/97	2	2-BL	60	01	25842
15	3	09	26/11/87	2	2AAQ	192	R1	20251
15	4	09	28/02/94	2	2-BI	109	R1	24945
15	5	09	13/06/78	2	2M	0	R1	04138
15	6	09	26/11/87	2	2AAR	151	R1	20510
15	7	09	13/06/78	2	2M	0	R1	04139
15	8	09	26/09/78	2	2E	88	R2	01587
15	9	09	05/02/87	2	2AAL	106	R1	18667
15	10	09	31/05/78	2	2J	0	R1	03197
15	11	09	08/09/81	2	2AL	0	A1R1	11468
15	12	09	26/11/97	2	2-BL	58	01	25840
15	13	09	26/11/87	2	2AAR	152	R1	20511
15	14	09	26/11/97	2	2-BL	59	01	25841
15	15	09	26/11/87	2	2AAQ	193	R1	20252
15	16	09	05/02/87	2	2AAL	109		18670
15	17	09	26/09/78	2	2E	58	R2	01557
15	18	09	31/05/78	2	2J	0	R1	03195
15	19	09	05/02/87	2	2AAL	132	R1	18693
15	20	09	13/06/78	2	2M	0	R1	04084
15	21	09	05/02/87	2	2AAL	52	R1	18613
15	22	09	05/06/78	2	2K	0	R1	03565
15	23	09	05/02/87	2	2AAL	53	R1	18614
15	24	09	05/06/78	2	2K	0	R1	03566
15	25	09	26/11/87	2	2AAR	153	R1	20512
15	26	09	28/02/94	2	2-BI	110	R1	24946
15	27	09	13/06/78	2	2M	0	R1	04080
15	28	09	31/05/78	2	2J	0	R1	03246
15	29	09	31/05/78	2	2J	0	R1	03190
15	30	09	26/11/87	2	2AAR	154	R1	20513
15	31	09	26/11/87	2	2AAR	157	R1	20515
15	32	09	27/06/95	2	2-BJ	33	R-1	25229
15	33	09	13/11/78	2	2S	0	R2	05916
15	34	09	26/11/87	2	2AAR	160	R1	20517
15	35	09	26/11/87	2	2AAR	157	R1	20516
15	36	09	26/11/87	2	2AAR	155	R1	20514
15	37	09	31/05/78	2	2J	0	R1	03235
15	38	09	26/11/87	2	2AAR	161	R1	20518
15	39	09	05/02/87	2	2AAL	54	R1	18615
16	2	09	08/06/78	2	2L	0	R1	03628
16	4	09	26/11/87	2	2AAR	162	R1	20521
16	6	09	26/11/87	2	2AAR	163	R1	20522
16	8	09	26/11/87	2	2AAR	164	R1	20523
16	10	09	31/05/78	2	2J	0	R1	03198
16	12	09	31/05/78	2	2J	0	R1	03239
16	13	09	19/09/78	2	2F	28	R2	01828
16	14	09	26/11/87	2	2AAR	168	R1	20527
16	15	09	26/11/87	2	2AAR	170	R1	20529
16	16	09	26/11/87	2	2AAR	169	R1	20528
16	17	09	08/06/78	2	2L	0	R1	03644

16	18	09	08/06/78	2	2L	0	R1	03645
16	19	09	13/11/78	2	2R	0	R1	04821
16	20	09	13/11/78	2	2R	0	R1	04822
16	21	09	13/11/78	2	2R	0	R1	04823
16	22	09	13/11/78	2	2R	0	R1	04824
16	23	09	28/02/94	2	2-BI	111	R1	24947
16	24	09	26/11/87	2	2AAR	171	R1	20530
16	25	09	26/11/87	2	2AAR	173	R1	20532
16	26	09	26/11/87	2	2AAR	172	R1	20531
16	28	09	26/11/87	2	2AAR	175	R1	20534
16	29	09	26/11/97	2	2-BL	57	01	25834
16	30	09	07/04/95	2	8-H	193	I-43	10993
16	31	09	26/11/87	2	2AAR	174	R1	20533
16	32	09	07/04/95	2	8-H	193	I-43	10993
16	33	09	25/10/78	2	2E	0	R2	01716
16	34	09	13/11/78	2	2S	0	R2	05917
16	35	09	26/11/87	2	2AAR	176	R1	20535
16	36	09	08/06/78	2	2L	0	R1	03652
16	37	09	27/06/95	2	2-BJ	18	R-1	25214
16	38	09	26/11/87	2	2AAR	166	R1	20525
16	39	09	05/06/78	2	2K	0	R1	03547
16	40	09	28/02/94	2	2-BI	112	R1	24948
17	32	09	27/06/95	2	8H	193		10995
17	33	09	24/06/99	2	2-BN	176	R1	26523
17	34	09	31/05/78	2	2J	0	R1	03179
17	35	09	13/11/78	2	2P	0	R1	04870
17	36	09	13/11/78	2	2P	0	R1	04869
17	37	09	24/06/99	2	2-BN	177	R1	26524
17	38	09	13/06/78	2	2M	0	R1	04169
17	39	09	27/06/95	2	2-BJ	29	R-1	25225
17	40	09	05/06/78	2	2K	0	R1	03321
22	1	09	19/10/95	3	2-BJ	110	R-1	25304
22	2	09	27/06/95	2	2-BJ	31	R-1	25227
22	3	09	28/03/84	2	2AZ	18	AV1R1	14718
22	4	09	26/05/78	2	2I	0	R1	02775
22	5	09	25/10/78	2	2E	0	R2	01646
22	6	09	13/11/78	2	2P	0	R1	04815
22	7	09	25/10/78	2	2E	0	R2	01647
22	9	09	13/11/78	2	2P	0	R1	04913
22	10	09	05/02/87	2	2AAL	72	R1	18633
23	1	09	26/11/87	2	2AAR	70	R1	20429
23	2	09	28/04/95	2	2-BI	301	R-1	25137
23	3	09	13/05/78	2	2J	0	R1	03203
23	4	09	28/04/95	2	2-BI	302	R-1	25138
23	5	09	05/06/78	2	2K	0	R1	03354
23	6	09	28/04/95	2	2-BI	303	R-1	25139
23	7	09	05/06/78	2	2K	0	R1	03355
23	8	09	26/09/78	2	2E	101	R2	01600
23	9	09	08/09/81	2	2AN	0	A1R1	11467

23	10	09	26/09/78	2	2E	102	R2	01601
23	11	09	08/09/81	2	2AL	259	A1R1	11459
23	12	09	08/09/81	2	2AL	260	A1R1	11460
23	13	09	08/09/81	2	2AL	261	A1R1	11461
23	14	09	08/09/81	2	2AL	262	A1R1	11462
24	1	09	31/05/78	2	2J	0	R1	03219
24	2	09	26/11/87	2	2AAR	191	R1	20550
24	3	09	05/02/87	2	2AAL	86	R1	18647
24	4	09	05/02/87	2	2AAL	87	R1	18648
24	5	09	13/11/78	2	2T	0	R1	06139
24	6	09	08/09/81	2	2AL	251	A1R1	11451
24	7	09	05/06/76	2	2K	0	R1	03356
24	8	09	05/06/76	2	2K	0	R1	03357
24	9	09	13/06/76	2	2M	0	R1	04075
24	10	09	31/05/78	2	2J	0	R1	03204
24	11	09	19/10/95	3	2-BJ	109	R-1	25303
24	12	09	31/05/78	2	2J	0	R1	03211
24	13	09	28/03/84	2	2AZ	0	AV1R1	14717
24	14	09	28/02/94	2	2-BI	114	R1	24950
24	15	09	28/03/84	2	2AZ	0	AV1R1	14701
24	16	09	28/03/84	2	2AZ	0	AV1R1	14702
25	1	09	13/11/78	2	2P	0	R1	04888
25	2	09	31/05/78	2	2J	0	R1	03212
25	3	09	31/05/78	2	2J	0	R1	03206
25	4	09	31/05/78	2	2J	0	R1	03256
25	5	09	08/09/81	2	2AL	0	AV1R1	11447
25	6	09	31/05/78	2	2J	0	R1	03205
25	7	09	28/03/84	2	2AZ	0	AV1R1	14705
25	8	09	28/03/84	2	2AZ	0		14706
25	9	09	28/03/84	2	2AZ	0		14707
25	10	09	28/03/84	2	2AZ	0		14708
25	11	09	28/03/84	2	2AZ	0		14709
25	12	09	28/03/84	2	2AZ	0		14710
25	13	09	28/03/84	2	2AZ	0		14711
25	14	09	28/03/84	2	2AZ	0		14712
25	15	09	26/11/87	2	2AAR	71	R1	20430
25	16	09	26/11/87	2	2AAR	72	R1	20431
25	17	09	26/11/87	2	2AAR	73	R1	20432
25	18	09	28/03/84	2	2AZ	0	AV1R1	14713
26	1	09	19/09/78	2	2F	200	R2	02000
26	2	09	19/09/78	2	2F	201	R2	02001
26	3	09	19/09/78	2	2F	202	R2	02002
26	4	09	19/09/78	2	2F	203	R2	02003
26	5	09	19/09/78	2	2F	204	R2	02004
26	6	09	19/09/78	2	2F	205	R2	02005
26	7	09	19/09/78	2	2F	206	R2	02006
26	8	09	19/09/78	2	2F	207	R2	02007
26	9	09	19/09/78	2	2F	208	R2	02008
27	1	09	13/11/78	2	2S	0	R2	05921

27	2	09	13/11/78	2	2S	0	R2	05922
27	3	09	13/11/78	2	2S	0	R2	05923
27	4	09	13/11/78	2	2S	0	R2	05924
27	5	09	13/11/78	2	2S	0	R2	05925
27	6	09	13/11/78	2	2S	0	R2	05926
27	7	09	13/11/78	2	2S	0	R2	05927
27	8	09	13/11/78	2	2S	0	R2	05928
27	9	09	13/11/78	2	2S	0	R2	05929
27	10	09	13/11/78	2	2S	0	R2	05930
27	11	09	13/11/78	2	2S	0	R2	05931
27	12	09	13/11/78	2	2S	0	R2	05932
27	13	09	26/11/87	2	2AAR	192	R1	20551
27	14	09	05/02/87	2	2AAL	60	R1	18621
27	15	09	13/11/78	2	2S	0	R2	05933
27	16	09	13/11/78	2	2S	0	R2	05934
27	17	09	13/11/78	2	2S	0	R2	05935
27	18	09	13/11/78	2	2S	0	R2	05936
27	19	09	05/06/78	2	2K	0	R1	03362
27	20	09	13/11/78	2	2S	0	R2	05937
27	21	09	05/06/78	2	2K	0	R1	03363
27	22	09	26/11/87	2	2AAR	193	R1	20552
27	23	09	26/11/87	2	2AAR	194	R1	20553
27	24	09	13/11/78	2	2P	0	R1	04954
27	25	09	26/11/87	2	2AAR	195	R1	20554
27	26	09	26/11/87	2	2AAR	196	R1	20555
27	27	09	27/06/95	2	2-BJ	27	R-1	25223
27	28	09	05/02/87	2	2AAL	78	R1	18639
27	29	09	27/06/95	2	2-BJ	28	R-1	25224
27	30	09	26/11/87	2	2AAR	197	R1	20556
27	31	09	31/05/78	2	2J	0	R1	03201
27	32	09	31/05/78	2	2J	0	R1	03184
27	33	09	05/06/78	2	2K	0	R1	03360
27	34	09	05/06/78	2	2K	0	R1	03361
27	35	09	05/06/78	2	2K	0	R1	03358
27	36	09	05/06/78	2	2K	0	R1	03359
27	37	09	26/11/87	2	2AAR	74	R1	20433
27	38	09	28/02/94	2	2-BI	113	R1	24949
27	39	09	31/05/78	2	2J	0	R1	03175
27	40	09	31/05/78	2	2J	0	R1	03285
28	2	09	08/06/78	2	2L	0	R1	03654
28	4	09	08/06/78	2	2L	0	R1	03656
28	6	09	08/06/78	2	2L	0	R1	03658
28	8	09	08/06/78	2	2L	0	R1	03660
28	10	09	31/05/78	2	2J	0	R1	03249
28	11	09	31/05/78	2	2J	0	R1	03250
28	12	09	31/05/78	2	2J	0	R1	03251
28	13	09	31/05/78	2	2J	0	R1	03252
28	14	09	31/05/78	2	2J	0	R1	03253
28	15	09	31/05/78	2	2J	0	R1	03254

28	16	09	31/05/78	2	2J	0	R1	03255
28	17	09	26/11/87	2	2AAR	198	R1	20557
28	18	09	13/11/78	2	2S	0	R2	05938
28	19	09	26/11/87	2	2AAR	199	R1	20558
28	20	09	13/11/78	2	2S	0	R2	05939
28	21	09	26/11/87	2	2AAR	200	R1	20555
28	22	09	26/11/87	2	2AAR	75	R1	20434
28	23	09	26/11/87	2	2AAR	76	R1	20435
28	24	09	26/11/87	2	2AAR	77	R1	20436
28	25	09	17/06/78	2	2M	0	R1	04078
28	26	09	17/06/78	2	2M	0	R1	04079
28	27	09	13/06/78	2	2M	0	R1	04076
28	28	09	13/06/78	2	2M	0	R1	04077
28	29	09	27/06/95	2	2-BJ	36	R-1	25233
28	30	09	27/06/95	2	2-BJ	37	R-1	25232
28	31	09	31/05/78	2	2J	0	R1	03187
28	32	09	05/02/87	2	2AAL	67	R1	18628
28	33	09	13/11/78	2	2S	0	R1	05940
28	34	09	08/06/78	2	2L	0	R1	03629
28	35	09	25/10/78	2	2E	0	R2	01740
28	36	09	27/06/95	2	2-BJ	30	R-1	25226
28	37	09	25/10/78	2	2E	0	R2	01739
29	32	09	26/11/87	2	2AAR	204	R1	20563
29	33	09	26/11/87	2	2AAR	205	R1	20564
29	34	09	26/11/87	2	2AAR	206	R1	20565
29	35	09	26/11/87	2	2AAR	207	R1	20566
29	36	09	26/11/87	2	2AAR	208	R1	20567
29	37	09	26/11/87	2	2AAR	209	R1	20568
29	38	09	26/11/87	2	2AAR	210	R1	20569
29	39	09	26/11/87	2	2AAR	211	R1	20570
29	40	09	26/11/87	2	2C	203	R2	01103
37	23	09	13/11/78	2	2S	0	R2	05979
37	24	09	13/11/78	2	2S	0	R2	05980
37	25	09	13/11/78	2	2S	0	R2	05981
37	26	09	13/11/78	2	2S	0	R2	05982
38	28	09	26/11/87	2	2AAR	238	R1	0020597
38	30	09	05/02/87	2	2AAJ	263	R1	18224
46	1	09	26/11/87	2	2AAR	92	R1	20451
46	2	09	13/06/78	2	2M	0	R1	04083
46	3	09	05/02/87	2	2AAL	56	R1	18617
46	4	09	05/02/87	2	2AAL	57	R1	18618
46	5	09	26/11/87	2	2AAR	239	R1	20598
46	6	09	26/11/87	2	2AAR	240	R1	20599
46	7	09	05/02/87	2	2AAL	126	R1	18687
46	8	09	05/02/87	2	2AAL	47	R1	18608
46	9	09	26/11/87	2	2AAR	241	R1	20600
46	10	09	26/09/78	2	2E	44	R2	01543
46	11	09	27/06/95	2	2-BJ	43	R-1	25239
46	12	09	27/06/95	2	2-BJ	38	R-1	25234

47	1	09	05/06/78	2	2K	0	R1	03421
47	2	09	05/06/78	2	2K	0	R1	03422
47	3	09	05/06/78	2	2K	0	R1	03423
47	4	09	05/06/78	2	2K	0	R1	03424
47	5	09	05/06/78	2	2K	0	R1	03425
47	6	09	05/06/78	2	2K	0	R1	03426

(*iii*) São Campeiro Brisamar (registered lands)

Qua	Nro	CA	Livro	Folha	Reg.	Matrícula
84	18	3	2-H	217	01	2337
84	19	3	2-AF	112	01	9709
84	20	3	2-Y	236	01	7736
84	21	3	2-Y	237	01	7737
84	22	3	2-AA	262	01	8361
84	23	3	2-G	40	01	1860
84	24	3	2-H	212	01	2332
84	25	3	2-Y	238	01	7738
84	26	3	2-Y	239	01	7739
84	27	3	2-H	213	01	2333
84	28	3	2-G	41	01	1861
84	29	3	2-AA	263	01	8362
84	30	3	2-Y	240	01	7740
84	31	3	2-Y	241	01	7741
92	1	3	2AI	128	01	10610
92	2	3	2AI	129	01	10611
92	3	3	2AI	130	01	10612
92	4	3	2-AU	238	R-01	13970
92	5	3	2-AV	14	R-01	14045
92	6	3	2-AV	15	R-01	14046
92	8	3	2AG	68	01	9968
92	9	3	2AG	69	01	9969
92	10	3	2-AV	40	R-01	14071
92	11	3	2-AV	39	R-01	14070
92	12	3	2-AV	25	R-01	14056
92	13	3	2A	275	02	575
92	14	3	2-AV	44	R-01	14075
92	15	3	2AG	70	01	9970
93	9	3	2B	150	02	750
93	10	3	2B	151	02	751
93	11	3	2AG	194	01	9494
93	12	3	2D	219	01	1139
93	13	3	2AI	133	01	10615
93	14	3	2AI	134	01	10616
93	15	3	2F	79	01	1599
93	16	3	2F	80	01	1600
93	17	3	02	142	02	142

93	18	3	2AI	135	01	10617
93	19	3	2AF	241	01	9840
93	20	3	2E	299	01	1519
93	21	3	2E	81	01	1301
93	22	3	2I	3	01	2403
95	21	3	2D	190	01	1110
95	22	3	2AG	200	01	9500
95	23	3	2AJ	107	01	10886
95	24	3	2AJ	153	01	10932
95	25	3	2I	74	01	2474

LOTEAMENTO
SÃO CAMPEIRO DE BRISA MAR
4005.400
LOTEAMENTO JARDIM ITAGUAÍ
ESTOCAGEM - PHASE 84 MTPY
ÁREA = Aprox. 1.440.446,00 m²
CANAL DO MARTINS
ÁREA CSN
ADQUIRIDA DE
RAUL ANDRADE DE CARVALHO
MATRÍCULA Nº 920A
ALODIAL - 2.855.600 m²
TER. MARINHA/ACRESCIDO:702.649,94 m²
TOTAL: 3.558.249,94 m²
RIO DA GUARDA
CSN
ÁREA REMANESCENTE DO
DECRETO 76825/75
ÁREA: 679,95 ha

TRANSITIONAL AGREEMENT

Document Filed Separately

TEXT_SP/9283989v1/7474/36

Exhibit 2.1(vi)(a) – Specialized Firms

1.      PricewaterhouseCoopers

2.      Deloitte Touche Tohmatsu

3.      Ernst & Young

4.      KPMG

TEXT_SP  8936540v1  7474/38

Schedule 2.1(ix) – Pre-Money Equity Value – Subscription Bonus

Congonhas Minérios S.A.

CNPJ/MF No. 08.902.291/0001-15

NIRE 31300025144SUBSCRIPTION BONUS (BÔNUS DE SUBSCRIÇÃO)

Certificate No. 01/01

Issuer:

Congonhas Minérios S.A., a closely-held corporation (companhia fechada) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of Congonhas, State of Minas Gerais, at Estrada Casa de Pedra, without number, part, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 08.902.291/0001-15, having its corporate acts registered at the Board of Trade of Minas Gerais (JUCEMG) under NIRE number 31300025144, herein represented pursuant to its Bylaws (“Company”).

Holder:

Companhia Siderúrgica Nacional, a publicly-held corporation (companhia aberta) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 3400 – 20th floor, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 33.042.730/0001-04, herein represented pursuant to its by-laws (“Holder”).

1. Issuance and Object

1.1. This Subscription Bonus (as defined below) is issued pursuant to the resolution taken at the Company’s Extraordinary General Meeting held on [Drop Down Date] (“EGM”).

1.2. This Subscription Bonus is attributed to the Holder as an additional advantage for the subscription of shares by the Holder in the capital increase approved in the EGM.

1.3. This Subscription Bonus is issued in accordance with Section 2.1(ix) of the Investment Agreement entered into among the Holder, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, the Company and Nacional Minérios S.A. dated [Execution Date of the IA] (“Investment Agreement”). This Subscription Bonus is subject to the terms and conditions set forth herein as well as those set forth in the Investment Agreement. Capitalized terms used in this Subscription Bonus and not otherwise defined herein shall have the meaning ascribed to them in the Investment Agreement.

1.4. This title gives the Holder the right to subscribe for the quantity of common shares, registered and without par value, calculated pursuant to Section 3.1.1 below and shall be exercised through the presentation of this Certificate and payment of the issuance price for the underlying shares, in the terms and conditions set forth in this Subscription Bonus and in the Investment Agreement.

2. Company and Capital Stock

2.1. The Company was incorporated on [●], for an indefinite term, with head offices in the Municipality of Congonhas, State of Minas Gerais, at Estrada Casa de Pedra, without number, part.

TEXT_SP  8936541v1  7474/38

2.2. The capital stock of the Company, entirely subscribed and paid in, currently amounts to R$[●], divided into [●]  common shares, all registered, with no par value, as set forth by the By-laws amended and restated pursuant to the Extraordinary General Meeting held on [Drop Down Date].

2.3.  The Company is authorized to issue, without amendment to its Bylaws, up to [●] additional common shares, by means of resolution of the Board of Directors, regardless of statutory reform.

3. Exercise of Subscription Bonus

3.1. This Certificate corresponds to one subscription bonus (bônus de subscrição) issued by the Company, with the following characteristics (“Subscription Bonus”):

3.1.1. Number and Type of Shares: Subject to the provisions of Article VI of the Investment Agreement, this Subscription Bonus entitles the Holder to subscribe for a quantity of new common shares issued by the Company, without par value (“New Common Shares”), for the Exercise Term, calculated as follows:

(i)     Pre-Money Valuation. The quantity of New Common Shares shall depend on the Company’s pre money equity value related to the Liquidity Event (“Pre-Money Valuation”) subject to the provisions of the Investment Agreement. The Pre-Money Valuation shall be calculated in accordance with (i) the price per share agreed and issued for the Qualified Private Sale or the price per share set forth in the announcement of the beginning of the Qualified IPO (Anúncio de Início), as the case may be, and (ii) the total number of shares of the Company, excluding the shares to be issued by the Company for the Liquidity Event;

(ii)   Maximum Equity Value. If the Pre-Money Valuation is equal, in Brazilian reais, [*] or greater (“Maximum Equity Value”), the Pre-Money Valuation shall be deemed to be [*] for the purpose of the Liquidity Event Conversion;

(iii) Capital Increase prior to the Liquidity Event. In the event the Company’s capital stock has been increased before an occurrence of the Liquidity Event, the Minimum Equity Value and the Maximum Equity Value shall be increased by the same amount of the increased amount of the Company’s capital stock and, as a result, the new amounts calculated as set forth herein shall be considered as the Minimum Equity Value and the Maximum Equity Value.

(iv) Conversion Ratio. The number of New Common Shares in the Company that the Holder shall be entitled to receive as a result of the exercise of the Subscription Bonus shall vary linearly so that JKTC shareholding ratio in the Company shall be JKTC’s top shareholding position in case the Pre-Money Valuation of the Liquidity Event is the Minimum Equity Value (“JKTC Liquidity Event Top Shareholding Position”), and shall be JKTC bottom shareholding position in case the Pre-Money Valuation of the Liquidity Event is the Maximum Equity Value (“JKTC Liquidity Event Bottom Shareholding Position”). JKTC Parties’ top shareholding position, bottom shareholding position and final shareholding position shall be calculated as follows:

TEXT_SP  8936541v1  7474/38

JKTC Liquidity Event Top Shareholding Position = JKTC Top Shareholding Position Post Merger Sale of Shares

JKTC Liquidity Event Bottom Shareholding Position = JKTC Bottom Shareholding Position Post Merger Sale of Shares

JKTC Liquidity Event Final Shareholding Position = [*]

(v)   New Common Shares = [*]

3.1.2. Price and Payment: The issue price of the New Common Shares shall be ten thousand Brazilian Reais (R$10,000.00) for all New Common Shares issued by the Company as a consequence of the exercise of the Subscription Bonus, which shall be fully paid by the Holder.

3.1.3. Exercise Term: The Holder shall exercise the Subscription Bonus within seven (7) days from (i) the Liquidity Event, in case of an IPO; or (ii) the 7th day after JKTC has received evidence of the Qualified Private Sale in accordance with the Investment Agreement.

3.1.4. Dividends: Upon conversion of this Subscription Bonus, the underlying Shares shall be entitled to any dividends not yet declared to the shareholders.

3.1.5. Rights: The Shares shall grant to the Holder the same benefits and rights of the common shares existing on the date hereof.

4. Miscellaneous

4.1. Re-issue: In the event of loss, theft or destruction of this certificate, and after proof, by the Holder, of such loss, theft or destruction, the Company shall promptly cancel this certificate and immediately issue another, in the same terms and conditions, to replace it.

4.2. Notice: Except as otherwise provided, all notices and other communications required to be given under this Subscription Bonus shall be made in writing and sent to the addresses indicated in the preamble.

4.3. Governing Law: This Subscription Bonus, as well as all of its terms and conditions, shall be governed and construed in accordance with the laws of the Federative Republic of Brazil.

4.4. Dispute Resolution: Any disputes that may arise out of this Subscription Bonus shall be solved by arbitration pursuant to the provisions of Section 9.2 of the Investment Agreement.

The Company declares to have issued to the Holder one (1) Subscription Bonus issued in accordance with the Investment Agreement.

Congonhas, [Drop Down Date]. Congonhas Minérios S.A.

TEXT_SP  8936541v1  7474/38

Exhibit 2.1(x) – Transferred Employees

Procedures that shall be accomplished in order to transfer the Transferred Employees from CSN to Congonhas Minérios

A)  Procedures to be accomplished on the Drop Down Date:

(i)          CSN shall make an entry in each Transferred Employee’s Work and Social Security Card (Carteira de Trabalho e Previdência Social - “CTPS”) in the section entitled “General Annotations” (Anotações Gerais) and on the employee record (Ficha de Registro or “Record”) in the field entitled “Observations” (Observações), stating that the relevant Transferred Employees’s employment contract is assumed by Congonhas Minérios;

(ii)        CSN shall send an authenticated copy of the Records to Congonhas Minérios, and Congonhas Minérios shall attach the authenticated copies to its new Records, which shall contain a transcription of all the information contained on the former Record, with no change to the date in which each Transferred Employees was hired; and

(iii)      With respect to the Transferred Employees’ Severance Guarantee Fund (Fundo de Garantia do Tempo de Serviço –  FGTS) accounts and their Social Security (INSS) rights and contributions, when CSN completes the last FGTS deposit and Social Security Information form (Guia de Recolhimento do FGTS e Informações à Previdência Social –  GFIP), it shall enter the code “N2” in the field entitled “Movement” (Movimentação), which refers to “transfer of the employee to another company which assumes labour obligations and charges, without termination of the employment agreement”.

B)  Additional procedures to be accomplished after the Drop Down Date:

(i)          After the first FGTS deposit by Congonhas Minérios has been made, Congonhas Minérios shall complete and send to the Caixa Econômica Federal (the Federal Savings and Loan Bank) the form entitled “Application for Transfer of FGTS Accounts” (Pedido de Transferência de Contas Vinculadas do FGTS – PTC) to transfer the balance of the employee’s FGTS account with the former employer to the FGTS account opened by the new employer; and

(ii)        CSN and Congonhas Minérios shall record the “transfer of employees” in their “General Register of Employees and Former Employees (Cadastro Geral de Empregados e Desempregados – CAGED) and Annual Company Information Report (Relação Anual de Informações Sociais – RAIS). CSN records the transfer in the “Exit due to transfer” field (Saída por transferência) and Congonhas Minérios in the field entitled “Entry due to transfer” (Entrada por transferência).

EXHIBIT 2.1(xi) – CERTAIN TERMS AND CONDITIONS AGREED FOR THE CSN OFF-TAKE AGREEMENT

(a)               Duration of the CSN Off-Take Agreement: Unless earlier terminated in accordance with the terms of the CSN Off-Take Agreement, the CSN Off-Take Agreement shall be in full force and effect from the Drop Down Date for a period of 40 years and shall be automaticaly renewed for consecutive additional periods of 10 years. The terms and conditions of the CSN Off-Take Agreement shall be discussed for review in good faith by the parties every [*] years during the term thereof.

(b)               During the term of the contract, the Iron Ore Price from the Drop Down Date onwards shall reflect an incentive for long term contract in the amount of [*] on the FOT Train Loading Terminal price for a basic annual quantity of up to [*] tons.

(c)               Contractual Quantity: Up to [*] tons for each ore year (basic annual quantity).

(d)               The specifications of products to be delivered under the CSN Off-Take Agreement may be defined therein based on the execution and implementation of the Master Plan and in good faith negotiations between the parties thereto taking into consideration the discussions between such parties in the past.

(e)               Payment Terms and Condition: payment shall be made by means of a telegraphic transfer remittance of immediately available funds to a bank account designated by seller, up to the 15th day of the month following the month of issuance of the invoice.

(f)        The CSN Off-Take Agreement shall be executed on the Drop Down Date.

(g)        The FOT Train Loading Terminal price shall be calculated based on the formula below:

(i)        [*]

            (ii)       [*]

            (iii)      [*].

TEXT_SP  8936547v1  7474/38

EXHIBIT 2.1. (xii) – CERTAIN TERMS AND CONDITIONS AGREED FOR THE PORT SERVICES AGREEMENT

(a)               Parties: CSN and Congonhas Minérios.

(b)               Execution Date: The Port Services Agreement shall be executed on the Drop Down Date.

(c)               Duration: Unless earlier terminated in accordance with the terms of the Port Services Agreement, the Port Services Agreement shall be in full force and effect from the Drop Down Date until the termination of the TECAR Lease Agreement, as amended from time to time.

(d)               Purpose: provision of port services for the import of raw materials and general componentes (including, but not limited to, coke, coal and clinker).

(e)               Contractual Quantity: Up to [•] million tons for each year (basic annual quantity).

(f)                Payment Terms and Condition: payment shall be made by means of a telegraphic transfer remittance of immediately available funds to a bank account designated by Congonhas Minérios, up to the [15th ] day of the month following the month of issuance of the invoice.

(g)        Price: During the term of the Port Services Agreement, the price from the Drop Down Date onwards shall reflect the costs incurred by Congonhas Minérios [*] (as defined in this Investment Agreement) imposed on the provision of the services), with no additional sums, charges and/or fees of any nature payable for the services rendered. The price will be reviewed each year according to costs adjustments.

(h)       Access: CSN shall be entitled to the same level, timing and priority of services and access to the port facilities as that provided by Congonhas Minérios to other users of TECAR. Congonhas Minérios shall not unfairly discriminate against CSN by refusing to provide a service  or access to facilities at all, or on the same timely basis, as such service or access to TECAR´s facilities is provided to other users of TECAR.

(i)        Other services: At the request of CSN, Congonhas Minérios and CSN may negotiate in good faith the provision of any other port services not specifically mentioned herein to CSN. CSN acknowledges that Congonhas Minérios has no obligation whatsoever to provide any services to CSN other than those specifically determined as an obligation or responsibility of Congonhas Minérios under the Port Services Agreement. The terms and conditions determined herein shall not apply to such other services, except as otherwise agreed between CSN and Congonhas Minérios.

(j)        Applicable Law: Laws of Brazil.

(k)       Dispute Resolution: Arbitration, on the same terms of this Investment Agreement.

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Schedule 3.2 (viii)

Merger Sale of Shares – Payment Conditions

Pursuant to Section 3.2(viii) of the Investment Agreement, the JKTC Parties shall sell to CSN and CSN shall buy from the JKTC Parties, in the proportions indicated in the table below: (a) common shares representing [*] of Congonhas Minérios’s capital stock, based on an equity value of Congonhas Minérios of [*] and (b) the equivalent to the Incremental Equity Percentage, for [*], net of Brazilian Taxes, in accordance with Section 3.5 of the Investment Agreement.

JKTC Party	Sale Percentage – 1st Tranche	Sale Percentage – 2nd Tranche	Incremental Equity Percentage	Total Equity Percentage to be sold to CSN	Amount to be received by each JKTC Member
BJIOC	[*]	[*]	[*]	[*]	[*]
POSCO	[*]	[*]	[*]	[*]	[*]
CSC	[*]	[*]	[*]	[*]	[*]
Total:	[*]	[*]	[*]	[*]	[*]

All numbers and amounts contained in the table above are just for illustrative purposes and shall be confirmed before the Date of the Merger.

The payment due to each JKTC Party under the Merger Sale of Shares shall be made by CSN to the JKTC Parties’ bank accounts to be informed by them within 15 (fifteen) days before the Date of the Merger.

Capitalized terms used in this document and not otherwise defined herein shall have the meaning ascribed to them in the Investment Agreement.

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EXHIBIT 3.2(xi) – CERTAIN TERMS AND CONDITIONS AGREED FOR THE JKTC OFF-TAKE AGREEMENTS

(a)               Duration of the JKTC Off-Take Agreement: Unless earlier terminated in accordance with the terms of the JKTC Off-Take Agreements or due to the termination of the Shareholders’ Agreement, the JKTC Off-Take Agreements shall be in full force from the Date of the Merger for a period of 40 years and shall be automatically renewed in acordance with the terms of renewal of the Shareholder´s Agreement. The terms and conditions of the JKTC Off-Take Agreements shall be discussed for review in good faith by the parties every [*] years during the term thereof.

(b)               During the term of the contract, the Iron Ore Price from the Date of the Merger onwards shall reflect an incentive for long term contract in the amount of [*] on the FOB Itaguaí price for a basic annual quantity of up to [*] tons .

(c)               Contractual Quantity: Up to [*] tons for each ore year (basic annual quantity).

(d)               The specifications of products to be delivered under the JKTC Off-Take Agreements shall be defined therein based on the execution and implementation of the Master Plan and in good faith negotiations between the parties thereto taking into consideration the discussions between such parties in the past.

(e)               The JKTC Off-Take Agreements shall be executed on the Date of the Merger.

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Exhibit 3.2(xii) – Itochu Marketing Services Agreement

CONSULTING AGREEMENT

By this private instrument, on one side,

ITOCHU CORPORATION, a corporation duly incorporated and existing in accordance with the Laws of Japan, headquartered in Japan (hereinafter referred to as “ITOCHU”),

and, on the other,

[CONGONHAS MINÉRIOS], a corporation incorporated, organized and existing under the laws of Brazil, having its registered office at [•], enrolled with CNPJ/MF under No. [•] (hereinafter referred to as “NEWCO”)

(ITOCHU and NEWCO are also referred to individually as “Party” and, jointly, as “Parties”).

WHEREAS:

(A)       NEWCO is engaged in, among other activities, the exploitation of iron ore mining activities and associated port transportation infrastructure, in any part of Brazil or abroad, comprising the development of mineral deposits, research, extraction, sale of iron ore and byproducts derived from mining activities, beneficiation, industrialization, transportation, loading, rendering of mining services, import and export of iron ore, as well as the exploitation of any other directly or indirectly related activities, such as the purchase of iron ore;

(B)       ITOCHU is an indirect shareholder of NEWCO and a trading company with large experience in the sales of iron ore, including Chinese, Japanese, Indian and other Asian markets (“Relevant Markets”);

(C)       NEWCO is interested in increasing its sales of iron ore in the Relevant Markets and maintaining its competitiveness therein;

(D)       The Parties agree that ITOCHU has the required expertise to assist NEWCO for the purposes stated above and, therefore, NEWCO has decided to hire ITOCHU to provide certain marketing consulting services to NEWCO, and ITOCHU agreed to provide such services to NEWCO;

NOW, THEREFORE, the Parties resolve to enter into this Consulting Agreement (hereinafter referred to as the “Agreement”), which shall be governed by the following clauses and conditions:

CLAUSE ONE – SERVICES.

1.1       ITOCHU shall perform the marketing consulting services and deliver the work product as described in Exhibit A hereto (“Statement of Work”) to NEWCO. The Statement of Work may be updated and amended by the Parties from time to time upon written agreement.

1.2       ITOCHU shall perform the marketing consulting services and deliver the work product as specified in the Statement of Work (“Services”) in accordance with the terms and conditions of this Agreement, and in all cases in a prompt, diligent and workmanlike manner. From time to time the Parties shall mutually agree on time schedules, format of reports and other requirements applicable to specific Services.

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1.3.      ITOCHU shall provide the Services on a non-exclusive basis to NEWCO. For the avoidance of doubt, nothing herein shall prevent ITOCHU from providing similar or equal services to any third party during the Term hereof.

1.4.      ITOCHU shall provide the Services at ITOCHU’s locations or at other locations as agreed by the Parties.

CLAUSE TWO – COMPENSATION AND PAYMENT CONDITIONS.

2.1.      NEWCO shall pay to ITOCHU an [*] (“Fee”), net of any taxes, including new taxes that might be created after the date of this Agreement. The Fee shall be adjusted annually in accordance with US Producer Price Index. Subject to the foregoing, the Fee shall be paid by NEWCO as follows:

Term	Fee	Payment Date
January 1 ~ March 31	Fee: [*]	[*]
April 1 ~ June 30	Fee: [*]	[*]
July 1 ~ September 30	Fee: [*]	[*]
October 1 ~ December 31	Fee: [*]	[*]

2.2.      ITOCHU shall submit on a quarterly basis invoices for the Fee to NEWCO. Each invoice shall be submitted to NEWCO by [date] of each calendar quarter. Late payments shall be subject to 2% penalty plus interest rate of 1% per month applied on a pro rata basis.

CLAUSE THREE – TERM AND TERMINATION

3.1.      This Agreement shall be effective for an initial term of 15 (fifteen) years as from the date of execution hereof, starting on [date] and ending on [date] (“Initial Term”). At the end of the Initial Term, this Agreement shall be automatically renewed for successive periods of 5 (five) years (each a “Renewal Term” and collectively with the Initial Term the “Term”) on the sole condition that the Shareholders Agreement entered into by and among [●],[●],[●],[●],[●] and [●], dated [●] (“Shareholders Agreement”) is effective at the end of the then-current Renewal Term. The Parties acknowledge and agree that this Agreement may not be early terminated or not renewed except as otherwise expressly provided in Section 3.2 and in Section 3.3.

3.2.      The Parties acknowledge and agree that this Agreement may not be terminated by either Party in any event, except:

(i)         by mutual agreement of the Parties;

(ii)        by ITOCHU upon 90-days prior notice to NEWCO at any time;

(iii)       in case of force majeure or acts of God preventing the Parties from performing their obligations  hereunder on a definitive basis, pursuant to the concept of force majeure set forth in article 393 sole paragraph of the Brazilian Civil Code (“Force Majeure”), provided that the Parties shall, for at least 1 year after the occurrence of the relevant Force Majeure, make their commercially reasonable efforts to find an alternate way to continue performing the Parties’ obligations and the termination of this Agreement shall become effective only when (a) such Force Majeure continues despite the Parties’ effort for the foregoing period; (b) the Parties’ reasonable efforts are not sufficient to overcome the Force Majeure; and (c) either Party gives to the other Party a written notice of its intention to terminate this Agreement;

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(iv)       in case of bankruptcy, judicial or extrajudicial receivership, dissolution or judicial or extrajudicial winding up of any Party;

(v)        by NEWCO, in case of ITOCHU’s Material Breach of this Agreement (as defined below); or

(vi)       by ITOCHU, in case of NEWCO’s Material Breach of this Agreement (as defined below).

3.2.1    ITOCHU’s Material Breach shall be defined as any material failure by ITOCHU to perform the Services hereunder and any related obligations not cured by ITOCHU within 30-days from the date NEWCO delivers written notice to ITOCHU informing about the material failure and requesting ITOCHU to cure such failure.

3.2.2    NEWCO’s Material Breach shall be defined as any material failure by NEWCO to perform its obligations hereunder not cured by NEWCO within 30-days from the date ITOCHU delivers written notice to NEWCO informing about the material failure and requesting NEWCO to cure such failure. For the avoidance of doubt, the non-payment by NEWCO of the Fee as a result of a failure by ITOCHU to provide the Services shall not be considered as NEWCO´s Material Breach for purposes of this Agreement.

3.2.3    In the event of Force Majeure preventing the Parties from performing their obligations on a temporary basis, the performance of this Agreement and payment of the Fee shall be suspended for the duration of the Force Majeure event and the effects thereof. The Parties shall resume performance of this Agreement thereafter.

3.3.      This Agreement shall automatically terminate in the event of termination of the Shareholders Agreement, in which case this Agreement shall terminate within 90 (ninety) days from the date of termination of the Shareholders Agreement.

3.4.      If during the Term NEWCO commits a NEWCO´s Material Breach of this Agreement and ITOCHU decides to terminate it and, as a result of NEWCO´s Material Breach, ITOCHU stops providing Services to NEWCO hereunder, NEWCO agrees that it shall pay to ITOCHU as liquidated damages (multa compensatória):

(i)         if such termination occurs within the first [*] of the Initial Term, an amount corresponding to the Fees that ITOCHU would receive from the performance of this Agreement as if the Services were performed until the end of [*];

(ii)       if such termination occurs after the first [*] of the Initial Term, an amount corresponding to the Fees that ITOCHU would receive from the performance of this Agreement [*];

provided that, in the event of termination of the Shareholders Agreement following termination of this Agreement under Section 3.4, any amount of liquidated damages (multa compensatória) outstanding at the time of such termination will no longer be due by NEWCO to ITOCHU.  For the avoidance of doubt, no liquidated damages (multa compensatória) will be due by NEWCO to ITOCHU (i) in the event of termination of this Agreement under Section 3.2 (except as a result of NEWCO´s Material Breach in the event that ITOCHU decides to terminate this Agreement under Section 3.4), (ii) upon termination of the Shareholders Agreement following termination of this Agreement under Section 3.4 (except for installments due and payable before the date of termination of the Shareholders Agreement) or (iii) in the event of termination of this Agreement as a result of termination of the Shareholders Agreement.

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3.4.1    The amount due by NEWCO as liquidated damages (multa compensatória) under the terms of this Agreement shall be paid by NEWCO in equal annual installments payable on June 30 of each year. In the event that June 30 is not a Business Day, as defined in the Shareholders Agreement, then payment of such annual installment shall be deferred to the next Business Day.

3.4.2    Below is an example of liquidated damages (multa compensatória) calculation:

If NEWCO commits a Material Breach of this Agreement and ITOCHU decides to terminate it by the end of the [*] anniversary of this Agreement, NEWCO shall pay a penalty corresponding to [*] (adjusted as provided in Section 2.1) multiplied by [*]. The total amount due shall be paid by NEWCO in 5 years in equal annualinstallments. If the Shareholders Agreement is terminated following payment of any of the installments, the subsequent installments to be paid after termination of the Shareholders Agreement will no longer be due by NEWCO to ITOCHU.

            3.4.2.   The Parties acknowledge and agree that the amount established as liquidated damages above is a fair compensation to ITOCHU for the early termination of this Agreement due to the reason described in Section 3.4 above and duly reflects the Parties’ calculation of ITOCHU’s losses and damages resulting from termination hereof.

3.5.      In addition to the liquidated damages provided above (if applicable), in any event of termination of this Agreement, NEWCO shall pay to ITOCHU a pro rata portion of the Fee only to the extent of the Services provided preceding such termination.

CLAUSE FOUR – RELATIONSHIP OF THE PARTIES.

4.1       Independent Contractor.  ITOCHU is an independent contractor and is not an agent, a distributor or an employee of, and has no authority to bind NEWCO by contract, or to act on behalf of NEWCO or otherwise.  ITOCHU shall perform the Services under the general direction of NEWCO, but ITOCHU may determine, in its sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that ITOCHU will at all times comply with the Applicable Laws (as defined below).

CLAUSE FIVE – INTELLECTUAL PROPERTY RIGHTS.

5.1       Ownership of Intellectual Property Rights.  The Parties agree that all intellectual property rights, including all copyright rights, trade secret rights and any and all other proprietary rights (collectively, “Intellectual Property Rights”) resulting from the performance of the Services hereunder in relation to deliverables that will be created by ITOCHU shall be owned exclusively by ITOCHU.  ITOCHU hereby grants to NEWCO a limited, non-transferable, non-assignable and non-sub-licensable right to use such Intellectual Property Rights during the Term.

CLAUSE SIX – PARTIES’ REPRESENTATIONS AND WARRANTIES

6.1.      NEWCO warrants and represents to ITOCHU on this date, fully assuming responsibility for the correctness, accuracy, and completeness of such representations, that:

(a)       it is a corporation duly organized and validly existing under the laws of Brazil;

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(b)       it obtained all corporate authorizations required to enter into this Agreement and perform the obligations attributed to it hereunder;

(c)       this Agreement was duly and validly entered into by NEWCO and it represents a legal, valid, and binding obligation for NEWCO, enforceable in accordance with its terms;

(d)       it is not insolvent, under composition with creditors, in extrajudicial or judicial recuperation, or incapable of paying for its obligations, or had its bankruptcy decreed; and

(e)       neither the execution of this Agreement, nor the performance of the obligations provided for in this Agreement, and the compliance with the terms and conditions of this Agreement by NEWCO shall result in a breach, default or noncompliance of any provision of NEWCO’s bylaws.

6.2.      ITOCHU’s Representations. ITOCHU hereby represents to NEWCO on this date, fully assuming responsibility for the correctness, accuracy, and completeness of such representations, that:

(a)       it is a company duly organized and validly existing under the laws of Japan, and that it has full legal capacity to hold and operate its facilities and conduct its businesses as they are currently conducted, being duly capable to provide the Services hereunder;

(b)       it obtained all corporate or comparable authorizations required to enter into this Agreement and perform the obligations contained herein;

(c)       this Agreement was duly and validly entered into by ITOCHU and it is an ITOCHU’s legal, valid, and binding commitment, enforceable against it in accordance with its terms;

(d)       it is not insolvent, under composition with creditors, in extrajudicial or judicial recuperation, or incapable of paying for its obligations, or had its bankruptcy decreed;

(e)       neither the execution of this Agreement, nor the consummation of the businesses provided for in this Agreement, and the compliance with the terms and conditions of this Agreement by ITOCHU shall (i) result in a breach or default or noncompliance with any provision of ITOCHU’s bylaws; (ii) result in a breach or default or noncompliance with any provision of any agreement, deed or other instrument binding ITOCHU; or (iii) violate any provision of any agreement, deed or other instrument binding NEWCO; or (iii) violate any constitution, law, decree, regulation, rule, decision, sentence or judicial order, even though ora provisional remedy (hereinafter referred to as “Applicable Laws”), issued by any federal, state, municipal government, or governmental, regulatory, administrative, or tax authority, body or commission, or any court, tribunal or judicial or arbitration body (hereinafter referred to as “Governmental Authority”) ITOCHU is subject to, which can negatively affect or prevent the performance of its obligations hereunder;

(f)        it has complied with the Applicable Laws in connection with the provision of marketing consulting services, including, but not limited to, the laws related to tax, labor, and social security issues;

(g)       it obtained all licenses, concessions, and authorizations required for complying with its obligations hereunder;

(h)       there is no judicial, administrative, or arbitration action, proceeding or investigation, as the case may be, judicial decision, sentence or order, even though a provisional remedy, capable of preventing, limiting or affecting ITOCHU’s capacity of complying with its obligations hereunder;

(i)         it will perform the Services with due diligence, care and skill; and

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(j)         the Services provided by ITOCHU to NEWCO under this Agreement will not infringe or violate any Intellectual Property Rights or other right of any third party or any Applicable Laws related to the provision of marketing consulting services, including, but not limited to, the laws related to tax, labor, and social security issues.

CLAUSE SEVEN – PARTIES’ SPECIFIC OBLIGATIONS

7.1.      Without prejudice to the other obligations provided in this Agreement, ITOCHU shall:

(a)        provide all personnel deemed necessary (in the reasonable opinion of ITOCHU) for the performance of the Services;

(b)       ensure that ITOCHU´S personnel is suitably qualified to perform the Services in a due manner; and

(c)        ensure that all labor laws, regulations, standards and practices applicable to its personnel are complied with and that such personnel comply with all relevant rules and policies of NEWCO.

7.2       For the avoidance of doubt, no provision of the Services by ITOCHU or by any employee or former employee of ITOCHU shall require any person to become or be deemed to have become an employee of NEWCO.  All employees of ITOCHU engaged in the provision of the Services shall remain the employees of ITOCHU for the duration of this Agreement, subject always to ITOCHU’s right to terminate their employment.  ITOCHU shall be responsible for hiring its employees for the performance of the Services and for any obligations related to the hiring and compensation of those employees.

7.3       Without prejudice to the other obligations provided in this Agreement, NEWCO shall:

(a)        provide ITOCHU with reasonable cooperation to allow ITOCHU to perform the Services efficiently; and

(b)        provide invitation letters in case required by the relevant authorities to support ITOCHU´S requests to obtain visas and other permits needed by the employees to perform the Services hereunder.

CLAUSE EIGHT – LIMITATION OF LIABILITY

8.1.      Limitation of Liability.  In no event shall either Party be liable for any indirect damages (dano indireto) of any kind in connection with this Agreement or the performance of the Services, including lost profits, loss of clients, damages to the reputation and lost revenues.

8.2.      Exclusion of Warranties. To the maximum extent permitted by the Applicable Laws and except as otherwise provided in this Agreement, the Services will be provided "as is" without warranties, conditions, representations or guaranties of any kind (except those provided under Clause Six), including but not limited to, any implied warranties or conditions of merchantability, fitness for a particular purpose, accuracy of completeness of any information or advice provided by ITOCHU as part of the Services.

8.4.      Any advice or assistance given by ITOCHU as a result of the provision of the Services hereunder shall not be considered binding upon NEWCO, and the Parties expressly acknowledge and agree that NEWCO shall be obliged to take its own business decisions independently from ITOCHU’s advice and assistance. It is hereby understood and agreed that this Agreement does not create a fiduciary relationship between ITOCHU and NEWCO.

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CLAUSE NINE – GENERAL PROVISIONS

9.1.      The Parties acknowledge that this Agreement contains all of the requirements necessary for it to be considered an extrajudicial document valid for all legal purposes and effects.

9.2.      This Agreement reflects the Parties entire understanding with respect to its purpose, and supersedes all former agreements and understandings. Each Party acknowledges and confirms that it is not entering into this Agreement relying on any representation, warranty, or other commitment by the other Party not fully reflected in the provisions hereof. Notwithstanding, the Parties may meet from time to time to discuss operational matters related to the provision of the Services, and they may, if they understand so required and/or convenient, prepare operation and procedure manuals, among other documents suitable to record their understandings on such operational issues, provided, however, that they do so in a manner consistent with the terms and conditions set forth in this Agreement.

9.3.      Neither Party shall transfer or assign this Agreement or any of its rights or liabilities hereunder (whether partially or as a whole), without the other Party’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned, provided that ITOCHU may at any time assign this Agreement or delegate any part of the Services to any wholly owned subsidiary of ITOCHU. This Agreement shall be binding and beneficial to the Parties and the respective successors and allowed assignees thereof, and it shall be enforceable by the Parties and the respective successors and allowed assignees thereof.

9.3.1.   In addition to the provisions above, in the event of an assignment or transfer as set forth in Clause 9.3, the assigning or transferring Party shall (a) be sure that, as part of said assignment, the assignee accepts the assignment of all rights and liabilities of the assigning or transferring Party hereunder, (b) remain jointly liable with the assignee for all of its liabilities hereunder, and (c) be sure that, with respect to the performance of Services, the assignee will be able to perform the Services with the same level of diligence, care and skill that the assigning or transferring Party.

9.4.      This Agreement may only be altered or modified upon the Parties’ prior agreement, and the execution of an amendment signed thereby.

9.5.      Any omission or tolerance by the Parties as regards the requirement of the proper and timely compliance with the terms and conditions of this Agreement, whether specific or generic ones, or in the exercising of any prerogative arising out thereof, shall not give rise to any kind of waiver, relinquishment, or novation, or shall affect the right of either Party to so exercise them at any time whatsoever.

9.6.      In the event that any provision of this Agreement shall be considered invalid, illegal or unenforceable for any reason whatsoever, the validity, legality, and enforceability of the other provisions contained in this Agreement shall not, in any manner whatsoever, be affected or impaired, and shall remain in force. The Parties shall negotiate, in good faith, the substitution of any invalid, illegal, or unenforceable provisions for valid, legal, and enforceable ones the effects of which shall be as near as possible of the legal and economic effects intended by the provisions deemed invalid, illegal, or unenforceable.

9.7.      This Agreement does not create and does not intend to create any company, association, joint venture, cooperation, partnership, consortium, agency, and does not assign, or intend to create any relationship of principal and agent, commercial representation, business administration, or other comparable legal relationship as between the Parties, except for those expressly provided for in this Agreement and directly connected with the provision of the Services by ITOCHU to NEWCO.

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9.7.1.   The Parties hereby represent and agree that this Agreement does not create or impose any subordination between, on one side, ITOCHU, its partners, managers, employees or subcontractors and, on the other side, NEWCO. The Parties expressly agree that the relationship arising from this Agreement is not an employment relationship between, on one side, ITOCHU, its partners, managers, employees or subcontractors and, on the other side, NEWCO.

9.8.      Except for those provided herein, either Party is liable for its own costs and other expenses incurred or to be incurred as regards the execution and performance of this Agreement.

9.9.      The Parties agree that the provisions set forth hereunder, although due and ascertained pursuant to Applicable Laws, shall not constitute an appropriate or sufficient redress for default on the obligations set out in this Agreement, and any Party may claim in court the specific performance of the defaulted obligation, by means of a jurisdictional granting, under the terms of articles 461, 486, 632 of Federal Law No. 5,869/73, as amended (“Brazilian Civil Procedure Code”). This Agreement, which is signed by two witnesses, constitutes an extra-judicial execution instrument (“título executivo extra-judicial”) for all purposes and effects of article 585, item II of the Brazilian Civil Procedure Code.

9.10.    Each of the Parties hereby agrees that, during the term of this Agreement, it will not, directly or indirectly, solicit or offer employment to any employee of the other Party involved in the performance of this Agreement.

CLAUSE ELEVEN – CONFIDENTIALITY

11.1.    The Parties hereby undertake to keep confidential the terms and conditions of this Agreement and all information obtained as a consequence thereof for the time this Agreement remains effective, and for a term of one (1) year upon its termination, except for information that: (i) has been obtained from third parties who are not bound to a duty of confidentiality, (ii) is publicly available without violation of the obligations of confidentiality taken here, (iii) is already in the public domain at the time of its release, (iv) has been authorized to be disclosed by the other Party upon such Party´s prior and express consent; (v) is required to be disclosed by any Applicable Laws, upon determination of any Governmental Authority, in which hypothesis the disclosure shall be limited to the terms and conditions that shall be disclosed as a consequence of such determination, and provided that the Party subject to said determination makes its commercially reasonable effort to give prompt notice to the other Party, thereby giving the other Party the opportunity to limit or prevent the disclosure to the extent allowed by the Applicable Laws.  In addition, NEWCO shall be able to demand non-disclosure agreements for access to, or discussions of, any NEWCO’s internal information, as the case may be.

CLAUSE TWELVE – NOTICES

12.1.    All information, communications, requests, authorizations and consents to be transmitted or given by the Parties within the scope of this Agreement shall only be valid and effective if made in writing, by mail (certified or with return receipt requested) or fax (with evidence of transmission) addressed as follows (or in other manner to be after informed by one Party to the other):

(a) ITOCHU:

Address: [•]

Telephone: [•]

Fax: [•]

Att.: [•]

Copy to: [•]

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(b) NEWCO:

Address: [•]

Telephone: [•]

Fax: [•]

Att.: [•]

Copy to: [•]

CLAUSE THIRTEEN - APPLICABLE LAW

13.1.    This Agreement shall be governed by and construed in accordance with the laws of Brazil, without giving effect to principles of conflicts or choice of laws.

CLAUSE FOURTEEN – GOVERNING LAW AND DISPUTES RESOLUTION

14.1     This Agreement and the rights and obligations of the Parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the laws of Brazil.

14.2.        Any dispute, controversy or claim arising out of or relating to this Agreement ("Dispute") shall be solved by arbitration, in accordance with the following provisions:

14.2.1.  The Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules") in force at the time of the request for arbitration.

14.2.2.  The arbitration shall be conducted by 3 (three) arbitrators (“Arbitral Tribunal”), one nominated by the claimant, another one nominated by the respondent, and the two (2) party-appointed arbitrators shall designate a third arbitrator, who shall act as president of the Arbitral Tribunal, within 15 (fifteen) days after the confirmation of the later-appointed of these two arbitrators. In case there are multiple parties, whether as claimant or as respondent, the multiple claimants, jointly, and/or the multiple respondents, jointly, as the case may be, shall appoint one arbitrator. If any of the three arbitrators is not nominated within the time prescribed in the ICC Rules or above, such arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce (the "ICC Court").

14.2.3.  The arbitration shall be held in the City of São Paulo, State of São Paulo, Brazil, where the arbitral award shall be deemed rendered. The arbitration procedure shall be held in English and in accordance with Brazilian Law, but evidence may be produced by the parties in Portuguese without the need of translation. The Arbitral Tribunal shall not act as amiable compositeurs or decide the merits of the Dispute ex aequo et bono.

14.2.4.  The Parties elect the courts of the City of São Paulo, State of São Paulo, exclusively for granting interim or conservatory measures before the constitution of the Arbitral Tribunal. Even in instances where a provisional judicial relief has been sought or obtained, the merits of the Dispute shall always be decided by the Arbitral Tribunal. For the avoidance of doubt, among the remedies that may be ordered or awarded by the Arbitral Tribunal is the remedy of specific performance of contractual obligations.

14.2.5.  Except for attorney’s fees, which shall be borne individually by each of the parties to the arbitration, all expenses, costs and legal fees shall be borne by one or all parties as determined by the Arbitral Tribunal.

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14.2.6.  The Parties shall keep the confidentiality of each and every information concerning the arbitration.

[Signature Pages Follows]

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Exhibit A

Statement of Work

➢  Upon Newco’s request, ITOCHU will provide marketing consulting services to NEWCO, including:

a.       Support for off-take agreements with Japanese, Korean and Taiwanese steel mills, including, but not limited to:

•         Studies and proposals to develop these markets for the use of high Silica sinter feed produced and traded by NEWCO;

•         Studies and proposals to maintain volumes currently supplied to these markets; and

b.      Sales support to Chinese market, including, but not limited to:

•         Studies and proposals to maintain NEWCO´s competitiveness in China versus the increase of availability of Australian iron ore.

c.       Support NEWCO in the development of new markets (India and other Asian markets), including, but not limited to:

•         Studies and proposals on where NEWCO could gain additional competitiveness into new markets.

d.      Support in the development of strategy for CFR sales, including, but not limited to:

•         Studies and assistance of competitive freight for short-, mid- and long-term contracts.

➢  ITOCHU will provide market information

A) Timely Report:

ITOCHU will provide timely reports to Newco including, but not limited to, the information listed below:

Feedback on relevant technical meetings held between Itochu and JKTC, including technical information regarding the results of usage of NEWCO´s PF and the latest situation of JKTC steel mills with respect to investments for pellet plants or HPS;

B) Quarterly Report:

➢  ITOCHU will provide quarterly reports to Newco including, but not limited to, the information listed below:

a) Ocean freight market: periodical analyses of the short-, mid- and long-term freight markets (including, but not limited to, demand, supply, scrapping and market expectations);

b) Iron Ore Market: periodical analysis of the short-, mid- and long-term iron ore markets (including, but not limited to, volumes, pricing, and QP);

c) Crude Steel Production: periodical analysis of the short-, mid- and long-term production of crude steel (including, but not limited to, market trends, comments and data);

d) Market information on China, India, South Eastern Asia: feedback on relevant information related to the market (including, but not limited to, supply and demand of iron ore and ongoing new projects).

C) Annual Report:

Pellet Feed / Pellet market: long-term analyses of the development of these two markets worldwide (including, but not limited to, details of the production and use of these products in China).

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23769/00600/DOCS/2227055.2

From:     Brazil Japan Iron Ore Corporation

              Attn: Mr. Masayuki Yamamoto

              Attn: Mr. Keiji Nakamura

              POSCO

              Attn: Mr. Sung Wook Kang

              China Steel Corporation – CSC

              Attn: Mr. Huan-Jen Lian

Date:      November 21, 2014

To:         Companhia Siderúrgica Nacional – CSN

              Attn: Mr. Enéas Garcia Diniz

Re:        Side Letter - Equity Value of [*] under the Investment Agreement

Dear Sirs:

1.      We refer to the Investment Agreement entered into by and among Companhia Siderúrgica Nacional (“CSN”), Brazil Japan Iron Ore Corporation (“BJIOC”), Posco (“POSCO”), China Steel Corporation (“CSC”) (provided that BJIOC, POSCO and CSC are each individually referred to as “JKTC Party” and collectively referred to as “JKTC”), Congonhas Minérios S.A. (“Congonhas Minérios”) and Nacional Minérios S.A. (“Namisa”) on the date hereof (the “Investment Agreement”). Terms defined in the Investment Agreement are used with the same meaning in this letter.

2.      With respect to the subject matter above, JKTC would like to confirm with CSN that the following is the common understanding of JKTC and CSN: for the purposes of Sections 3.2.(viii) and 3.5 of the Investment Agreement, the value of [*] consists of (i) the fair market value of Congonhas Minérios, and (ii) the consideration for cooperation committed  by JKTC to proceed with the Merger and does not necessarily reflect the fair market value of the shares of Congonhas Minérios, which shall be calculated in appropriate method to comply with the accounting or legal treatment of the Merger and which may be higher or lower than said value [*].

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3.      This Side Letter shall only become effective upon the Board Approvals (as defined in the Investment Agreement), which shall take place on or before December 12, 2014. In case any of the Board Approvals are not obtained by December 12, 2014, this Agreement shall be automatically terminated, without producing any effect.

Sincerely,

              [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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Signature page of the Side Letter – Equity Value entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO and China Steel Corporation.

Companhia Siderúrgica Nacional

_________________________ By: Title:	_________________________ By: Title:

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Signature page of the Side Letter – Equity Value entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO and China Steel Corporation.

Brazil Japan Iron Ore Corporation

_________________________ By: Title:

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Signature page of the Side Letter – Equity Value entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO and China Steel Corporation.

POSCO

_________________________ By: Title:

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Signature page of the Side Letter – Equity Value entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO and China Steel Corporation.

China Steel Corporation

_________________________ By: Title:

TEXT_SP  8853458v1  7474/36

Signature page of the Side Letter – Equity Value entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO and China Steel Corporation.

Witnesses:

1.________________________ Name: ID Card:	2.________________________ Name: ID Card:

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